UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                             Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12

ON Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

onsemi™

onsemi.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The 2022 Annual Meeting of Stockholders of ON Semiconductor Corporation will be held at its principal executive office, located at 5005 East McDowell Road, Phoenix, Arizona 85008, on Thursday, May 26, 2022 at 8:00 a.m., local time, for the following purposes:

    Items of Business

To elect ten directors nominated by our Board of Directors	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022
To vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers	To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting

    Record Date

The Board of Directors of ON Semiconductor Corporation has fixed the close of business on March 29, 2022 as the record date for determination of stockholders entitled to notice of, and to vote at, the 2022 Annual Meeting of Stockholders or any adjournment or postponement thereof. For 10 days prior to the 2022 Annual Meeting of Stockholders, a list of stockholders entitled to vote at such meeting will be available for inspection in the office of the Law Department of ON Semiconductor Corporation, located at 5005 East McDowell Road, Phoenix, Arizona 85008, between the hours of 8:30 a.m. and 5:00 p.m., local time, each weekday. Such list will also be available at the 2022 Annual Meeting of Stockholders. Directions to the meeting location and related information may be found on our website at www.onsemi.com/annualmeeting.

    Proxy Voting

Your vote is very important to us. We are providing access to our proxy materials online under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, instead of mailing a paper copy of this proxy statement and our 2021 annual report to stockholders, we are mailing a notice to many of our stockholders that contains instructions on how to access documents online and how stockholders can receive a paper copy of our materials, including this proxy statement, our 2021 annual report to stockholders and a proxy card. Those stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of our proxy materials, will receive a paper copy of our proxy materials by mail unless they have previously requested delivery of such materials electronically.

Sincerely yours,

Hassane El-Khoury

President and Chief Executive Officer

April 6, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 26, 2022.

The Company’s proxy statement for the 2022 Annual Meeting of Stockholders, its annual report to stockholders for the fiscal year ended December 31, 2021 and the proxy card are available at

www.onsemi.com/annualdocs.

PROXY STATEMENT	1

2022 Annual Meeting of Stockholders	1

Proxy Materials Are Available on the Internet	1

Voting Your Shares	1

Proof of Ownership Required for Attending Meeting in Person	2

Proposals and Board Recommendations	2

Record Date and Quorum	3

Required Vote	3

Revocation of Proxies	3

MANAGEMENT PROPOSALS	4

Proposal No. 1: Election of Directors	4

Director Nominees	4

Proposal No. 2: Advisory (Non-Binding) Resolution to Approve Named Executive Officer Compensation	10

Proposal No. 3: Ratification of Selection of Independent Registered Public Accounting Firm	11

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	13

Board Diversity	13

Considerations for Independence Determinations	14

Committees of the Board	16

2021 Compensation of Directors	20

Majority Voting for Directors	21

Other Board Matters	22

Corporate Governance Principles	24

Ethics and Compliance Program	26

Code of Business Conduct	28

Legal Compliance	29

COMPENSATION DISCUSSION AND ANALYSIS	30

COMPENSATION COMMITTEE REPORT	48

COMPENSATION OF EXECUTIVE OFFICERS	49

Summary Compensation Table	49

Grants of Plan-Based Awards in 2021	51

2021, 2020 and 2019 Awards of Equity	52

Other Material Factors — Summary Compensation Table and Grants of Plan-Based Awards in 2021 Table	56

Outstanding Equity Awards at Fiscal Year-End 2021	56

2021 Option Exercises and Stock Vested	57

Employment, Severance and Change in Control Arrangements	57

Potential Payments Upon Termination of Employment or Change in Control	60

ONSEMI 2021 PAY RATIO DISCLOSURE	67

HEDGING RESTRICTIONS	68

HUMAN CAPITAL AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	68

AUDIT COMMITTEE REPORT	69

PRINCIPAL STOCKHOLDERS	70

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS	71

SHARE-BASED COMPENSATION PLAN INFORMATION	72

RELATED PARTY TRANSACTIONS	72

MISCELLANEOUS INFORMATION	72

Solicitation of Proxies	72

Annual Report/Form 10-K	73

Stockholders Sharing the Same Address	73

Other Business	73

Stockholder Communications with the Board of Directors	73

Stockholder Nominations and Proposals	73

onsemi 2022 Proxy Statement     i

5005 East McDowell Road

Phoenix, Arizona 85008

PROXY STATEMENT

This proxy statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of ON Semiconductor Corporation (“we,” “onsemi” or the “Company”) of proxies to be used at our 2022 Annual Meeting of Stockholders and at any adjournment or postponement thereof (the “Annual Meeting”).

2022 Annual Meeting of Stockholders

Date and Time: Thursday, May 26, 2022, at 8:00 a.m., local time

Location: 5005 East McDowell Road, Phoenix, Arizona 85008

Record Date: The Board of Directors has fixed the close of business on March 29, 2022 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”).

Proxy Materials Are Available on the Internet

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the internet instead of mailing printed copies of those materials to each stockholder. Unless you elected to receive printed copies of our proxy materials in prior years, you will receive a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) by mail, or if you so elected, by electronic mail. The Internet Notice will tell you how to access and review our proxy materials and how to vote your shares after you have reviewed our proxy materials. If you received the Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Internet Notice. The Internet Notice is first being sent, and the proxy statement and form of proxy card relating to the Annual Meeting are first being made available, to stockholders on or about April 6, 2022.

As onsemi is committed to creating a cleaner, smarter world, we would like to emphasize that stockholders may elect to receive proxy materials, annual reports and other stockholder communications via electronic mail (“e-Delivery”). Not only is this a way to mitigate the natural resource consumption, paper waste and cost associated with the printing and mailing of such materials and the Internet Notice, but it also will allow stockholders to receive such items sooner than via regular mail. If you are interested in signing up for e-Delivery, please follow the instructions contained in the Internet Notice.

Voting Your Shares

Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares as more fully described below and in the proxy card.

onsemi 2022 Proxy Statement     1

Proxy Statement

If you are the “record holder” of your shares, meaning that you hold the shares in your own name and not through a bank or brokerage firm (each, a “Broker”), you may vote in one of the following four ways:

Vote by internet.	Vote by telephone.	Vote by mail.	Vote in person.
The website address for internet voting is on your proxy card and in the Internet Notice. Internet voting is available 24 hours a day.	The toll-free number for telephone voting is on your proxy card and in the Internet Notice. Telephone voting is available 24 hours a day.	Mark, date, sign and promptly mail the proxy card. If you are receiving our proxy materials and proxy card by mail, you will also receive a postage-paid envelope for mailing in the United States.	You may vote in person if you or your validly designated proxy attend the Annual Meeting.

If the shares you own are held in “street name” by a Broker, then your Broker, as the record owner, will vote your shares according to your instructions. You will need to follow the directions your Broker provides you. Each share held by you is entitled to one vote.

Proof of Ownership Required for Attending Meeting in Person

You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. To be admitted to the Annual Meeting, we may, in our sole discretion, require you to present any one or more of the following documents as proof of ownership of onsemi stock on the Record Date and authority to vote the shares:

•	a brokerage statement or letter from a Broker indicating ownership on the Record Date;
•	the Internet Notice;
•	a printout of the proxy distribution email (if you received your materials electronically);
•	a proxy card;
•	a legal proxy provided by your Broker or nominee; and/or
•	a form of photo identification, such as a driver’s license.

We reserve the right not to admit anyone who refuses to provide the applicable documents set forth above.

Proposals and Board Recommendations

All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted according to the Board’s recommendations below:

	Proposal	Board Recommendation

1.	Election of ten directors of the Company, each for a one-year term expiring at the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until the earlier time of their death, resignation or removal	FOR

2.	Advisory (non-binding) resolution to approve the compensation of our named executive officers	FOR

3.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022	FOR

We are not aware of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxies.

2     onsemi 2022 Proxy Statement

Proxy Statement

Record Date and Quorum

As of the Record Date, there were 434,356,597 shares of our common stock outstanding and entitled to vote at the Annual Meeting. The presence, in person or by proxy, of holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and Broker non-votes are included in determining whether a quorum has been met for the Annual Meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained.

Required Vote

With respect to Proposal No. 1 (Election of Directors), each of the members of the Board (collectively, the “Directors,” and individually, a “Director”) standing for election at the Annual Meeting must be elected by a majority of the votes cast by holders of shares entitled to vote at the Annual Meeting with respect to such Director’s election, meaning that the number of votes cast “FOR” such Director must exceed the number of votes cast “AGAINST” that Director.

With respect to Proposal No. 2 (Advisory (Non-Binding) Resolution to Approve Named Executive Officer Compensation) and Proposal No. 3 (Ratification of Selection of Independent Registered Public Accounting Firm), in order for each proposal to be approved, it must receive a “FOR” vote from a majority of the votes cast by the holders of shares entitled to vote at the Annual Meeting.

Abstentions and Broker non-votes are not treated as votes cast and, therefore, will have no effect on the outcomes of any of the proposals. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Under applicable SEC and stock exchange rules, Brokers have discretionary power to vote your shares with respect to “routine” matters but they do not have discretionary power to vote your shares on “non-routine” matters.

Notably, Proposals No. 1 and 2 are considered “non-routine” matters and, as a result, your Broker is NOT able to vote on your behalf with respect to Proposals No. 1 or 2 without specific voting instructions from you. Accordingly, if your shares are held in “street name” and you cannot attend the Annual Meeting in person, we encourage you to vote your shares on all proposals by promptly instructing your Broker as to how to vote on these matters so that your shares will be voted at the Annual Meeting.

No dissenters’ rights are provided under the Delaware General Corporation Law, our charter or our bylaws with respect to any of the proposals described in this proxy statement.

Revocation of Proxies

You may revoke your proxy at any time before it is voted by attending the Annual Meeting and voting in person or by submitting a written notice of revocation or a properly executed proxy bearing a later date to our Secretary at our principal executive office, located at 5005 East McDowell Road, Phoenix, Arizona 85008.

onsemi 2022 Proxy Statement     3

MANAGEMENT PROPOSALS

Proposal No. 1: Election of Directors

The Board routinely assesses its size and composition and the skillsets of each Director to ensure an appropriate diversity of perspectives, viewpoints, backgrounds and skills in light of the Company’s current and future business objectives and the evolving nature of the Company’s product offerings and technology in the highly competitive semiconductor industry. Each Director stands for election annually. Once elected, Directors hold office until their terms expire at the next annual meeting of stockholders and until their successors are duly elected and qualified, or until the earlier of their death, resignation or removal. Each nominee for Director will be nominated at the Annual Meeting to serve for a term expiring at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), and each of the nominees has agreed to serve as a Director if elected by the stockholders.

Director Nominees

Each nominee for Director, other than Mr. El-Khoury, has been determined to be “independent,” as that term is defined under applicable rules and regulations of the SEC and The Nasdaq Global Select Market LLC (“Nasdaq”). For an overview of committee membership, please see the “The Board of Directors and Corporate Governance – Committees of the Board” section of this proxy statement. The following is a summary of certain aggregated characteristics and qualities of our Board:

Age Distribution	Gender	Tenure	Geography/International

The Board is committed to balancing the age and experience of its members. All Directors are below the mandatory retirement age of 75.	There are eight men and two women on the Board.	The tenure of the Board demonstrates the Board’s commitment to balancing experience and refreshment.	All nominees for Director have international experience, and two are based outside of the United States.

Set forth below is additional information concerning the nominees for Director. In addition to the specific qualifications described below, we believe that each Director has the business acumen and sound judgment required for the proper functioning of our Board and the integrity, honesty and adherence to high ethical standards necessary to set the “tone at the top” for our Company. Most of our Directors also have significant experience on other public company boards of directors that broadens their knowledge of board processes, issues and solutions.

	Semiconductor	Public Company Management	International

	Manufacturing	Finance	Compliance

Relevant Skills and Qualifications	Marketing	Mergers and Acquisitions	Government Relations

	Environmental, Social and Governance (“ESG”)	Sustainability/Climate	Information Security

4     onsemi 2022 Proxy Statement

Management Proposals

ATSUSHI ABE Age 68 Director since 2011 Other Current and Former Boards: ◾ Fujitsu Ltd. ◾ Binfinity AG

Career Highlights

∎  Sangyo Sosei Advisory Inc. (a technology, media and telecommunication industry-focused mergers and acquisitions advisory firm), 2009 – Present

—  Senior Advisor

—  Managing Partner

∎  Unitas Capital, 2004 – 2009

—  Partner

Relevant Skills and Qualifications

∎  Extensive experience in the investment banking and private equity industry, particularly in the area of technology, and familiarity with businesses throughout Asia, including Japan

∎  Experience in mergers and acquisitions as well as in capital markets transactions, financial transactions and negotiations

ALAN CAMPBELL Age 64 Director since 2015 Chair of Board since 2017 Other Current and Former Boards: ◾ Dialog Semiconductor Plc (acquired by Renesas Electronics Corporation in 2021) (2015 – 2021)

Career Highlights

∎  Freescale Semiconductor, Inc. (acquired by NXP Semiconductors N.V.), 2004 – 2014

—  Chief Financial Officer

Relevant Skills and Qualifications

∎  Extensive experience in the semiconductor industry

∎  Experience as chief financial officer of a publicly held semiconductor company

∎  Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance

∎  Significant mergers and acquisitions and global experience

onsemi 2022 Proxy Statement     5

Management Proposals

SUSAN K. CARTER Age 63 Director since 2020 Other Current and Former Boards: ◾ Amcor plc ◾ Air Products and Chemicals, Inc. (2011 – 2021)

Career Highlights

∎  Ingersoll Rand plc (now known as Trane Technologies plc) (an industrial manufacturing company domiciled in Ireland), 2013 – 2020

—  Senior Vice President and Chief Financial Officer

∎  KBR, Inc., 2009 – 2013

—  Executive Vice President and Chief Financial Officer

∎  Lennox International, Inc., 2004 – 2009

—  Executive Vice President and Chief Financial Officer

Relevant Skills and Qualifications

∎  Experience as chief financial officer of a publicly held industrial company

∎  Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance

∎  Significant experience in manufacturing, automotive, aerospace, defense and engineering and construction industries

∎  Extensive experience in accounting and financial reporting, international business, mergers and acquisitions, investor relations, information technology, finance and capital management, government relations and ESG matters

THOMAS L. DEITRICH Age 55 Director since 2020 Other Current and Former Boards: ◾ Itron, Inc. ◾ Ferric, Inc. (2016 – 2020)

Career Highlights

∎  Itron, Inc. (an energy and water resource management technology company), 2015 – Present

—  President, Chief Executive Officer and Director, 2019 – Present

—  Chief Operating Officer, 2015 – 2019

∎  Freescale Semiconductor, Inc. (acquired by NXP Semiconductors N.V.), 2006 – 2015

—  Senior Vice President and General Manager

Relevant Skills and Qualifications

∎  Experience as chief executive officer of a publicly held technology company

∎  Extensive experience in product management, research and development, supply chain management, business development and sales

∎  Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance

∎  Significant mergers and acquisitions and global experience

6     onsemi 2022 Proxy Statement

Management Proposals

GILLES DELFASSY Age 66 Director since 2015 Other Current and Former Boards: ◾ eLichens SAS ◾ FOREIS ◾ Kalray S.A. ◾ Cavendish Kinetics, Inc. (acquired by Qorvo, Inc. in 2019), (2014 – 2019)

Career Highlights

∎  ST-Ericsson, 2009 – 2012

—  President and chief executive officer

∎  Anadigics, Inc. (acquired by II-VI Inc.), 2008 – 2009

—  chair of the board of directors and interim chief executive officer

∎  Texas Instruments Incorporated, 1978 – 2007

—  Senior Vice President and Executive Officer, General Manager, 2000 – 2007

—  Founder, Wireless Terminals Business

—  Department Manager and various other capacities

Relevant Skills and Qualifications

∎  Extensive experience in the semiconductor industry, with particular experience in the wireless industry, automotive and microcontrollers

∎  Management experience in a publicly held semiconductor company

∎  Strategic insight and knowledge of the practical application of semiconductors

∎  Expertise with new business development, manufacturing and marketing

HASSANE EL-KHOURY Age 42 Director since 2020 Other Current and Former Boards: ◾ Sakuu Corporation

Career Highlights

∎  ON Semiconductor Corporation, 2020 – Present

—  President, Chief Executive Officer and Director, December 2020 – Present

∎  Cypress Semiconductor Corporation (acquired by Infineon Technologies AG) (a semiconductor design and manufacturing company), 2007 – 2020

—  President, Chief Executive Officer and Director, 2016 – 2020

—  Executive Vice President, Programmable Systems Division, 2012 – 2016

—  Senior Director of Automotive Business Unit, 2010 – 2012

—  Senior Business Development Manager, 2008 – 2010

—  Staff Application Engineer, 2007 – 2008

Relevant Skills and Qualifications

∎  Experience as chief executive officer of a publicly held semiconductor company

∎  Extensive experience in the semiconductor and automotive industries

∎  Significant management and product development experience

∎  Significant mergers and acquisitions and global experience

BRUCE E. KIDDOO Age 61 Director since 2020 Other Current and Former Boards: ◾ San Onofre Parks Foundation

Career Highlights

∎  Maxim Integrated Products, Inc. (a semiconductor design and manufacturing company), 2007 – 2019

—  Chief Financial Officer

∎  Broadcom Corporation, 1999 – 2007

—  Vice President and Acting Chief Financial Officer, 2006 – 2007

—  Vice President, Finance and Corporate Controller

—  Controller, Broadband Communications

Relevant Skills and Qualifications

∎  Extensive experience in the semiconductor industry and with mergers and acquisitions

∎  Experience as chief financial officer of a publicly held semiconductor company

∎  Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance

onsemi 2022 Proxy Statement     7

Management Proposals

PAUL A. MASCARENAS Age 60 Director since 2014 Other Current and Former Boards: ◾ BorgWarner, Inc. ◾ The Shyft Group ◾ United States Steel Corporation

Career Highlights

∎  Ford Motor Company, 1982 – 2014

—  Vice President of Research & Advanced Engineering and Chief Technical Officer, 2011 – 2014

—  Vice President of Engineering, 2007 – 2011

—  Vice President, North American Vehicle Programs, 2005 – 2007

—  Various positions in product development, program management and business leadership, 1982 – 2005

Relevant Skills and Qualifications

∎   Extensive experience in technical strategy, planning and research and development

∎   Leadership and strategic planning expertise in automotive industry

GREGORY L. WATERS

Age 61

Director since 2020

Other Current and Former Boards:

◾  Cyxtera Technologies, Inc.

◾  Mythic Inc.

◾  Sierra Wireless, Inc.

◾  Mellanox Technologies Ltd. (acquired by NVIDIA Corporation), (2018 – 2020)

Career Highlights

∎  MatrixSpace, Inc. (an artificial intelligence software company), 2014 – 2019

—  Founder

∎  Integrated Device Technology, Inc. (a semiconductor design and manufacturing company acquired by Renesas Electronics Corporation), 2014 – 2019

—  President, Chief Executive Officer and Director

∎  Skyworks Solutions, Inc., 2003 – 2012

—  Executive Vice President

∎  Agere Systems, Inc., 1998 – 2003

—  Senior Vice President

Relevant Skills and Qualifications

∎  Extensive experience with device technology companies

∎  Experience as chief executive officer of a publicly held technology company

∎  Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance

8     onsemi 2022 Proxy Statement

Management Proposals

CHRISTINE Y. YAN Age 56 Director since 2018 Other Current and Former Boards: ◾ Ansell Limited ◾ Cabot Corporation ◾ Modine Manufacturing Company

Career Highlights

∎  Stanley Black & Decker, Inc. (an industrial and household hardware manufacturing company and security products provider), 1989 – November 2018

—  Vice President, Integration, January 2018 – November 2018

—  President, Asia, 2014 – January 2018

—  President, Stanley Storage and Workspace Systems, 2013 – 2014

—  President, Americas, Stanley Engineered Fastening, 2008 – 2013

—  President, Global Automotive, Stanley Engineered Fastening, 2006 – 2008

—  Various roles in sales and marketing, engineering and research and development, 1989 – 2006

Relevant Skills and Qualifications

∎  Extensive global general management experience in the automotive, industrial and consumer markets

∎  Deep emerging market experience

∎  Significant mergers and acquisitions experience

∎  Extensive, commercial, technology and operations management experience, including as member of senior management team of a public company

∎  Corporate governance experience

Required Vote

Upon recommendation of the Governance and Sustainability Committee of the Board (the “GS Committee”), the Board has concluded that re-nominating each Director named above would strike the appropriate balance of perspectives and qualifications on the Board and align with the Company’s current and future business objectives.

To be elected, each of the nominees for Director must receive the affirmative vote of the majority of votes cast, meaning that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions and Broker non-votes are not treated as votes cast and, therefore, will have no effect on the outcomes of any of the proposals. Unless you withhold your vote or indicate otherwise on your proxy card, and except in a case of an abstention or Broker non-vote, proxies will be voted “FOR” the election of the nominees for Director. The Board has no reason to believe that any of the nominees for Director will be unable to serve. If, however, any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by proxies will be voted for the substitute nominee.

The Board of Directors recommends a vote “FOR” the election of each of the nominees for Director in Proposal No. 1.

onsemi 2022 Proxy Statement     9

Management Proposals

Proposal No. 2: Advisory (Non-Binding) Resolution to Approve Named Executive Officer Compensation

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking for stockholder approval of the compensation of our named executive officers identified in the “Compensation Discussion and Analysis — Overview” section of this proxy statement (the “NEOs”). The Board of Directors recommends that our stockholders approve such compensation by approving the following advisory resolution:

RESOLVED, that the stockholders of ON Semiconductor Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers identified in the Summary Compensation Table included in this proxy statement as such compensation is described pursuant to Item 402 of Regulation S-K in this proxy statement (which disclosure includes the Compensation Discussion and Analysis and the compensation tables and accompanying footnotes and narratives under the heading “Compensation of Executive Officers” in this proxy statement).

The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders and accomplish our short-term and long-term plans and goals. The Company seeks to accomplish this objective by rewarding performance, both individual and corporate, in a way that is aligned with the short-term and long-term interests of the Company and its stockholders. Consistent with this philosophy, the majority of the total compensation opportunity for each of our NEOs is incentive-based, and a significant portion of such compensation is dependent upon the Company’s or the individual’s achievement of specified and predetermined financial and operational goals. The Company believes that its executive compensation program satisfies the Company’s compensation objectives. We describe our compensation policies and programs in more detail below in this proxy statement, including in the Compensation Discussion and Analysis section of this proxy statement (the “CD&A”).

As an advisory vote, this proposal is not binding upon the Company. However, the Human Capital and Compensation Committee of the Board (the “HCC Committee”), which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by stockholders. If there are a significant number of negative votes, the HCC Committee will seek to understand the concerns that influenced the voting and will consider whether any actions are necessary to address those concerns.

The Board has previously adopted a policy providing for an annual advisory vote to approve the compensation of our NEOs. Unless the Board modifies its current policy, the next advisory vote will be at the 2023 Annual Meeting.

Required Vote

The affirmative vote of a majority of the votes duly cast on this item is required to approve this Proposal No. 2. Abstentions and Broker non-votes are not treated as votes cast and, therefore, will have no effect on the outcome of this Proposal No. 2.

The Board of Directors recommends a vote “FOR” the advisory (non-binding) resolution to approve the compensation of our NEOs in Proposal No. 2.

10     onsemi 2022 Proxy Statement

Management Proposals

Proposal No. 3: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board (the “Audit Committee”): (i) has selected PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to (1) audit our consolidated financial statements for the year ending December 31, 2022, and (2) render other services as required of them, including to report on the effectiveness of our internal control over financial reporting as of December 31, 2022; and (ii) is seeking ratification of this selection from the stockholders of the Company. PwC has served as the Company’s independent auditor since 2001.

In determining whether to retain PwC as our 2022 independent auditor, the Audit Committee considered, among other things:

•	the historical and recent performance of PwC on our audits;

•	the breadth of knowledge of PwC with respect to our industry and business, our accounting policies and practices and our internal control over financial reporting;

•	the capability and expertise of PwC in handling the breadth and complexity of our worldwide operations;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on PwC and its peer firms;

•	the appropriateness of PwC’s fees for audit and non-audit services; and

•	PwC’s independence and tenure as our independent auditor.

Based on this evaluation, the Audit Committee believes that the retention of PwC as our independent auditor for the year ending December 31, 2022 is in the best interest of the Company and our stockholders.

A representative of PwC is expected to be present at the Annual Meeting. If present, the representative will have an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.

Stockholder ratification of the selection of PwC as our independent registered public accounting firm is not required by the bylaws of the Company (the “Bylaws”) or otherwise. Nonetheless, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice and because the Audit Committee values stockholders’ views on our independent auditor.

If the stockholders fail to ratify the selection, the Audit Committee may reconsider the selection of PwC. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a selection would be in our best interest and the best interest of our stockholders.

Audit and Related Fees

The Audit Committee reviews and approves audit and permissible non-audit services performed by PwC, as well as the fees charged by PwC for such services. In its review of non-audit services and fees and its selection of PwC as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PwC’s independence. The table below sets forth the aggregate fees for audit and other services provided by PwC for each of the past two fiscal years.

Fee Type	2021 ($ in millions)	2020 ($ in millions)

Audit Fees (1)	6.3	6.7

Audit-Related Fees (2)	0.0	0.0

Tax Fees (3)	0.9	1.3

All Other Fees	0.0	0.0

Total Fees	7.2	8.0

onsemi 2022 Proxy Statement     11

Management Proposals

(1)

Includes fees billed or expected to be billed for each of 2021 and 2020 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint ventures, review of purchase accounting and acquisition matters and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents.

(2)	Includes fees for professional services rendered in connection with the audit of the ESPP (as defined below) for 2020.

(3)	Includes fees billed or expected to be billed for each of 2021 and 2020 for professional services rendered in connection with tax consulting, tax compliance, tax audit assistance and transfer pricing.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under the Audit Committee’s charter, the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, except for any de minimis non-audit services that are approved by the Audit Committee prior to the completion of the audit and that qualify for the de minimis exception under federal securities laws and regulations.

The Audit Committee’s pre-approval policy (the “Pre-Approval Policy”) requires the Audit Committee to pre-approve certain audit, audit-related, tax, tax-related and other services to be performed by our independent registered public accounting firm. With certain exceptions, the term of pre-approval is 12 months from the date of pre-approval. The Audit Committee periodically revises the list of pre-approved services. The Audit Committee may delegate pre-approval authority to one or more of its members, who then must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting, but the Audit Committee may not delegate such decisions to management. In granting any such pre-approvals, the Audit Committee considers the extent to which approved services could impair the independence of our independent registered public accounting firm. With respect to each proposed pre-approved service, the auditor must provide the Audit Committee, upon request, with detailed back-up documentation regarding the specific services to be performed. During 2021 and 2020, all audit and permissible non-audit services were pre-approved by the Audit Committee pursuant to the Pre-Approval Policy and its charter.

The Audit Committee has determined that the provision of services described above is compatible with maintaining PwC’s independence.

Required Vote

The affirmative vote of a majority of the votes duly cast on this item is required to approve this Proposal No. 3. Abstentions are not treated as votes cast and, therefore, will have no effect on this Proposal No. 3.

The Audit Committee and the Board of Directors recommend a vote “FOR” approval of Proposal No. 3.

12     onsemi 2022 Proxy Statement

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board met seven times in 2021, and the committees of the Board and the former Science and Technology Committee of the Board (the “Science and Technology Committee”) held a total of 23 meetings. Each incumbent Director serving during 2021 attended more than 75% of all Board and applicable committee meetings held during his or her period of service in 2021. We do not currently have a formal policy with regard to Directors’ attendance at annual meetings of stockholders. Notwithstanding the public health concerns related to the novel coronavirus 2019 (“COVID-19”) pandemic, eight of our ten Directors serving during 2021 attended the annual meeting of stockholders held on May 20, 2021 (the “2021 Annual Meeting”).

Board Diversity

Board Diversity Matrix (as of March 9, 2022)

Total Number of Directors	10

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I. Gender Identity

Directors	2	8

Part II. Demographic Background

African American or Black

Alaskan Native or Native American

Asian	1	1

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	1	7

Two or More Races or Ethnicities

LGBTQ+	0

Did Not Disclose Demographic Background	0

Diversity

We endeavor to have a Board representing diverse experiences in areas that are relevant to the Company’s global activities. In particular, we value international business experience and, as such, our directorship mix reflects that emphasis. With respect to traditional diversity concepts, two of our Board members self-identify as women and two Board members self-identify as Asian. Our non-employee directors (the “Outside Directors”) who have been nominated for re-election to the Board have a balance of tenure (average tenure of 5 years), age (average age of 62 years) and racial, ethnic and gender diversity (approximately 33.3% of the Outside Directors) that provides our Board with an effective mix of experience and fresh perspectives. The Board will continue to evaluate from time to time the addition to the Board of any Director candidate that may complement the knowledge, skills and experience possessed by the nominees for Director to ensure that the composition of the Board appropriately reflects changes in the Company’s evolving business. The Board’s self-evaluations and desire to act on this ability to enhance the composition of the Board through the consideration of additional members have resulted in a refreshment of 50% of the Board over the last 18 months.

onsemi 2022 Proxy Statement     13

The Board of Directors and Corporate Governance

The GS Committee is required to develop and periodically review criteria for nominees for Director. When the GS Committee considers diversity, as it did in connection with the Board’s 2021 self-evaluation process, it considers diversity of experience, thought, skills and viewpoints, as well as traditional diversity concepts, such as race, ethnicity or gender, as it deems appropriate. Among other matters, the GS Committee may consider the following nomination criteria regarding Board membership:

•	the appropriate size of the Board;
•

a nominee’s knowledge, skills and experience, including, without limitation, experience in finance and accounting, general business management, the semiconductor industry and semiconductor technology, international business, sales and marketing, corporate governance and compliance and intellectual property;

•	the needs of the Company with respect to particular skills and experience;
•	a nominee’s experience leading and supporting ESG criteria and civic responsibility;
•	a nominee’s independence as defined in Nasdaq and SEC rules and regulations;
•	diversity, which fosters diversity of thinking;
•	a nominee’s age and tenure; and
•	the desire to balance the benefit of continuity with the periodic injection of fresh perspectives provided by new Board members.

The Board’s goal is to assemble a diverse set of directors who bring together a variety of perspectives and skills derived from high-quality business, professional and personal experiences. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. The GS Committee believes that it is appropriate for more than one member of the Board to meet the criteria for an “audit committee financial expert,” as defined by SEC rules, and for the Chief Executive Officer of the Company (the “CEO”) to participate as a member of the Board. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, if the GS Committee decides not to re-nominate a member for re-election or determines to replace that Director or if the Board considers increasing the size of the Board, the Board then identifies the desired skills and experience for a new nominee in light of the criteria described above. Pursuant to its charter, if a stockholder nominates a director in accordance with the Director nomination procedures described in the Bylaws, the GS Committee will consider that nomination and evaluate such stockholder nomination in the same manner as it evaluates other nominees.

Considerations for Independence Determinations

Independence Determination

The Board has determined that the following Directors serving on the Board during all or any portion of 2021 are independent according to the applicable rules of the SEC and the listing standards of Nasdaq: Atsushi Abe, Alan Campbell, Susan K. Carter, Thomas L. Deitrich, Gilles Delfassy, Emmanuel T. Hernandez, Bruce E. Kiddoo, Paul A. Mascarenas, Gregory L. Waters and Christine Y. Yan.

14     onsemi 2022 Proxy Statement

The Board of Directors and Corporate Governance

Transactions and Relationships Considered in Independence Determinations

Consistent with Nasdaq listing standards, in making its independence determinations, the Board considered transactions occurring since the beginning of 2019 between the Company and the Directors, members of their immediate families and entities associated with the Directors or members of their immediate families. The following table contains the transactions occurring since January 1, 2019 that the Board considered in determining the independence of the current Outside Directors, each of whom is a nominee for Director:

Director	Outside Affiliation	Consideration

Atsushi Abe	Fujitsu Ltd. (member of board of directors)

•   Sales of standard products, component semiconductor devices and non-recurring engineering (“NRE”) charges

•   Purchases of professional and manufacturing support services, spares, fab services, manufacturing equipment, industrial supplies, hardware, software, assembly and test services and other products and services

Alan Campbell	Dialog Semiconductor Plc (former member of board of directors)	• Sales of standard products

Susan K. Carter	Air Products and Chemicals, Inc. (former member of board of directors)	• Purchases of manfuacturing equipment, gases, chemicals, manufacturing support and professional services, spares and facility leases

Thomas L. Deitrich	Itron, Inc. (president and chief executive officer and member of board of directors)

•   Sales of standard products, directly and through distributors

•   The Board determined that the above transactions were made in the ordinary course of business at arm’s-length and that Mr. Deitrich did not have a material direct or indirect interest in any commercial transactions

Gilles Delfassy	Cavendish Kinetics, Inc. (“Cavendish”) (former member of board of directors)	• Sales of standard wafer products to Qorvo, Inc., which acquired Cavendish in 2019

Paul A. Mascarenas	BorgWarner, Inc. (“BorgWarner”) (member of board of directors) Society of Automotive Engineers International (“SAE”) (former member of board of directors and former president)

•   Sales of standard products and NRE charges made by the Company to BorgWarner and affiliates and to Delphi Technologies PLC and its affiliates, which merged with BorgWarner in October 2020

•   Minor sponsorship of a design and technology challenge hosted by SAE

Gregory L. Waters	Sierra Wireless, Inc. (member of board of directors)	• Sales of standard products and wireless hardware chips made by the Company and NRE charges

In each applicable instance, the amounts paid to and/or received from each organization (and onsemi) were below the 5% of consolidated revenues of the recipient entity threshold set forth in Nasdaq listing standards. Upon considering the above transactions and associations certain of our Outside Directors have with other companies, including other companies in the semiconductor industry, the Board determined that no “categorical” bars to independence under Nasdaq listing standards applied to any of the Outside Directors and that no relationships exist that, in the opinion of the Board, would impair the independence of any of the Outside Directors.

onsemi 2022 Proxy Statement     15

The Board of Directors and Corporate Governance

Committees of the Board

Our standing Board committees and membership are as follows:

	Governance and Sustainability Committee	Audit Committee	Human Capital and Compensation Committee	Executive Committee

Atsushi Abe		✓

Alan Campbell	✓	✓		Chair

Susan K. Carter	✓	Chair

Thomas L. Deitrich	✓

Gilles Delfassy			✓

Hassane El-Khoury				✓

Bruce E. Kiddoo		✓

Paul A. Mascarenas	Chair		✓	✓

Gregory L. Waters			✓	✓

Christine Y. Yan			Chair

Each of our standing Board committees has a formal written charter, a copy of which is available on the Investor Relations section of our website at www.onsemi.com. During 2021, as part of its review of the standing committee structure, the Board undertook a review of the charters for each of the standing committees and refreshed them in light of the Company’s evolving business, recent developments in corporate governance (including the Board’s focus on ESG initiatives) and an effort to streamline governance processes within the Company. The adequacy of the charters for each of the Audit Committee, HCC Committee and GS Committee is reviewed at least annually. Below is an overview of the functions served by each standing committee, which contains highlights of the charters available on our website.

AUDIT COMMITTEE

10 meetings in 2021 Members: Susan K. Carter, Chair Atsushi Abe Alan Campbell Bruce E. Kiddoo

Primary Responsibilities

∎   Monitor the integrity of the Company’s corporate accounting and financial reporting processes and the audits of financial statements

∎   Appoint, determine funding for and oversee our independent registered public accounting firm

∎   Review the independence, qualifications and performance of our internal and independent auditors

∎   Pursuant to SEC rules, establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters

∎   Discuss with management the Company’s major financial risk exposures and processes in place to monitor and control such exposures

∎   Review insurance coverage for Directors and officers, and make recommendations to the Board with respect to such insurance

∎   Oversee the Company’s cybersecurity posture and actions remediating any issues related to the protection or privacy of the Company’s data

∎   Review and oversee related party transactions in accordance with applicable securities laws

∎   Review, discuss and recommend the Company’s quarterly and annual audited financial statements for inclusion in the Company’s quarterly reports and annual report, respectively

∎   Periodically review the tax strategy of the Company

∎   Oversee the effectiveness of the Company’s legal compliance policies and programs, as well as the handling of (i) any known material non-compliance with applicable regulations; or (ii) other legal and regulatory matters that may have a material impact on the Company’s finances or compliance policies

16     onsemi 2022 Proxy Statement

The Board of Directors and Corporate Governance

The Board has determined that each member of the Audit Committee during 2021 and each current member of the Audit Committee is independent within the meaning of applicable SEC rules and Nasdaq listing standards and that each current member of the Audit Committee is financially competent under the current Nasdaq listing standards. The Board has also determined that each of Alan Campbell, Susan K. Carter and Bruce E. Kiddoo, all of whom are independent members of the Audit Committee, meet the qualifications of an “audit committee financial expert” in accordance with SEC rules and similar financial sophistication rules under Nasdaq listing standards.

GOVERNANCE AND SUSTAINABILITY COMMITTEE

5 meetings in 2021 Members: Paul A. Mascarenas, Chair Alan Campbell Susan K. Carter Thomas L. Deitrich

Primary Responsibilities

∎   Identify qualified individuals to become Board members

∎   Consider and make recommendations with respect to Board composition and committees

∎   Monitor the process to assess Board effectiveness

∎   Develop and implement the Company’s corporate governance principles

∎   Develop and periodically review criteria for nominees for Director

∎   Oversee Director orientation program and others designed to improve Directors’ understanding of the Company

∎   Oversee climate-related initiatives and other Company actions associated with the environment

∎   Review and oversee matters related to environmental, health and safety, ethics and ESG topics and related Code of Business Conduct (as defined below) provisions

∎   Provide guidance for the Company’s enterprise risk management (“ERM”) program (the “ERM Program”) and review and oversee the Company’s ethics program

∎   Oversee succession planning for the CEO and coordinate with the HCC Committee regarding potential succession candidates identified internally

∎   Review and make recommendations to the Board regarding matters of corporate governance as requested by the Board or as otherwise deemed appropriate

During 2021, the Board, in conjunction with the members of the GS Committee, took on a more active role in the oversight of the Company’s climate- and sustainability-related initiatives, recognizing the increasing importance of ESG oversight and of the threat presented by climate change. As a reflection of the Board’s enhanced focus on ESG matters, the “Corporate Governance and Nominating Committee” was renamed as the “Governance and Sustainability Committee” in 2021.

The GS Committee may engage in research to identify qualified individuals, which may include engaging a professional search firm from time to time.

The Board has determined that each member of the GS Committee during 2021 and each current member is independent within the meaning of applicable SEC rules and Nasdaq listing standards.

HUMAN CAPITAL AND COMPENSATION COMMITTEE

6 meetings in 2021 Members: Christine Y. Yan, Chair Gilles Delfassy Paul A. Mascarenas Gregory L. Waters

Primary Responsibilities

∎   Discharge the Board’s responsibilities relating to the application of compensation policies and all elements of the compensation of our Outside Directors, CEO and other key officers

∎   Administer the Company’s equity-based plans, all other short-term and long-term incentive plans and all deferred compensation programs

∎   Review and approve, or recommend to the Board for approval, any employment agreement with the CEO or any other senior executive

∎   Retain or terminate any compensation consultants or other advisors, or obtain the advice of such persons in accordance with applicable securities laws and Nasdaq rules, to assist in the discharge of its duties; and approve the fees paid to such consultants or advisors

∎   Consider and discuss with management whether compensation arrangements for Company employees incentivize unnecessary or excessive risk-taking

∎   Develop policies and procedures for (i) succession planning for senior executives aside from the CEO; and (ii) the development of certain senior executives identified as potential CEO succession candidates

onsemi 2022 Proxy Statement     17

The Board of Directors and Corporate Governance

Pursuant to its charter, the HCC Committee also prepares a report required by SEC rules for inclusion in our proxy statement. This report is included in this proxy statement immediately following the CD&A.

During 2021, the Board, in conjunction with the members of the HCC Committee, expanded the formal oversight in managing the Company’s approach to human capital management, recognizing the vital role that the Company’s workforce plays in generating its financial and operational success. In turn, the former “Compensation Committee” was expressly tasked with oversight of the Company’s policies and strategies with respect to human capital and was renamed as the “Human Capital and Compensation Committee.”

The Board has determined that each member of the HCC Committee during 2021 and each current member of the HCC Committee is independent within the meaning of applicable SEC rules and Nasdaq listing standards.

EXECUTIVE COMMITTEE

1 meeting in 2021 Members: Alan Campbell, Chair Hassane El-Khoury Paul A. Mascarenas Gregory L. Waters

Primary Responsibility

∎   Exercise between meetings of the Board all the delegable powers and authority of the Board regarding the management of the business and affairs of the Company (subject to legal limitations), excluding the following matters:

∎   Any matters expressly delegated to other committees

∎   Making any changes to the Company’s Certificate of Incorporation or Bylaws

∎   Approving the merger, consolidation, or dissolution of the Company or the sale of substantially all of its assets

∎   Causing the Company to declare any dividends

∎   Amending or repealing any resolution of the Board which, by its express terms, is not so amendable or repealable

∎   Appointing other committees of the Board or the members of such committees or amending or revising their duties and responsibilities or their charters (the Executive Committee may, however, appoint and delegate to subcommittees as permitted under applicable law)

∎   Appointing or removing the Chair of the Board, the President or the CEO

∎   Authorizing (i) any single purchase or related series of transactions relating to an acquisition, (ii) any single sale or related series of transactions relating to a disposition, or (iii) any investment transactions or other strategic Company actions, in which the consideration expended or received by the Company exceeds $100 million

Other Committees

The Board, from time to time, has deemed it desirable and in the best interest of the Company to form and/or dissolve various special committees and other independent committees.

The Science and Technology Committee had been responsible for advising the Board as to the scope, health, direction, quality, investment levels and execution of the Company’s technology and innovation strategies. The Science and Technology Committee, which included Ms. Yan and Messrs. Abe, Deitrich, Delfassy and Waters as members, did not meet in 2021. In August 2021, the Board, in consultation with the GS Committee, determined that there was overlap in the roles served by certain of the committees of the Board and, accordingly, dissolved the Science and Technology Committee as part of an effort to streamline the Company’s governance processes.

18     onsemi 2022 Proxy Statement

The Board of Directors and Corporate Governance

Annual Board and Committee Self-Evaluations

The Board believes that having good governance principles and practices improves the effectiveness of the Board and correlates to the creation of stockholder value. To measure its own operation against such principles and practices and to identify and act on areas for improvement, each of the Board and its committees performs an annual self-evaluation. The GS Committee is charged with overseeing the self-evaluations, and in 2021, the GS Committee used the following process to conduct the Board’s self-evaluation:

In the Board self-evaluation process, topics and questions for 2021 were grouped into seven categories:

• Strategy	• ERM
• Culture of Compliance and Ethics	• Mergers and Acquisitions
• Executive Evaluation and Succession Planning	• Financial Reporting and Other Disclosure
• Corporate Governance

The GS Committee and the Board consider the tools, processes, topics and questions for the self-evaluation as warranted, including consideration of whether to retain an independent third party to facilitate the Board’s self-evaluation. The Board and its committees may perform the annual self-evaluations using different tools and processes in future years. In 2021, the self-evaluation of the committees generally followed the process used by the Board, except that results were sent to committee chairs (as opposed to the Chair of the GS Committee), and committee chairs led the discussions for their respective committees with the Board in executive session.

Annual Director Individual Evaluations

We believe that each of our Directors can and does benefit from candid feedback received from other Board members about his or her individual performance. Accordingly, we conduct annual individual evaluations to obtain information about each Director’s individual performance, contributions and effectiveness. These Director individual evaluations are critical tools that promote more authentic board collaboration, improve the skills and perspectives of our Directors and allow them to receive guidance from esteemed colleagues.

onsemi 2022 Proxy Statement     19

The Board of Directors and Corporate Governance

2021 Compensation of Directors

Name (1) (a)	Fees Earned or Paid in Cash ($) (2) (b)	Stock Awards ($) (3) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

Atsushi Abe	92,847	205,018	0	0	0	0	297,865

Alan Campbell	207,885	205,018	0	0	0	0	412,903

Susan K. Carter	104,828	205,018	0	0	0	0	309,846

Thomas L. Deitrich	80,577	205,018	0	0	0	0	285,595

Gilles Delfassy	92,615	205,018	0	0	0	0	297,633

Hassane El-Khoury	—	—	—	—	—	—	—

Emmanuel T. Hernandez (4)	27,466	0	0	0	0	0	27,466

Bruce E. Kiddoo	88,077	298,258	0	0	0	0	386,335

Paul A. Mascarenas	98,077	205,018	0	0	0	0	303,095

Gregory L. Waters	81,488	298,258	0	0	0	0	379,746

Christine Y. Yan	97,847	205,018	0	0	0	0	302,865

(1)	This table includes compensation for services rendered in 2021 for all persons who served as Directors at any time during 2021.
(2)

This column includes annual retainer fees earned for 2021, regardless of when paid. Compensation for service on the Board and on committees is prorated for the number of days served on the Board and on committees in the applicable capacities.

(3)

This column includes the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codifications (“ASC”) Topic 718 with respect to awards of fully vested stock made in 2021. The 2021 awards consisted of an annual grant for all Outside Directors in the table above except for Mr. Hernandez, whose term ended as of the end of the first fiscal quarter of 2021. The grant date fair value for each grant is the closing price on the date of grant for stock grant awards to each Outside Director. As of December 31, 2021, none of the Outside Directors held any unvested stock.

(4)	Mr. Hernandez resigned from his position on the Board effective as of the end of the first fiscal quarter of 2021.

Discussion of Director Compensation

The HCC Committee regularly reviews the compensation payable to Outside Directors. In reviewing Board compensation practices, the HCC Committee is advised by its outside consultants from time to time. In May 2021, the Company’s independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), provided the HCC Committee with an analysis of Outside Director compensation, including a review of director compensation of the Company’s peer group (the “Pearl Meyer Director Compensation Report”). The peer group for this analysis consisted of the same comparator group that is used to evaluate executive compensation.

In determining compensation and benefits for our Directors, the HCC Committee is guided by three goals: (i) to fairly pay Outside Directors for work required relating to Board service at a public company of our size and scope; (ii) to align Outside Directors’ interests with the long-term interests of our stockholders; and (iii) to structure the compensation in a way that is simple, transparent and easy for our stockholders to understand. Generally, the HCC Committee believes that these goals are served by compensating Outside Directors with a balance of cash and equity-based awards. Based on the Pearl Meyer Director Compensation Report and the recommendations therein, in May 2021, the HCC Committee adopted the 2021 compensation program for our Outside Directors (the “Outside Director Compensation Program”), which is described below.

20     onsemi 2022 Proxy Statement

The Board of Directors and Corporate Governance

Retainers

Under the Outside Director Compensation Program, the annual cash retainers for Outside Directors were increased from $70,000 to $75,000 and an additional cash retainer for the Chair of the Board was increased from $100,000 to $120,000, respectively, but they otherwise remained consistent with the retainers paid during the previous year. Retainers for 2021 were as follows:

Position	Cash Retainer Amount Per Year

Outside Directors	$75,000

Chair of the Board	$120,000

Chair of the Audit Committee	$30,000

Non-Chair members of the Audit Committee	$15,000

Chair of the Human Capital and Compensation Committee	$20,000

Non-Chair members of the Human Capital and Compensation Committee	$10,000

Chair of the Governance and Sustainability Committee	$15,000

Non-Chair members of the Governance and Sustainability Committee	$7,500

Annual cash retainers are generally paid quarterly in arrears, except that the retainers for the fourth quarter are typically paid before year-end.

Equity Compensation

Under the Outside Director Compensation Program, each Outside Director receives an annual award of fully vested stock with a value equal to approximately $205,000, rounded up such that only whole shares are issued. The 2021 annual award for Outside Directors was granted on May 20, 2021, and the amount of such award was based on the closing price of our stock on the grant date ($38.53). Each Outside Director serving on the Board on the grant date therefore received a stock award of 5,321 shares in 2021. In connection with their appointment to the Board, each of Messrs. Kiddoo and Waters also received a stock grant of 2,854 shares in early 2021. The 2021 grants were made under the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan (the “SIP”). Under the Outside Director Compensation Program, if an Outside Director is appointed after the date of the annual grant, the award amount is prorated based on the period of the year during which the Outside Director serves.

Other

We reimburse Outside Directors for reasonable expenses incurred to attend Board and committee meetings and to perform other relevant Board duties. Employee Directors do not receive any additional compensation for their services as members of the Board.

Majority Voting for Directors

Each Director is elected by a majority of the votes cast with respect to that Director’s election at any meeting for the election of Directors at which a quorum is present, except if, as of the 10th day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders, the number of nominees exceeds the number of Directors to be elected (a “Contested Election”), then the Directors would be elected by the vote of a plurality of the votes cast. For a discussion of the dynamics of the Company’s majority voting system, please refer to the “Required Vote” section of Proposal No. 1.

In the event an incumbent Director fails to receive a majority of the votes cast in an election that is not a Contested Election, the incumbent Director must promptly tender his or her resignation to the Board. The GS Committee, or such other committee designated by the Board for this purpose, will make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board must act on the resignation, taking into account such committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The GS Committee in making its recommendation, and the Board in making its decision, each may consider any factors and other information that it considers appropriate.

onsemi 2022 Proxy Statement     21

The Board of Directors and Corporate Governance

If the Board accepts a Director’s resignation pursuant to these provisions, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the resulting vacancy may be filled by vote of a majority of the Directors then in office pursuant to Article NINTH, Section 2 of our Certificate of Incorporation.

Other Board Matters

Board Leadership Structure

We currently separate the roles of CEO and Chair of the Board to align the Chair role with our Outside Directors and to further enhance the independence of the Board from management. Our Chair works closely with our CEO and Chief Legal Officer to set the agendas for meetings, facilitate information flow between the Board and management and gain the benefit of the CEO’s Company-specific experience, knowledge and expertise.

The Board’s Role in Risk Oversight

While management is responsible for the day-to-day management of the Company’s risk, the Board plays an ongoing and active role in the oversight of such risk by regularly reviewing and discussing with management areas of material risk to the Company and mitigation measures being taken to address such risks. During the 2021 fiscal year, the Board and its committees regularly discussed the ongoing impacts of the COVID-19 pandemic on the Company and its operations while keeping abreast with developments and pursuing efforts to ensure the health and safety of the Company’s workforce in light of the evolving nature of the pandemic. While the Board has primary responsibility for risk oversight, the Board’s committees support the Board by regularly addressing risks in their respective areas of oversight. Specifically, the Audit Committee’s charter requires the Audit Committee to discuss with management the Company’s major financial and cybersecurity risk exposures. In addition, the GS Committee’s charter requires it to oversee the ERM Program and provide guidance to the Board regarding its risk oversight responsibilities. Also, the HCC Committee’s charter requires it to consider and discuss with management whether compensation arrangements for Company employees incentivize unnecessary and excessive risk-taking, and in designing our compensation programs and structuring awards, the HCC Committee considers the likelihood of undue risk-taking and the impact that such compensation decisions may have on the Company’s risk profile. The chair of the relevant committee then reports on risk discussions to the full Board to the extent appropriate. This dual track of direct Board oversight and oversight through its committees is designed to foster a fulsome discussion of risks facing the Company. The Board’s role in risk oversight has not affected its leadership structure.

Periodic Risk Evaluations. As part of its review of the Company’s material areas of risk, the Board meets with representatives from the ERM Program multiple times per year to discuss areas of material risk to the Company in light of its strategy and evolving business plans. Business unit leaders and the heads of certain administrative function groups provide annual and mid-year status reports to the Board. These reports include risk evaluation and assessment as a matter of course. At least annually, the Board reviews how risk is being managed and reported to the Board and its committees, along with areas where the Board would like additional analysis or discussion. Comprehensive risk analysis is a significant part of such planning.

Information Security Risk Management. Management and the Board consider and evaluate from time to time the risk of cybersecurity breaches and vulnerabilities and how best to mitigate such risks. Pursuant to its charter, the Audit Committee has the responsibility for overseeing the Company’s cybersecurity posture, risk assessment, strategy and mitigation and making recommendations as to how to address and resolve any breaches or issues related to the protection or privacy of the Company’s data. The Audit Committee receives regular reports from our Corporate Internal Audit Department on internal audit matters and receives reports at least quarterly from our Chief Information Officer and/or Chief Information Security Officer and our Chief Privacy Officer on information security and data privacy and protection, including on trends in cyber threats and the status of initiatives intended to bolster the Company’s security systems and employees’ cyber readiness. Additionally, under the Company’s Insider Trading Policy (the “Insider Trading Policy”), the Company’s Securities Compliance Officer may impose a black-out on securities trading in the event of a cybersecurity breach or attack. Under such circumstances, as a further measure to promote compliance with the trading black-out, the Insider Trading Policy also imposes a duty upon the Securities Compliance Officer to notify the CEO and our Chief Financial Officer (the “CFO”) of the black-out at or before the time it is imposed.

onsemi adopted the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework in 2014. The NIST Cybersecurity Framework provides an intuitive and comprehensive set of control objectives that align with a number

22     onsemi 2022 Proxy Statement

The Board of Directors and Corporate Governance

of other standard frameworks such as ISO 27001:2013 and COBIT 5. The Company has implemented a number of methods to train employees and management on data protection and malware detection, including a robust information security training and compliance program. As part of this program, the Company regularly sends artificially created phishing emails that test employees’ understanding of the tactics commonly used by scammers and hackers. This effort to increase employee information security proficiency has occurred in tandem with an enhancement in the Company’s system-wide security measures. No identified information security breaches were reported in 2021 despite the turbulent data landscape, nor has any such breach occurred in the last three years. Meanwhile, the Company’s Information Security team collaborated with the Company’s Treasury Department and obtained cybersecurity insurance, which would reimburse for certain costs that may be incurred in the event that the Company was required to respond to and recover from a data breach. The Information Security Program at the Company has also established a Cyber Incident Response Team comprised of subject matter experts from the Company’s global IT team that is tasked with responding quickly in the event of a serious or material data breach, and contracted with Verizon’s RISK (Research, Investigations, Solutions, Knowledge) team and IBM’s X Force IRIS (Incident Response and Intelligence Services) to provide security and forensic expertise in the case of such an event. Lastly, the Company’s Information Security Risk team updates its strategy each year to align with developments in the Company’s business strategy and by considering and adapting to the legal and regulatory mandates relevant to the business and countries in which the Company operates.

The Board’s Role in Diversity, Equity and Inclusion Oversight

We push innovation to create intelligent power and sensing technologies that solve the most challenging customer problems. Our employees are inspired to go above and beyond to increase stakeholder value through high quality and high value products and services. The Company’s mission is supported by a strong company culture focused on welcoming diversity of opinion and celebrating stakeholders from all walks of life. Pursuant to its charter, the GS Committee has the responsibility of overseeing matters related to ESG, subject to any specific matter connected to ESG initiatives that is expressly assigned to another committee of the Board. Meanwhile, pursuant to its charter, the HCC Committee has the responsibility of overseeing the Company’s policies and strategies in respect of human capital, which include those regarding diversity, equity and inclusion. In turn, each of the GS Committee and the HCC Committee plays a role in the Company’s management and oversight of diversity, equity and inclusion. The HCC Committee considers diversity, equity and inclusion in its broader review of pay equity within the Company. In turn, the HCC Committee designed certain of the goals tied to the 2021 Bonus Program (as defined below) to align with organizational improvements to the Company’s diversity and inclusion initiative and, in 2020 and certain prior years, elected to use the achievement of a specified level of diversity within the Company’s workforce as a performance measure for the compensation of NEOs under the Company’s short-term incentive compensation program.

onsemi 2022 Proxy Statement     23

The Board of Directors and Corporate Governance

Corporate Governance Principles

Our Corporate Governance Principles (the “Principles”) provide guidance for a variety of corporate governance matters and are available on our website at www.onsemi.com. The GS Committee reviews the Principles annually and recommends amendments to the Board, as appropriate. Below is a summary of certain of our corporate governance practices, many of which are addressed in the Principles and our Bylaws:

WHAT WE DO	WHAT WE DO NOT DO

✓ World-Class Culture for Ethics: In February 2022, the Company was recognized as a World’s Most Ethical Company® for the seventh consecutive year.	☒ No Classified Board: All of our Directors are elected by our stockholders on an annual basis using a majority voting standard for uncontested elections.

✓ Independent Board Chair: We separate the roles of CEO and Chair of the Board to ensure that the Board is independent from management.	☒ No Burdensome Director Removal Restrictions: Our stockholders have the authority to remove any Director from office without cause by a majority vote.

✓  Annual Committee, Board and Individual Director Evaluations: Each committee and the Board as a whole conduct a self-evaluation at least annually, and each Director’s individual performance is evaluated annually by other Directors.

☒  No Overboarding: We generally expect our Directors to limit the number of boards of public or private companies (other than non-profits) on which they serve (including our Board) to four for Outside Directors and two for our CEO.

✓ Stockholder Right to Call Special Meeting: We allow special meetings of our stockholders to be called upon the written request of stockholders who hold at least 25% of the outstanding voting stock.	☒ No Excise Tax Gross-ups: We do not provide excise tax gross-ups to our NEOs or Directors.

✓  Stock Ownership Guidelines: In order to align the interests and objectives of our Directors, executive officers and stockholders, we have established competitive guidelines for our stock ownership and retention.

☒ No “Single-Trigger” Change in Control Arrangements: None of our NEOs will receive payments solely on account of a change in control of the Company.

✓  Clawback Policy: We have a clawback policy (the “Clawback Policy”) that allows the Company to recoup compensation awards paid to NEOs who engage in certain acts detrimental to the Company’s interests or in the event that the Company is required to prepare a financial statement restatement.

☒  No Hedging or Pledging: Our NEOs and Directors are prohibited from engaging in hedging transactions with our stock and from pledging our stock as collateral for a loan. Other employees are also encouraged to adhere to these rules.

The Role of the Board and Management

Our business is conducted by our employees and officers, under the direction of the CEO and the oversight of the Board, to enhance the long-term value of the Company for its stockholders. Both our Board and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including employees, recruits, customers, suppliers, creditors, onsemi communities, government officials and the public at large.

Functions of the Board

The Board has at least four regularly scheduled meetings per year at which it reviews and discusses reports by management on our performance, plans and prospects and immediate issues facing the Company. The Board may choose to schedule additional meetings in accordance with our Bylaws. In addition to general oversight of management, the Board, acting directly or through its various committees, also performs specific functions, including, among other things: (i) selecting, evaluating and compensating the CEO and other senior executives and overseeing CEO succession planning; (ii) reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions; (iii) providing oversight for the ERM Program, including the establishment of corporate risk appetite parameters and management’s implementation of processes for assessing and managing risks affecting the Company; (iv) ensuring that processes are in place for maintaining the integrity of the Company, financial statements, compliance with law and ethics, relationships with customers and suppliers and relationships with other stakeholders; and (v) performing such other functions as are prescribed by law or our Bylaws.

24     onsemi 2022 Proxy Statement

The Board of Directors and Corporate Governance

Qualifications

Directors should possess the highest personal and professional ethics, integrity and values and be committed to serving on the Board for an extended period of time. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a Board representing diverse experiences in areas that are relevant to the Company’s global activities and strategies in order to guide the Company in meeting its legal, financial and operational objectives.

Independence of Directors

We will have, at a minimum, a sufficient number of independent Directors to comply at all times with relevant and applicable SEC, Nasdaq and other rules and regulations.

Compensation of the Board

The Board has delegated responsibility for determining Outside Director compensation to the HCC Committee, and such responsibility is codified in the HCC Committee’s charter. For a discussion of the compensation provided to Outside Directors, please refer to the “The Board of Directors and Corporate Governance — 2021 Compensation of Directors” section of this proxy statement.

Director and Officer Stock Ownership and Retention Guidelines

In order to align Directors’ and officers’ interests and objectives with those of our stockholders, and to further promote the Company’s longstanding commitment to sound corporate governance, the Company has established the following guidelines for Company stock ownership and retention:

Guideline	Outside Directors	Officers

Stock Ownership

•    A minimum of five times base annual cash retainer fee as of January 1 (1)

•    Based on the average closing price of the Company’s common stock on Nasdaq for the prior calendar quarter (i.e., the fourth quarter of the prior fiscal year)

•   CEO: a minimum of six times annual base salary

•   Executive Vice Presidents: a minimum of three times annual base salary

•   Senior Vice Presidents: a minimum of two times annual base salary

•   Based on the base salary of the employee as of January 1 and the average closing price of the Company’s common stock on Nasdaq for the prior calendar quarter (2)

Time Period to Meet Stock Ownership	• Within five years of joining the Board	• Within five years from the date on which the officer first became subject to the applicable guideline

Qualifying Shares

•    Shares purchased on the open market

•    Vested stock units from restricted stock unit (“RSU”) awards or other equity-based awards granted by the Company

•    Shares owned jointly with, or separately by, a spouse and/or minor children

•   Shares purchased on the open market

•   Shares obtained through exercises of stock options granted by the Company

•   Vested stock units from RSU awards or other equity-based awards granted by the Company

•   Shares obtained through the ON Semiconductor Corporation 2000 Employee Stock Purchase Plan (“ESPP”)

•   Shares owned jointly with, or separately by, a spouse and/or minor children

Remedy for Failure to Comply

•    Meeting with Chair of the Board to formulate an individualized and structured plan to ensure compliance (3)

•    Failure to comply with the plan will make an Outside Director ineligible for re-election at the next annual meeting of stockholders

•    Outside Directors are expected to retain all of the net shares of Company stock or equity-based awards received until the guideline is met

•   Meeting with HCC Committee to formulate an individualized and structured plan to ensure compliance

•   At any time when the ownership guideline is not met, the officer is expected to retain all of the net shares of Company stock or equity-based awards received until such ownership guideline is met

onsemi 2022 Proxy Statement     25

The Board of Directors and Corporate Governance

(1)	For Outside Directors appointed or elected after January 1, for the first year of service, the guideline is based on the retainer for such Director at the date of appointment or election.
(2)	For officers hired after January 1, for the first year of employment, the guideline will be based on the base salary for such officer at the date of hire.
(3)	If the Outside Director is the Chair of the Board, the HCC Committee will meet with the Chair of the Board to formulate the individualized compliance plan.

If compliance would create a severe hardship or for other good reasons, these guidelines may be waived for: (i) Outside Directors other than the Chair of the Board, at the discretion of the Chair of the Board; (ii) the Chair of the Board and the CEO, at the discretion of the HCC Committee; and (iii) officers, at the discretion of the HCC Committee and the CEO. It is expected that these instances will be rare.

Other Matters

The Principles include a discussion of Board size and selection, the determination of the Board agenda, access to senior management and independent advisors and other matters typical of boards of directors of other publicly traded semiconductor or peer companies.

Ethics and Compliance Program

We are committed to having and maintaining a strong and effective global ethics and compliance program. In 2022, for the seventh consecutive year, the Company was named a World’s Most Ethical Company® by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. The designation recognizes organizations that align principle with action by working tirelessly to make integrity part of their corporate DNA. These efforts shape future industry standards by introducing tomorrow’s best practices today. Notably, the Company was one of only four companies honored in the semiconductor industry in 2022, highlighting its leadership among global companies in ethical business standards and practices. The GS Committee has the responsibility under its charter to review and oversee matters related to ethics matters, while the Audit Committee has the responsibility under its charter to review and oversee legal compliance matters.

We always strive to comply with the law and have adopted policies and practices that go beyond what the law requires in order to foster an ethical culture. To that end, we have established within the Law Department of the Company an ethics and compliance program (the “Ethics and Compliance Program”) designed to prevent, detect and respond to violations of the onsemi Code of Business Conduct (the “Code of Business Conduct”) and related policies and procedures, other standards of conduct and the law. A major goal of the Ethics and Compliance Program is to promote an organizational culture that aligns with our core values while encouraging ethical conduct and a commitment to compliance.

We have also established avenues for parties external to the Company to raise ethics and compliance concerns regarding our employees, Directors and third parties doing business with the Company directly to our Chief Compliance Officer. Reports may be made anonymously where allowed by local law (or on a non-anonymous basis) by:

(1)

calling the Helpline (subject to local legal requirements) at the following numbers (no access codes necessary): United States and Canada: 1-844-935-0213; Australia: 1-800-94-8150; Belgium: 0-800-748-19; China: 400-120-0176; Czech Republic: 800-142-490; Finland: 0800-41-3682; Germany: 0-800-1814906; Hong Kong: 800-964-146; India: 000-800-9191055; Ireland: 1-800-851-150; Israel: 1-809-477-265; Italy: 800-761697; Japan: 0-800-123-2333; Malaysia: 1-800-81-9976; Netherlands: 0800-0224703; Philippines (accessible via landline or via mobile with Smart and Digitel/Sun providers): 1800-1322-0333; Philippines (via mobile with Globe provider): 105-11 at the English prompt dial 844-935-0213; Romania: 0-800-890-295; Russia: 8-800-301-83-98; Singapore: 800-492-2389; Slovak Republic: 0800-002-591; Slovenia: 080-688802; South Korea: 00798-11-003-9294; Spain: 900-999-372; Sweden: 020-88-15-32; Switzerland: 0800-000-092; Taiwan: 00801-49-1584; Thailand: 18-0001-4543; Turkey: 0800-621-2119; United Kingdom 0800-098-8332; Vietnam (call from VNPT subscriber): 1-201-0288 at the English prompt dial 844-935-0213; and Vietnam (call from Viettel subscriber): 1-228-0288 at the English prompt dial 844-935-0213;

(2)	visiting the Helpline website at helpline.onsemi.com;

(3)	calling the Chief Compliance Officer at (602) 244-3577;

26     onsemi 2022 Proxy Statement

The Board of Directors and Corporate Governance

(4)	mailing the Chief Compliance Officer at onsemi, 5005 East McDowell Road, Phoenix, AZ 85008; or

(5)	emailing the Chief Compliance Officer at CCO@onsemi.com.

Environmental and Social Initiatives

Overview of Environmental, Social and Sustainability Initiatives

In addition to the information contained in this proxy statement, we publish an annual report detailing our social and sustainability initiatives, accomplishments and objectives (the “Sustainability Report,” formerly the “Corporate Social Responsibility Report”). In March 2022, in connection with the Company’s recent commitment to becoming net zero (discussed below), we united our ESG activities and corporate social responsibility efforts by launching the “Tomorrow, today” campaign. Our 2020 Corporate Social Responsibility Report and a more thorough discussion of the “Tomorrow, today” campaign are available on our website at www.onsemi.com, and the Company intends to publish the 2021 Sustainability Report on our website in June 2022. Below are a few of the highlights of our social and sustainability practices and policies:

•

Responsible Business Alliance Member and RBA Code of Conduct. We are a full member of the Responsible Business Alliance (the “RBA”), an international industry organization committed to supporting workers’ rights, and have adopted the RBA Code of Conduct covering labor, the environment, health and safety, ethics and management systems (the “RBA Code”).

•

Responsible Minerals Initiative – Full Member. As a full member of the Responsible Minerals Initiative, we are required to take heightened measures beyond the requirements under U.S. and European Union regulations to ensure responsible sourcing within our supply chains.

•

Human Rights Policy and UN Global Compact. Our Human Rights Policy, which applies to, among others, all of our employees and suppliers, codifies our commitment to social justice, environmental stewardship, anti-corruption, and the prevention of human trafficking, child labor and related human rights violations. Additionally, we are a signatory to the United Nations Global Compact, which requires signatories to commit to 10 principles covering human rights, the environment, anti-corruption and related matters.

•

Social Impact through Giving and Volunteering Programs. We encourage social responsibility and charitable giving through our social impact initiatives, which include a paid employee volunteer program and the Company’s Giving Now Program, which gives employees the opportunity to support charitable organizations and educational institutions through grants, matched gifts, in-kind donations and sponsorships.

•	Global Recognition. Examples of our recent social- and sustainability-related accomplishments and recognition include:
○	The North America Dow Jones Sustainability Index (DJSI) (one of seven semiconductor companies);
○	Barron’s 100 Most Sustainable Companies in the U.S. for the fifth consecutive year;
○	EcoVadis “Platinum” score for corporate social responsibility management quality (Top 1% - electronics manufacturers);
○	ISS-Oekom “Prime” designation for ESG performance;
○	Corporate Knights Clean 200 for 2022 (ranking public companies by total clean energy revenues);
○	World Finance Magazine Most Sustainable Company in the Semiconductor Industry – 2021;
○	Newsweek America’s Most Responsible Companies (in 2022) for the third consecutive year;
○	Investor’s Business Daily 100 Best ESG Companies (identifying companies with a favorable mix of profitability and ethical and social responsibility);
○	Five manufacturing facilities received a perfect score on their remote initial audits, resulting in recognition by the RBA; and
○	2022 Bloomberg Gender Equality Index: female leadership, gender pay equity, culture and “pro-women brand.”

•

Environmental Sustainability. As discussed in more detail below, in 2021, the Company committed to becoming net zero by 2040, an ambitious goal that would put the Company ahead of the timeline established by the Paris Agreement for reducing greenhouse gas emissions and limiting climate change around the globe.

onsemi 2022 Proxy Statement     27

The Board of Directors and Corporate Governance

•

Supply Chain Responsibility. At least every three years, we complete supplier audits or assessments on our major corporate or manufacturing site suppliers using the RBA Code standard and require our major suppliers to sign a statement of commitment to the RBA Code and the Code of Business Conduct.

•

Diversity, Equity and Inclusion (“DEI”). In 2021, the Company updated its “Diversity & Inclusion” focus to include equity, striving to create access for all to have the same opportunities to develop skills consistent with our business objectives and core values. A detailed description of our DEI measures is available on our “Diversity, Equity & Inclusion” webpage at www.onsemi.com, and includes several community partnerships aimed at advancing DEI initiatives in our local communities and our six Employee Resource Groups, which help facilitate equity in the workplace by providing recruitment, retention and advancement support for our employees from differing backgrounds.

Commitment to Fighting Climate Change

In August 2021, onsemi announced that it plans to achieve net-zero emissions by 2040. Today, the industrial and automotive end-markets are responsible for a majority of the world’s greenhouse gas emissions, so the Company sees its position as a market leader in intelligent power and sensing technologies as offering an opportunity to help steward these end-markets toward a more sustainable future. Through targeting energy efficiency and displacing other, less efficient semiconductor components being employed in its target end-markets, onsemi seeks to deter the negative impacts of climate change and encourage proactive measures to save our planet. Achieving net-zero emissions means the Company will eliminate emissions from our energy use and pursue deep decarbonization in our operations. All non-electricity emissions that cannot be eliminated will be offset by high-quality offset projects. To accomplish this goal, onsemi plans to capitalize on efficiencies that will reduce overall emissions, transition to renewable energy to ensure clean energy use and invest in high-quality carbon off-sets for non-electricity emissions. The Company will achieve its net-zero goal through the pursuit of a strategy formed by three pillars:

Capitalize on Efficiency	Renewable Energy	Offsets and Influence
• Further investments in facilities, processes and equipment to increase energy efficiency • Explore opportunities to mitigate process gas usage

• Transition to an emissions-free renewable energy portfolio

• Plan to use 50% renewable energy by 2030

• Join the Clean Energy Buyers Alliance to support the rapid transition to a cleaner energy future

• Engage with energy providers to identify power purchase agreements in locations where it is feasible to recoup investment costs in long-term agreements

• For non-electricity emissions that cannot be eliminated, purchase certified carbon offsets equal to the amount of such emissions

• Green-E and Gold Standard certified offsets will be prioritized

• Leverage RBA membership to engage supply chain stakeholders on emissions reduction

The GS Committee has taken express oversight of climate- and sustainability-related initiatives and other Company actions associated with the environment, explicitly incorporating this responsibility into its charter. As the Company forges ahead as a leader in combatting climate change in the semiconductor and manufacturing spaces, the GS Committee will assist the Board in providing guidance and oversight in respect of strategy, risk management, capital expenditures, opportunities and investments in the context of climate change.

Code of Business Conduct

We have adopted a Code of Business Conduct that is applicable to all of our Directors, officers and employees, and we believe the Code of Business Conduct satisfies the standards promulgated by the SEC and Nasdaq. The Code of Business Conduct is available free of charge on our website at www.onsemi.com, or a paper copy is available upon request by writing to our Investor Relations Department, ON Semiconductor Corporation, 5005 East McDowell Road, Phoenix, Arizona 85008, calling our Investor Relations Department at (602) 244-3437 or emailing your request to investor@onsemi.com.

28     onsemi 2022 Proxy Statement

The Board of Directors and Corporate Governance

Legal Compliance

Working closely with the Corporate Internal Audit Department, the Law Department implements and manages ethics and legal compliance programs designed to prevent and detect violations of the Code of Business Conduct, related standards of conduct and the law by employees or third parties. Allegations of non-compliance with laws or regulations are thoroughly investigated and remediated, as appropriate.

Our Audit Committee has compliance oversight responsibility, which entails obtaining reports from the Corporate Internal Audit Department and the Law Department regarding any known material non-compliance with the law, advising the Board with respect to the Company’s legal compliance policies and procedures and discussing with the Law Department potentially material legal matters, including material inquiries received from regulators or government agencies. For more information on the Board’s oversight responsibilities, including its responsibility to oversee risk and our ERM Program, see “The Board of Directors and Corporate Governance — Other Board Matters — The Board’s Role in Risk Oversight.”

onsemi 2022 Proxy Statement     29

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This CD&A contains material information about our compensation objectives and policies and explains the material elements of the disclosures that are contained in this proxy statement with respect to the compensation of our NEOs. For 2021, our NEOs were:

Name	Position Held

Hassane El-Khoury	President and Chief Executive Officer

Thad Trent (1)	Executive Vice President, Chief Financial Officer and Treasurer

Vincent C. Hopkin	Executive Vice President and General Manager, Advanced Solutions Group

Simon Keeton	Executive Vice President and General Manager, Power Solutions Group

Ross F. Jatou	Senior Vice President and General Manager, Intelligent Sensing Group

George H. Cave (2)	Former Executive Vice President, General Counsel, Chief Compliance Officer, Chief Risk Officer and Secretary

Bernard Gutmann (3)	Former Executive Vice President, Chief Financial Officer and Treasurer
(1)

After the Board approved the appointment of Mr. Trent as Executive Vice President, Chief Financial Officer and Treasurer on January 24, 2021, Mr. Trent assumed the role effective immediately following the filing of the 2020 Form 10-K on February 16, 2021.

(2)

Mr. Cave transitioned to an advisory role after Pamela Tondreau was named Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary of the Corporation effective as of October 11, 2021. He then remained employed in such advisory role until retiring as of April 1, 2022.

(3)	Mr. Gutmann retired from his position as Executive Vice President, Chief Financial Officer and Treasurer, effective as of the filing of the 2020 Form 10-K on February 16, 2021.

Significant 2021 Compensation Changes

We undertook the following actions in 2021 to increase the pay-for-performance elements of our NEOs’ compensation and drive alignment with longer-term results:

•

To better align executive compensation with the performance goals that characterize the Company’s new strategic direction under Mr. El-Khoury, we used revenue, non-generally accepted accounting principles (“non-GAAP”) gross margin and non-GAAP operating expense as performance metrics in connection with the NEOs’ long-term incentive compensation.

•

To ensure a focus on the Company’s success within our industry and further promote stockholder interests, we further tailored the incorporation of a relative total stockholder return (“Relative TSR”) metric into our long-term incentive compensation structure. As modified, our Relative TSR performance may increase or decrease the amount of performance-based restricted stock units (“PBRSUs”) earned as follows (the “TSR Adjustment”): (i) a potential negative adjustment to a NEO’s earned PBRSUs if the Company’s Relative TSR is below the 25th percentile, and (ii) a potential upside opportunity to earn additional PBRSUs if the Company’s Relative TSR is above the 50th percentile (with a maximum achievement once the Company’s Relative TSR reaches the 75th percentile).

30     onsemi 2022 Proxy Statement

Compensation Discussion and Analysis

Compensation Program Highlights

The HCC Committee believes that the features of our 2021 compensation program and our 2021 compensation actions advanced the Company’s 2021 strategic priorities and were consistent with market practices. Below are a few of the highlights of our compensation practices and policies for our 2021 NEO compensation:

WE DO:		WE DO NOT:
✓	Incentivize our employees to achieve or exceed financial goals established for the Company and to deliver superior returns to our stockholders.	X	Provide excessive perquisites to our executives.
✓	Have stock ownership guidelines that are designed to align our executives’ interests with those of our stockholders.	X	Allow our NEOs and other insiders to pledge or margin our stock, hedge their exposure to ownership of our stock or engage in speculative transactions with respect to our stock.
✓	Provide long-term equity incentives that vest over a period of three years to ensure that our executives maintain a long-term commitment to stockholder value.	X	Allow single triggers or excessive benefits in our change in control agreements or provide excise tax gross-ups.
✓	Benchmark our industry to ensure that our compensation is appropriate for leadership retention, aligned with stockholder interests and not excessive for our industry.	X	Provide tax gross-ups on any perquisites other than standard relocation benefits that are available to all employees and amounts paid for expatriate assignments.
✓	Have a minimum 12-month vesting period for full-value awards (e.g., RSUs and PBRSUs) granted to our NEOs under the SIP.	X	Design our compensation policies and practices in a way that poses a material risk to the Company or its stockholders.
✓

Follow a responsible approach to equity-based compensation, including adopting “burn rates” well below the typical market practice for our peer group or applicable benchmark set by Institutional Shareholder Services Inc. (“ISS”). (1)

(1)

The Company’s three-year unadjusted average annual burn rate as of December 31, 2021 was 1.18% and was based on (a) the sum of options, stock awards, RSUs, PBRSUs and restricted stock awards granted divided by (b) weighted average shares outstanding. Under the adjusted burn rate approach utilized by ISS, the Company’s three-year adjusted average annual burn rate as of December 31, 2021 was 1.78%, approximately 28.57% of ISS’ applicable burn rate benchmark of 6.23% for our industry. The adjusted number reflects that ISS considers full-value awards to be more valuable than stock options. The adjustment is made based on the Company’s annual stock price volatility.

CEO Realizable Pay-for-Performance Relative to Peer Group

In the course of reviewing our overall executive compensation program each year, Pearl Meyer reviews the relationship between realizable total direct compensation (“TDC”) and our performance. This analysis influences the compensation decisions made by the HCC Committee as the HCC Committee routinely reviews realizable pay to assess program effectiveness. Given the shift that has occurred as a result of Mr. El-Khoury’s appointment as CEO in the end of 2020 and the new direction the Company has pursued under his leadership, we have elected to exclude the more thorough analysis of realizable pay-for-performance. Nevertheless, the HCC Committee prioritizes a compensation structure that aligns with its pay-for-performance philosophy and establishes a competitive pay structure amongst the Company’s peers. As a Company looking to push the boundaries of intelligent power and sensing technologies in fast-growing markets, such as electric vehicles, the HCC Committee sees the pay-for-performance compensation design as providing a results-based incentive to encourage management to strive toward achieving the Company’s ambitious goals.

Compensation Philosophy and Guiding Principles

Our HCC Committee is responsible for establishing and implementing our compensation philosophy and guiding principles and for monitoring their effectiveness. Our compensation philosophy is focused on the following core principles:

•

Alignment with Stockholder Interests. Achieving corporate goals is a necessary condition for our executives to realize targeted levels of compensation, particularly with respect to variable pay and long-term incentives. In

onsemi 2022 Proxy Statement     31

Compensation Discussion and Analysis

addition, the use of stock-based incentives, which link variable pay to stockholder value, and stock ownership guidelines further aligns executives’ interests with those of our stockholders.

•

Pay-for-Performance. A significant portion of compensation is variable and directly linked to Company AND individual performance – both to incentivize goal-oriented performance and to reward individual contributions to our performance.

•

Market or Peer Company Comparison. As a general rule, we target the market median (50th percentile) for compensation, although we may deviate from the market median due to exceptional performance or other factors. The Company considers other semiconductor and high-technology companies as its market and generally utilizes survey or peer company data in these sectors to analyze the competitiveness of the Company’s compensation design.

•

Attract, Motivate and Retain Talent. Our compensation program is designed to attract, motivate and retain highly talented individuals critical to our success by providing competitive total compensation with retentive features. Additionally, the Company focuses on developing and retaining a diverse workforce with programs such as the Company’s sponsored Employee Resource Group on Science, Technology, Engineering and Math for Underrepresented Populations (STEM UP). The Company believes that the retention of talented and diverse employees will positively impact our innovation and performance. Lastly, our employment agreements with our NEOs contain certain severance and double-trigger change in control arrangements, and our stock-based awards are designed to retain our officers and other employees while also accomplishing our other compensation goals and objectives.

Purpose of Compensation

The goal of our compensation programs is to enhance stockholder value by delivering a competitive compensation package consisting of base salary, short-term incentives and long-term incentives. Taking into account these three components, but excluding other benefits described in the Summary Compensation Table below, approximately 91% of Mr. El-Khoury’s target TDC during 2021 was incentive-based compensation. The target TDC of all other NEOs (other than Bernard Gutmann) as a group during 2021 was approximately 84% incentive-based compensation.

STI: Short-term incentive LTI: Long-term incentive	STI: Short-term incentive LTI: Long-term incentive

Short-term incentives in our compensation program are cash-based. Such incentives are intended to promote superior operational performance, disciplined cost management and increased productivity and efficiency that contribute significantly to positive results for our stockholders. Long-term incentives in our compensation program are stock-based. The aim of the long-term incentives is to motivate long-term performance while promoting employee retention. The long-term incentive grants also afford each NEO the opportunity to increase stock ownership, which further aligns the NEO’s interest with those of our stockholders and assists the NEO in complying with our stock ownership guidelines. While our emphasis in determining the total reward package for each NEO is on performance incentives, we also provide elements

32     onsemi 2022 Proxy Statement

Compensation Discussion and Analysis

that are not solely performance-based, including base salary, time-based equity awards and limited perquisites. The HCC Committee considers peer group and market practices in determining the appropriate level of performance-based and non-performance-based elements in our compensation programs.

Processes and Procedures for Considering and Determining Executive Compensation

Among other responsibilities, our HCC Committee is primarily responsible for establishing the compensation programs for our NEOs and other senior executives, including the CEO, as well as monitoring, annually reviewing and approving the goals and objectives relevant to these programs.

Our Stockholder Engagement Program. We emphasize transparency in our approach to stockholder communications and seek out engagement and feedback from current and prospective stockholders on corporate strategy, executive compensation, corporate governance and other topics of importance. Through these engagements with our stockholders, we have received feedback in support of our existing executive compensation program and, in particular, the HCC Committee’s decision to further drive accountability and reinforce our culture of compliance, diversity, equity and inclusion, commitment to ESG principles and ethics. These discussions, our say-on-pay voting results, the alignment of the Company’s vision and strategic goals and other factors are key drivers in our ongoing assessment of our compensation programs and help shape future programs.

Stockholder Approval of our Compensation Decisions. At the 2021 Annual Meeting, the Company’s stockholders approved the advisory (non-binding) vote on executive compensation by 89.8% of the votes cast. The HCC Committee considers this vote, as well as the Company’s record 2021 performance, a validation of its compensation philosophy and approach to executive compensation, and generally has continued its compensation processes and philosophy in making 2022 executive compensation decisions.

Role of Compensation Consultants. In May 2012, the HCC Committee engaged Pearl Meyer as its primary independent compensation consultant to assist in recommending the form and amount of executive and director compensation. The HCC Committee has reviewed the performance of Pearl Meyer annually since that date and continues to engage Pearl Meyer as its primary compensation consultant. Among other things, with respect to our 2021 compensation programs, Pearl Meyer was requested to:

•	perform an executive compensation review, including a peer group review and competitive pay assessments;
•	perform a short-term incentive plan and equity grant review;
•	perform a non-employee director compensation review;
•	provide legislative and regulatory updates;
•	provide additional assistance, as requested, in analyzing and determining senior executive compensation and reviewing the CD&A; and
•	attend meetings of the HCC as requested.

After considering the independence of Pearl Meyer in light of SEC rules and Nasdaq listing standards regarding compensation consultants, the HCC Committee concluded that Pearl Meyer’s work for the HCC Committee has not raised any conflict of interest.

In determining compensation for our Outside Directors and executive officers, the HCC Committee considers information and advice provided by Pearl Meyer. The HCC Committee believes that Pearl Meyer has the requisite skills, knowledge, industry expertise and experience, as well as the necessary resources, to provide a comprehensive approach to executive and non-employee director compensation planning, strategy and governance. While the HCC Committee considers the advice and recommendations of its independent consultant, ultimately, the HCC Committee has the decision-making authority with respect to our compensation programs, including the specific amounts paid to our executive officers.

Role of Senior Executives in Determining Executive Compensation. The HCC Committee made all compensation decisions related to our NEO compensation in 2021. However, our CEO and other senior executives regularly provide information and recommendations to the HCC Committee on the compensation and performance of other officers. The senior executives also assist the HCC Committee in determining the level of achievement of the performance targets underlying performance-based awards and incentives and provide other information specifically requested by the HCC Committee from time to time. With respect to the compensation of the CEO, the independent consultant works directly with the HCC Committee. The CEO does not make, and the HCC Committee does not seek from him, recommendations on the level of his compensation, nor does any NEO or any other member of management.

onsemi 2022 Proxy Statement     33

Compensation Discussion and Analysis

Use of Market Data. The HCC Committee considers competitive market data, among other factors, in determining the individual elements of our compensation programs and in allocating between cash and non-cash compensation and between short-term and long-term incentive compensation. Although the peer company or other survey data is a starting point and a significant factor in the HCC Committee’s compensation determinations, it is not the only factor. In late 2020, Pearl Meyer conducted an executive compensation study and made recommendations regarding changes to compensation design for the 2021 program (the “Pearl Meyer Report”). The HCC Committee used data provided in the Pearl Meyer Report to assist in structuring the 2021 compensation packages for our NEOs. Based on a peer group update prepared by Pearl Meyer in August 2020, the HCC Committee considered changes to the peer group in light of consolidation within the semiconductor industry and changes to the revenue and market capitalization of our peer group companies. Criteria used to screen the peer group generally included:

•	revenue between $2.2 billion and $16.2 billion, which was approximately 0.4 to 3 times the Company’s revenue;
•	market capitalization between $2.5 billion and $40.5 billion, which was approximately 0.33 to 5 times the Company’s market capitalization; and
•	other semiconductor or semiconductor equipment companies, including selected companies that may fall outside of the revenue and market capitalization ranges shown above.

After considering these criteria, the HCC Committee determined that the peer group identified in 2020 for 2021 compensation decisions (the “2021 Peer Group”) would consist of:

2021 Peer Group

Advanced Micro Devices, Inc.	Maxim Integrated Products, Inc. (1)

Analog Devices, Inc.	Microchip Technology Incorporated

Applied Materials, Inc.	Qorvo, Inc.

Wolfspeed, Inc.	Skyworks Solutions, Inc.

First Solar, Inc.	Texas Instruments Incorporated

Lam Research Corporation	Xilinx, Inc. (2)

Marvell Technology, Inc.
(1)	Maxim Integrated Products, Inc. was acquired by Analog Devices, Inc. in August 2021.
(2)	Xilinx, Inc. was acquired by Advanced Micro Devices, Inc. in February 2022.

Information provided by Pearl Meyer comparing certain Company information to the 25th percentile, 50th percentile, 75th percentile and average of the 2021 Peer Group follows:

	Revenue (1)(2)	Market Capitalization (1)(2)

Peer Group 25th Percentile	3,063	18,545

Peer Group 50th Percentile	3,257	24,343

Peer Group 75th Percentile	7,245	50,064

Peer Group Average	5,833	36,723

onsemi	5,409	8,750

onsemi Percentile Rank	62%	15%

All amounts in the table above are U.S. dollars in millions except for percentages.

(1)	Reflects trailing 12 months as of July 16, 2020.

(2)	As of July 16, 2020.

In evaluating the competitiveness of the Company’s compensation program, the Pearl Meyer Report compared the compensation of senior executives to that of their functional matches (e.g., CFO compensation is compared to the compensation of peer company CFOs). The Pearl Meyer Report included information on each executive’s competitive position for base salary, total cash compensation at target (base salary and target bonus), actual total cash compensation, long-term incentives (based on grant date fair value) and TDC at target and actual (base salary, bonus and equity). In determining market data, Pearl Meyer utilized proxy statement data for the 2021 Peer Group, as well as data from three compensation surveys — the 2020 Radford Executive Survey, the 2020 Pearl Meyer Executive and Senior Management

34     onsemi 2022 Proxy Statement

Compensation Discussion and Analysis

Survey and the 2020 Equilar Compensation Survey – that are primarily reflective of companies in the semiconductor industry, broader technology segments and general industry.

Among other things, the Pearl Meyer Report summarized 2020 target and actual compensation for the NEOs, which analyzes how each NEO’s compensation varies from the competitive median. In the table below, negative amounts indicate that our compensation is below the competitive median and positive amounts indicate our compensation is above the competitive median.

NEO (1)	Salary	Total Target Cash (2)	Total Actual Cash (3)	2020 LTI Grant Value (4)	TDC at Target (4)	Total Actual Direct Compensation (5)

Hassane El-Khoury (6)	—	—	—	—	—	—

Thad Trent (7)	—	—	—	—	—	—

Vincent C. Hopkin	-11%	-14%	-49%	+5%	0%	-3%

Simon Keeton	-11%	-14%	-49%	+5%	0%	-3%

Ross F. Jatou	-7%	-10%	-46%	-72%	-47%	-59%

George H. Cave	+2%	-1%	-43%	-16%	-10%	-24%
(1)

Mr. Gutmann was not included in the HCC Committee’s review since he had given notice of his retirement prior to when the HCC Committee considered the structure of the Company’s 2021 compensation program.

(2)

Total target cash consists of 2020 base salary plus 2020 target annual incentive. Market annual incentive is based on target incentive opportunity for 2019. Data was aged 3% per year to January 1, 2021.

(3)

Total actual cash consists of 2020 base salary and actual 2020 annual incentive paid. Market annual incentive is based on actual incentive earned for 2019. Data was aged 3% per year to January 1, 2021.

(4)	Peer company long-term incentive awards reflect the three-year average grant value of awards. Market annual incentive is based on target incentive opportunity for 2019.
(5)

Total actual direct compensation consists of 2020 base salary, actual 2020 annual incentive paid and the grant date fair value of the 2020 long-term incentive awards. Market annual incentive is based on actual incentive earned for 2019.

(6)	Mr. El-Khoury was not included in the Pearl Meyer Report since he joined the Company shortly after the Pearl Meyer’s review was completed.
(7)	Mr. Trent was not included in the Pearl Meyer Report since he did not join the Company until 2021.

Other Factors. In addition to the market data provided by Pearl Meyer, the HCC Committee also assesses other factors when making compensation decisions, including, but not limited to, the executive’s individual responsibilities, skills, expertise and value added through performance, as well as prior award accumulation. Our CEO presents the HCC Committee with an individual performance overview for each executive officer, describing the officer’s accomplishments for the prior year, as well as his or her strengths, areas of improvement and development plans. The HCC Committee separately reviews CEO performance based on, among other factors considered relevant, Company performance, including revenue growth, earnings growth, gross margin improvement, free cash flow and earnings per share, and further considers downturns or volatility in general economic conditions and other issues facing the Company.

Prior Compensation. In considering awards and other adjustments to the total compensation of each NEO, the HCC Committee considers the value of previous compensation, including then-outstanding equity grants. On a quarterly basis, management also provides the HCC Committee with information concerning expectations regarding the vesting of outstanding long-term incentive awards. The HCC Committee uses this data to evaluate whether the NEO’s compensation and existing incentive opportunities from prior awards reflect Company operating performance and stockholder value, as well as the particular officer’s performance, the extent to which they continue to motivate the officer and whether adjustments are required to the program or an individual officer’s compensation.

Contractual Commitments. The HCC Committee also considers contractual commitments in determining or recommending executive pay. The employment agreements for our NEOs generally provide for an initial level of annual salary, a target percentage of annual salary that can be earned pursuant to our short-term cash incentive plans and limited perquisites.

Use and Availability of Equity. When considering equity awards to our officers, including the NEOs, the HCC Committee considers our equity availability and usage, the potential voting power dilution to our stockholders and the projected impact on our earnings per share for the relevant years. The Company believes that its share usage and potential dilution have generally been conservative compared to its peer group.

onsemi 2022 Proxy Statement     35

Compensation Discussion and Analysis

Internal Pay Equity. While the HCC Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation. As previously discussed, we generally target the compensation levels among our executives to be competitive with market median. As compensation is competitively determined, the HCC Committee believes that the differentiation between the pay of Mr. El-Khoury and the other NEOs was appropriate.

Risk Analysis. The HCC Committee considers the potential for unacceptable risk-taking in its compensation design and performs periodic risk assessments with respect to its duties and actions. The HCC Committee believes that the design of our executive compensation program does not unduly incentivize our executives to take actions that may conflict with our long-term best interests. Material risk in our compensation design is mitigated in several ways, including as follows:

•

Performance-based pay opportunities are designed with goals that are aggressive but attainable without the need to take inappropriate risks and with the goal of driving long-term value to our stockholders.

•	There is an appropriate mix of pay elements, with total compensation not overly weighted toward any one compensation component.
•	The base salaries of our NEOs, although comprising a relatively modest component of aggregate total compensation, nevertheless are adequate to discourage undue risk-taking.
•	Opportunities under our short-term and long-term incentive programs are capped so that the upside potential is not so large as to encourage excessive risk-taking.
•

Our stock-based incentives vest or are earned over a multi-year period, which provides long-term upside potential, but also requires the executive to bear the economic risk of the award over the vesting period.

•	We generally use different performance metrics in different programs and awards, which provides balance and lessens the opportunity to take undue risk in meeting a single goal.
•

The stock components inherent in our long-term incentive program, combined with our stock ownership guidelines, align the interests of our executives with a goal of long-term preservation and appreciation of stockholder value.

•	Incentive payments and awards are subject to clawback in the event of a material restatement of our financial results and in certain other cases.
•	The HCC Committee considers information from comparator companies in compensation design, thereby avoiding unusually high pay opportunities relative to the Company’s peers.
•	To retain our executives, the Company maintains severance programs with reasonable terms and a double-trigger change in control provision.

Elements of Our Compensation Program

Our compensation program is designed to provide a competitive total compensation package consistent with our performance in the marketplace and our desire to retain talented management. The 2021 compensation program for each of our NEOs includes:

•	base salary;
•	short-term cash incentive awards;
•	long-term equity incentive awards;
•	post-termination compensation;
•	limited perquisites; and
•	other benefit plans and programs.

While executives have more of their total compensation at risk than other employees, we believe that corporate and individual performance drive incentive compensation and the principles that serve as the basis for executive compensation practices generally apply to the compensation plans for all employees.

Base Salary. The primary objectives for the base salary component were to: (i) reward and retain our NEOs; and (ii) provide fixed compensation that was competitive in our market and commensurate with each NEO’s level of responsibility. The HCC Committee generally targets executive pay, including short-term and long-term incentive compensation, at the median of benchmarked market data. In addition, differences in salary among officers are based on market median data and other factors as described in this CD&A.

Due to the continued impact of COVID-19 on the Company’s operations and outlook, as well as the recency of Mr. El-Khoury’s and Mr. Trent’s joining the Company, the HCC Committee determined not to increase base salaries for

36     onsemi 2022 Proxy Statement

Compensation Discussion and Analysis

the 2021 fiscal year at the time of its customary annual review in February 2021. During a review of the executive pay conducted by the HCC Committee in June 2021, however, the HCC Committee determined that the base salary for each of Messrs. Hopkin and Keeton would be significantly and adversely impacted by economic conditions and the marketplace for key talent such that the resulting effect would be that this compensation component for Messrs. Hopkin and Keeton would be significantly below market levels. Given that the base salary for each of Messrs. Hopkin and Keeton was positioned between the 25th percentile and median of the market, the HCC Committee approved certain awards designed to align the base salaries of Messrs. Hopkin and Keeton more closely with the median of the benchmarked data. The retention measures included an increase in the annual base salary for each of Messrs. Hopkin and Keeton to $500,000. The Company believes that the retention measures taken with respect to Messrs. Hopkin and Keeton, including the base salary increases described above, were reasonable in magnitude and represent an isolated practice.

Short-Term Cash Incentive Program. The primary objectives of the 2021 short-term incentive award program (the “2021 Bonus Program”) were to:

•	maximize return to stockholders;
•	reward and retain our top performers;
•	reward achievement of short-term financial performance goals;
•	use objective and verifiable metrics;
•	utilize a single program for all eligible employees; and
•	target bonus percentages based on benchmarked market data.

Summary of Features. The 2021 Bonus Program had the following features:

•	an annual plan providing for award opportunities based on full-year 2021 results;

•

performance goals based on both (i) financial results, including revenue and earnings before interest and taxes (“EBIT”) targets, to ensure funding of the 2021 Bonus Program was in line with the Company’s Annual Operating Plan (the achievement of both financial metrics, the “Corporate Multiplier”), and (ii) individually-scored performance goals based on both financial metrics (including revenue growth, gross margin increase and EBIT earnings growth) and certain non-financial metrics (including the definition and deployment of management’s new corporate strategy and the planning and execution of certain transformation initiatives) (the achievement of such individually-scored metrics, the “Individual Goal Achievement Percentage”), as applicable, for each NEO;

•

payouts determined on a linear basis (i) from the 0% payout level to the 100% payout level for both the Corporate Multiplier and non-financial metrics included in the Individual Goal Achievement Percentage, and (ii) from the 0% payout level to 100% payout level and from the 100% payout level to the 200% payout level for the financial metrics included in the Individual Goal Achievement Percentage; and

•

the HCC Committee had the ability to exercise positive or negative discretion and pay such greater or lesser amounts as it determined to be appropriate in connection with the achievement of the Company’s goals and the furtherance of the objectives of the Company’s compensation programs.

Alignment with New Company Strategy. In designing the 2021 Bonus Program, the HCC Committee considered its primary short-term compensation objectives, including maximizing total return to stockholders, the expectations of Company performance, projected market expectations and expectations regarding individual performance and the Company’s objectives for 2021. In particular, to directly align the 2021 Bonus Program with the Company’s 2021 strategic and transformation objectives and encourage our executives to maximize profitability, growth and operational efficiency, the HCC Committee determined to include the following components in the 2021 Bonus Program: revenue, EBIT and gross margin (the “Individual Financial Components”); and certain other metrics specifically tailored to each NEO’s area of expertise and strategic focus, including non-financial goals and other metrics based on the definition and deployment of management’s new corporate strategy and the planning and execution of certain transformation initiatives (the “Individual Strategic Components”). As further described below, the interplay between the Corporate Multiplier and each NEO’s Individual Goal Achievement Percentage highlights the Company’s compensation philosophy, which is based on both Company and individual performance. The Company’s performance is embedded in the Corporate Multiplier. Meanwhile, a portion of the Individual Goal Achievement Percentage (between 40% and 50%) is tied to Company-wide financial targets and the remaining portion of the Individual Goal Achievement Percentage (between 50% and 60%) is tied to individualized performance targets pertaining to each NEO’s execution of strategic initiatives.

onsemi 2022 Proxy Statement     37

Compensation Discussion and Analysis

Under the 2021 Bonus Program, a NEO’s payout was determined according to the formula below:

2021 Bonus Program Formula

Corporate Multiplier Component of the 2021 Bonus Program. As structured, cash bonuses under the 2021 Bonus Program were only payable if the minimum financial targets comprising the Corporate Multiplier (i.e., each of the revenue and EBIT targets) were met or exceeded (up to a maximum Corporate Multiplier attainment of 100%). The scoring of the financial targets comprising the Corporate Multiplier was based on the levels of achievement of the revenue growth and EBIT growth set forth in the table below, with straight line interpolation between the threshold and target levels. For 2021, the Company achieved revenue of $6.74 billion and EBIT of $1,478 million, resulting in a Corporate Multiplier of 100%.

Corporate Multiplier Component	0% Achievement (Threshold)	100% Achievement (Target)

Revenue	$5.25 billion (1)	$5.70 billion

EBIT	$536 million (2)	$773 million
(1)

The target goal represented an 8.6% increase relative to 2020 revenue. Revenue was as reported in the Company’s financial statements included in the earnings release reporting earnings for the 2021 fiscal year.

(2)

The target goal represented a 44.2% increase relative to 2020 EBIT. EBIT was as reported in the Company’s financial statements included in the earnings release reporting earnings for the 2021 fiscal year.

Individual Goal Achievement Percentage Component of 2021 Bonus Program. In addition to the Corporate Multiplier, each NEO received a score based on the level of achievement of each Individual Financial Component and each Individual Strategic Component, as described below. The aggregate scores, including all Individual Financial Components and all Individual Strategic Components, were then translated to the Individual Goal Achievement Percentage that the HCC Committee utilized in calculating the total bonus payout.

38     onsemi 2022 Proxy Statement

Compensation Discussion and Analysis

The scoring of the Individual Financial Components was based on the level of achievement of revenue, EBIT and non-GAAP gross margin described in the table below. Once above-threshold levels were achieved, results of the Individual Financial Components could result in attainment of up to 200% for results at or above the stretch levels, with straight-line interpolation between the threshold and target levels and between the target and stretch levels. For each of Messrs. El-Khoury, Trent and Cave, each of the threshold, target and stretch financial metrics were determined based on Company-wide revenue, EBIT and non-GAAP gross margin growth. For each of Messrs. Hopkin, Keeton and Jatou, each of the threshold, target and stretch financial metrics were determined based on revenue, EBIT and non-GAAP gross margin growth within ASG, PSG and ISG, respectively. For 2021, the Company and each of ASG, PSG and ISG attained the financial performance for 2021 set forth in the table below, resulting in a 200% achievement for the Individual Financial Components for each of Messrs. El-Khoury, Trent, Hopkin, Keeton and Cave and a 194.8% achievement for the Individual Financial Components for Mr. Jatou.

Target	0% Achievement (Threshold)	100% Achievement (Target)	200% Achievement (Stretch)	Actual Achievement

Revenue	Company: $5.25 billion ASG: $1.923 billion PSG: $2.59 billion ISG: $739 million	Company: $5.70 billion ASG: $2.069 billion PSG: $2.82 billion ISG: $813 million	Company: $6.53 billion ASG: $2.369 billion PSG: $3.23 billion ISG: $931 million	Company: $6.74 billion ASG: $2.399 billion PSG: $3.44 billion ISG: $900.8 million

Non-GAAP Gross Margin	Company: 34.4% ASG: 38.5% PSG: 31.8% ISG: 33.0%	Company: 38.0% ASG: 40.6% PSG: 36.0% ISG: 38.0%	Company: 40.0% ASG: 43.8% PSG: 37.3% ISG: 39.4%	Company: 45.2% ASG: 49.2% PSG: 43.2% ISG: 42.5%

EBIT	Company: $536 million ASG: $164 million PSG: $374 million ISG: $0	Company: $773 million ASG: $215 million PSG: $528 million ISG: $29 million	Company: $1.186 billion ASG: $365 million PSG: $733 million ISG: $88 million	Company: $1.478 billion ASG: $486.5 million PSG: $910 million ISG: $88.3 million

The non-GAAP financial metrics utilized for the 2021 Bonus Program were calculated consistent with the methods applied to the company’s financial statements for the production of its earnings releases. Generally, the above adjustments are not fixed and are intended to be conceptually consistent with the Company’s earnings release calculations for adjusted non-GAAP earnings per share. The HCC Committee believed that non-GAAP metrics should be used for the 2021 Bonus Program rather than GAAP metrics to prevent payments under the 2021 Bonus Program from being significantly impacted (positively or negatively) by extraordinary or unusual events or non-cash items. The HCC Committee also considered adjustments eliminating the effect of certain non-cash items to be appropriate, believing that the adjusted numbers are a better indicator of current actual Company operating performance.

The Individual Strategic Components included in the Individual Goal Achievement Percentage were scored: (i) for certain binary metrics, at either 0% or 100% attainment without linear interpolation between the attainment levels, or (ii) at up to 100% attainment, with linear interpolation for attainment between the threshold and target levels. The Individual Strategic Components were tailored to the specific initiatives focused upon by each NEO within the broader context of the Company’s strategy. The individual targets varied by NEO and consisted of items that management recommended, and the HCC Committee determined, were integral to the success of the Company, including financial, ESG, new product, quality improvement, human capital and operational initiatives. Each portion of the Individual Strategic Components was weighted with a specific point value based on its strategic importance to the Company and/or the level of complexity involved in achieving the goal. Particular scoring metrics used to determine whether a given target had been achieved were also established in advance. At the end of the fiscal year, the NEOs “scored” themselves with respect to the achievement of their individualized targets based on the scoring parameters previously communicated. Their scores were reviewed, adjusted as needed, and approved by the CEO. This scoring was then reviewed by the HCC Committee and used as a basis for its determination of each NEO’s individual bonus.

In addition, in connection with its review and scoring of the Individual Goal Achievement Percentage in January 2022 and as a result of the Company’s record financial results for fiscal year 2021 and its commitment to a pay-for-performance philosophy, the HCC Committee determined to exercise its discretion to allocate an additional 20% achievement to the Individual Goal Achievement Percentage (the “Additional Individual Goal Achievement Percentage”) for each Company employee who participates in the 2021 Bonus Program, including the NEOs. The HCC Committee also determined that

onsemi 2022 Proxy Statement     39

Compensation Discussion and Analysis

the Additional Individual Goal Achievement Percentage should serve as a retention incentive and therefore that the additional 20% will be paid to employees who remain with the Company as of the payment date in July 2022.

The table below sets forth each NEO’s achievement for the Individual Strategic Components, as well as each NEO’s Individual Goal Achievement Percentage:

NEO (1)	Individual Strategic Components (2)	Individual Financial Components (2)	Individual Goal Achievement Percentage	Additional Individual Goal Achievement Percentage (3)	Total Individual Goal Achievement (4)

Hassane El-Khoury	100%	200%	150%	20%	170%

Thad Trent	100%	200%	150%	20%	170%

Vincent C. Hopkin	90%	200%	145%	20%	165%

Simon Keeton	100%	200%	150%	20%	170%

Ross F. Jatou	100%	194.8%	147.4%	20%	167.4%

George H. Cave	100%	200%	140%	0%	140%
(1)	Mr. Gutmann did not participate in the 2021 Bonus Program because he retired on February 16, 2021.
(2)

Comprises 50% weighting of the Individual Goal Achievement Percentage, except for Mr. Cave, whose Individual Strategic Components comprised 60% of the weighting of the Individual Goal Achievement Percentage and Individual Financial Components comprised 40% of the Individual Goal Achievement Percentage.

(3)	Payable in July 2022. Mr. Cave retired as of April 1, 2022 and therefore is not eligible for the Additional 20% Individual Goal Achievement Percentage-related payment.
(4)	“Total Individual Goal Achievement” includes both the Individual Goal Achievement Percentage and the Additional Individual Goal Achievement Percentage.

Target Bonus Percentage for 2021. On February 11, 2021, the HCC Committee considered the award opportunity for each NEO other than Messrs. Trent and Gutmann, and in each case, determined to retain the 2020 target as a percent of Eligible Earnings (as defined below). When the HCC Committee conducted its review of executive pay in June 2021, it was determined that the compensation of Messrs. Hopkin, Keeton and Jatou should be adjusted in order to align more closely with market levels. As a result, and as reflected in the table below, the HCC Committee approved an increase in the target annual cash bonus performance incentive opportunity for each of Messrs. Hopkin, Keeton and Jatou from 75% to 85%. In making determinations regarding these bonus opportunity levels, the HCC Committee considered, among other factors, information from Pearl Meyer and management.

NEO	2020 Target Percent of Eligible Earnings (1)	2021 Target Percent of Eligible Earnings (1)

Hassane El-Khoury	150%	150%

Thad Trent	--% (2)	100%

Vincent C. Hopkin	75%	85% (3)

Simon Keeton	75%	85% (3)

Ross F. Jatou	75%	85% (3)

George H. Cave	75%	75%

Bernard Gutmann	85%	--% (4)
(1)

A NEO’s eligible compensation for the relevant performance period includes earnings that are paid during the performance period, regardless of the period for which the compensation was earned (the “Eligible Earnings”).

(2)	Not applicable for Mr. Trent as he did not join the Company until 2021.
(3)	Reflects the increased annual cash bonus performance incentive opportunity effective as of July 1, 2021.
(4)	There was no target award opportunity for Mr. Gutmann for 2021 because he announced his retirement early in 2021.

40     onsemi 2022 Proxy Statement

Compensation Discussion and Analysis

Bonus Payout under the 2021 Bonus Program. The payouts under the 2021 Bonus Program for each of our NEOs were as follows:

NEO (1)	Eligible Earnings	Bonus Target %	Target Bonus	Corporate Multiplier	Total Individual Goal Achievement Percentage	Final Cash Bonus

Hassane El-Khoury	$950,000	150%	$1,425,000	100%	170%	$2,422,500

Thad Trent	$600,000	100%	$505,385 (2)	100%	170%	$1,020,000

Vincent C. Hopkin	$500,000	85% (3)	$402,443 (2)	100%	165%	$701,250

Simon Keeton	$500,000	85% (3)	$402,443 (2)	100%	170%	$722,500

Ross F. Jatou	$450,000	85% (3)	$382,500	100%	167.4%	$640,305

George H. Cave	$500,000	75%	$375,000	100%	140%	$525,000
(1)	Mr. Gutmann did not participate in the 2021 Bonus Program because he retired on February 16, 2021.
(2)

Reflects the cash bonus earned based on the applicable NEO’s Eligible Earnings during fiscal year 2021. Mr. Trent’s Eligible Earnings were pro-rated for the time he worked for the Company during fiscal year 2021 while the eligible earnings of each of Messrs. Hopkin and Keeton reflect adjustments to their base salaries on July 1, 2021.

(3)	Reflects the increased annual cash bonus performance incentive opportunity effective as of July 1, 2021.

2022 Bonus Program. In February 2022, the HCC Committee approved a 2022 short-term incentive award program (the “2022 Bonus Program”) that mirrors the general structure of the 2021 Bonus Program but implements new metrics upon which to base the aspects of the bonus payout formula. In addition, the Corporate Multiplier for the 2022 Bonus Program (the “2022 Corporate Multiplier”) is tied to revenue and operating expense metrics for the NEOs. The 2022 Corporate Multiplier also has a maximum 200% attainment possibility while each of the targets that make up a given NEO’s Individual Goal Achievement Percentage has a maximum achievement level of 100%. Each of the 2022 Corporate Multiplier and the Individual Goal Achievement Percentage components will be measured on a quarterly and annual basis against approved quarterly and annual targets. For 2022, the HCC Committee approved Individual Goal Achievement Percentage targets under a format in which such targets were determined on an individual basis, with each of the applicable NEOs having his targets clearly established based on discussions with the CEO. The HCC Committee will reassess cash incentive metrics in 2023 and thereafter on an annual basis.

2022 Bonus Program Formula

Long-Term Incentive Program. Long-term incentives for executives are entirely equity-based and are designed to reinforce the alignment of executive and stockholder interests. These rewards provide each individual with a significant incentive to manage from the perspective of an owner. In February 2021, the HCC Committee made annual long-term incentive awards (the “2021 LTI Program”) to each NEO, other than Bernard Gutmann, consisting of 60% PBRSUs and 40% RSUs pursuant to the SIP. The 2021 LTI Program was designed to reward performance consistent with the Company’s new long-term strategic objectives. Consistent with that approach, each of the applicable NEOs received two awards – a PBRSU award (the “2021 PBRSUs”) and an RSU award (the “2021 RSUs”). The HCC Committee determined that such an allocation between PBRSUs and RSUs provided a reasonable balance between performance-based and retention incentives.

The principles of the 2021 equity grant program include that:

•	awards are aligned with stockholder interests;
•	the percentage of unvested value should align with executive retention strategies;
•	the majority of the stock pool is reserved for top performers;
•	equity grants are budgeted consistent with market practice based on median value and actual grants are based on performance and potential;

onsemi 2022 Proxy Statement     41

Compensation Discussion and Analysis

•	Company, department and individual performance drive above-market equity grants in the following annual cycle or additional grants throughout the year; and
•	awards are designed to support the Company’s business strategies.

Generally, both RSUs and PBRSUs are used for retention while PBRSUs are also used in support of business performance strategies. The HCC Committee also considered the advantages and disadvantages of using absolute versus relative performance measures and believes that the 2021 LTI Program struck an appropriate balance between the two types of measures by using both measures in the PBRSU grants. Absolute measures are consistent with stockholder expectations, allow for greater sense of control and influence by the executive, encourage motivation and are consistent with the Company’s cash flow and ability to pay. Conversely, relative measures, such as the Relative TSR performance measure included in the TSR Adjustment, reward executives for outperforming the Company’s peers in a highly competitive marketplace.

Description of 2021 RSUs. The 2021 RSUs are time-based and will vest annually in one-third increments on each anniversary of the grant date.

Description of 2021 PBRSUs. The 2021 PBRSUs are performance-based and are eligible to vest based on the extent to which a given NEO satisfies the applicable performance goals established by the HCC Committee. The 2021 PBRSUs have performance measurement periods of one, two and three years, as follows:

•

The 2021 PBRSUs consist of units associated with each of three distinct performance goals: revenue, non-GAAP gross margin and non-GAAP operating expenses for the period started on January 1, 2021 and ended on December 31, 2021 (the “2021 PBRSU Performance Period,” and the performance goals associated with the 2021 PBRSU Performance Period, the “2021 LTI Performance Goals”).

•

The 2021 PBRSUs are also subject to the TSR Adjustment based on Relative TSR benchmarked against an industry peer group consisting of a group of comparator companies in the semiconductor industry identified by the HCC Committee (the “TSR Companies”). The 2021 PBRSUs incorporate the concept of a TSR Adjustment in order to emphasize the importance of Company performance amongst our peers. The number of 2021 PBRSUs eligible to vest each year may be adjusted based on the Company’s Relative TSR over the periods of time beginning on January 1, 2021 and ending on each of December 31, 2021, December 31, 2022 and December 31, 2023 (each, a “TSR Performance Period”).

•

The 2021 PBRSUs earned based on the levels of performance achieved for the 2021 LTI Performance Goals will vest over three years, with the first tranche of vesting having occurred in February 2022 and the other two tranches of vesting occurring in each of February 2023 and February 2024, respectively, subject to the executive remaining continuously employed with the Company through the applicable vesting date. Similar to the PBRSUs that vested in February 2022, the shares that will vest in each of February 2023 and February 2024 will be subject to the TSR Adjustment, as described below.

•

Each of the three tranches described above is subject to the TSR Adjustment, which could reduce the PBRSUs otherwise earned by 50% or, alternatively, could increase the PBRSUs otherwise earned by up to an additional 50% above the PBRSUs earned through achievement of the 2021 LTI Performance Goals. For the 2021 PBRSUs, the TSR Adjustment will impact the shares earned for each of the three tranches as follows: (i) if the Company’s Relative TSR for such TSR Performance Period is above the 25th percentile, but less than the 50th percentile, then 100% of the 2021 PBRSUs earned in accordance with the 2021 LTI Performance Goals will be earned and the TSR Adjustment will not have any impact; (ii) if the Company’s Relative TSR for such TSR Performance Period is at or above the 75th percentile, then the earned 2021 PBRSUs will be adjusted to add an additional 50% in 2021 PBRSUs to the earned 2021 PBRSUs vesting in that tranche; (iii) if the Company’s Relative TSR for such TSR Performance Period is above the 50th percentile, but less than the 75th percentile, then the earned 2021 PBRSUs will be adjusted to add to the earned 2021 PBRSUs vesting in that tranche an additional number of PBRSUs determined based on straight line interpolation between the 50th and 75th percentiles; and (iv) if the Company’s applicable Relative TSR for such TSR Performance Period is less than the 25th percentile, the TSR Adjustment would reduce by 50% the 2021 PBRSUs that would otherwise vest in the applicable tranche based on satisfaction of the 2021 LTI Performance Goals.

42     onsemi 2022 Proxy Statement

Compensation Discussion and Analysis

2021 Performance Goals Measured after 2021 PBRSU Performance Period (1)	0% Payout (Threshold)	100% Payout (Target)	150% Payout (Stretch)

Revenue (weighted 16.7%)	$5.25 billion	$5.70 billion	$5.99 billion

Non-GAAP Gross Margin (weighted 50%) (2)	34.4%	38%	40%

Non-GAAP Operating Expense (weighted 33.3%) (3)	25% ratio	23% ratio	20% ratio

TSR Adjustment Measured after each TSR Performance Period	Payout Range

Relative TSR	50% to 150% (4)
(1)

All 2021 Performance Goals are calculated consistently utilizing the methods applied to the Company’s financial statements for the production of its earnings releases. Generally, the adjustments are not fixed and are intended to be conceptually consistent with the Company’s earnings release calculations for adjusted non-GAAP earnings per share. Additionally, payouts associated with each 2021 Performance Goal are determined using linear interpolation from threshold to target and from target to stretch.

(2)

The target goal represented a 14% increase relative to actual results achieved for the prior fiscal year of 32.7%. For purposes of the 2021 LTI Program, non-GAAP gross margin is calculated and adjusted by the HCC Committee in the same ways, as it is for the 2021 Bonus Program (discussed above).

(3)

For purposes of the operating expense component, the operating expense ratio was calculated as the non-GAAP operating expenses for 2021 divided by the revenue for 2021. The target goal represented approximately a 3% improvement relative to actual results achieved for the prior fiscal year of about 26%.

(4)

The Company’s Relative TSR can either reduce or increase the total number of shares underlying the PBRSUs earned based on the impacts of the TSR Adjustment (as described above). Increased possible payouts based on the impact of Relative TSR assume that the threshold 2021 LTI Performance Goals are met such that the additional upside aspect of the 2021 PBRSUs is capable of being paid out.

•	If the threshold level of a given 2021 PBRSU Performance Goal is not exceeded, the entire number of PBRSUs associated with that 2021 PBRSU Performance Goal award is canceled.

•	The HCC Committee must approve the level of attainment of the performance goals and may exercise negative discretion with respect to the number of shares that will vest based on such goals.

The HCC Committee believed that non-GAAP metrics should be used for the 2021 LTI Program rather than GAAP metrics to prevent payments under the 2021 LTI Program from being significantly impacted (positively or negatively) by extraordinary or unusual events or non-cash items. The HCC Committee also considered adjustments eliminating the effect of certain non-cash items to be appropriate, believing that the adjusted numbers are a better indicator of current actual Company operating performance.

Relative TSR Component. To determine achievement of the Company’s Relative TSR at the end of each applicable measurement period, the average closing stock price for the Company’s fourth fiscal quarter of 2020 against each of the TSR Companies will be compared with the average closing stock price for the Company’s fourth fiscal quarter of each of 2021, 2022 and 2023 against each such TSR Company. Dividends paid are added to the change in value of the stock. The companies are then ordered by percentage change.

TSR COMPANIES

Ambarella Inc.	Marvell Technology, Inc.	Realtek Semiconductor Corp.

ams AG	Maxim Integrated Products, Inc. (3)	Renesas Electronics Corporation

Analog Devices, Inc.	Maxlinear Inc.	Rohm Co., Ltd.

Broadcom Inc.	Melexis N.V.	Semtech Corporation

Cirrus Logic, Inc.	Microchip Technology Incorporated	Sensata Technologies Holding plc

Dialog Semiconductor Plc (1)	MKS Instruments, Inc.	Silicon Laboratories Inc.

Diodes Incorporated	Monolithic Power Systems, Inc.	Skyworks Solutions, Inc.

Infineon Technologies AG	Murata Manufacturing Co., Ltd.	STMicroelectronics N.V.

Inphi Corporation (2)	National Instruments Corporation	Synaptics Incorporated

Knowles Corporation	NXP Semiconductors N.V.	Texas Instruments Incorporated

Lattice Semiconductor Corporation	Parade Technologies, Ltd.	Vishay Intertechnology, Inc.

Littelfuse, Inc.	Power Integrations, Inc.	Wolfspeed, Inc.

Macom Technology Solutions Holdings, Inc.	Qorvo, Inc.	Xilinx, Inc. (4)

onsemi 2022 Proxy Statement     43

Compensation Discussion and Analysis

(1)	Dialog Semiconductor Plc was acquired by Renesas Electronics Corporation in August 2021.
(2)	Inphi Corporation was acquired by Marvell Technology, Inc. in April 2021.
(3)	Maxim Integrated Products, Inc. was acquired by Analog Devices, Inc. in August 2021.
(4)	Xilinx, Inc. was acquired by Advanced Micro Devices, Inc. in February 2022.

The TSR Companies listed above represent a mix of companies listed on the PHLX Semiconductor Index and other publicly traded semiconductor companies whose product and service offerings, market capitalization, business model and other characteristics are similar to those of onsemi.

Consideration of Performance Period. The HCC Committee selected a one-year performance period for the 2022 LTI Performance Goals portion of the 2021 PBRSU awards. The HCC Committee recognizes that a shorter performance period allows for changing perspectives within a long-term incentive award program in our highly cyclical industry, and chose a shorter performance period for PBRSUs, in part, to encourage commitment and adherence to the Company’s business strategy. At the same time, the HCC Committee selected Performance Goals that establish a longer-term baseline for the Company to reach its long-term financial targets. Notably, the 2021 PBRSUs will only vest in 1/3 increments over a three-year vesting period and will be adjusted at the end of each measurement period to give effect to the TSR Adjustment described above.

Target Equity Granted to each NEO. The following table sets out the 2021 target equity awards granted to each applicable NEO:

NEO (1)	2021 PBRSU Amount (2)	2021 RSU Amount	2021 LTI Amount	2021 PBRSUs (3) (# of Units)	2021 RSUs (# of Units)

Hassane El-Khoury	$4,800,000	$3,200,000	$8,000,000	116,308	77,539

Thad Trent	$2,400,000	$1,600,000	$4,000,000	57,348 (4)	38,232 (4)

Vincent C. Hopkin	$1,275,000	$850,000	$2,125,000	30,895 (5)	20,597 (5)

Simon Keeton	$1,275,000	$850,000	$2,125,000	30,895 (6)	20,597 (6)

Ross F. Jatou	$750,000	$500,000	$1,250,000	18,174 (6)	12,116 (6)

George H. Cave	$900,000	$600,000	$1,500,000	21,808	14,539
(1)	Mr. Gutmann is not included in the table above as he did not receive a 2021 equity award prior to his retirement.
(2)

The amounts disclosed in the above table reflect the grant date fair value for the 2021 PBRSUs. These amounts represent the probable outcome of the performance conditions as of the date of grant, which was based on a 100% attainment for each of the revenue, non-GAAP gross margin and non-GAAP operating expense components.

(3)

The actual value of each such award as of December 31, 2021 is disclosed in columns (h) and (j) of the Outstanding Equity Awards at Fiscal Year-End 2021 table below in this proxy statement and described in the footnotes to such table. The number of units granted for all applicable NEOs other than Mr. Trent was based on the closing stock price on the date of grant (February 12, 2021) of $41.27 per share. For Mr. Trent, the number of units granted was based on the closing stock price on his hire date (February 16, 2021) of $41.85 per share.

(4)	Excludes new hire grants of 91,996 PBRSUs and 39,427 RSUs, as applicable.
(5)	Excludes off-cycle retention grants of 1,583 PBRSUs and 1,056 RSUs for Mr. Hopkin, as applicable.
(6)	Excludes off-cycle retention grants of 2,375 PBRSUs and 1,583 RSUs for each of Messrs. Keeton and Jatou, as applicable.

Off-Cycle Awards for Messrs. Hopkin, Keeton and Jatou. During a review of executive pay conducted by the HCC Committee in June 2021, it was determined that the short-term incentive and long-term incentive compensation for Messrs. Hopkin, Keeton and Jatou would be significantly and adversely impacted by economic conditions and the marketplace for key talent such that these compensation components for Messrs. Hopkin, Keeton and Jatou would be below market levels. Given that short-term and long-term incentive compensation for each of Messrs. Hopkin, Keeton and Jatou were positioned between the 25th percentile and median of the market, the HCC Committee approved certain awards designed to align the total compensation of Messrs. Hopkin, Keeton and Jatou more closely with the median of the benchmarked data. These off-cycle retention measures included (i) an off-cycle retention award of PBRSUs with a grant date fair value of $60,000 for Mr. Hopkin and $90,000 for each of Messrs. Keeton and Jatou, respectively (the “Retention PBRSU Awards”); and (ii) an off-cycle retention award of RSUs with a grant date fair value of $40,000 for Mr. Hopkin and $60,000 for each of Messrs. Keeton and Jatou, respectively (the “Retention RSU Awards”). The Company believes that the retention measures taken with respect to Messrs. Hopkin, Keeton and Jatou, including the Retention PBRSU Awards and Retention RSU Awards described above, were reasonable in magnitude and represent an isolated practice.

44     onsemi 2022 Proxy Statement

Compensation Discussion and Analysis

2022 Long-Term Incentive Awards. In February 2022, the HCC Committee approved the Company’s long-term incentive program for 2022 (the “2022 LTI Program”) and the related equity awards under such program for the Company’s employees, including the applicable NEOs. The 2022 LTI Program was designed to reward performance consistent with the Company’s evolving long-term strategic objectives. Consistent with that approach, each of the NEOs received two awards – a PBRSU award (the “2022 PBRSUs”) and an RSU award (the “2022 RSUs”). The HCC Committee weighted the 2022 PBRSUs approximately 60% and the 2022 RSUs approximately 40% in line with the Company’s pay-for-performance philosophy.

The 2022 RSUs will vest pro rata over three years from the date of grant, subject to continued employment or service to the Company through the vesting date.

The 2022 PBRSUs will vest, according to their terms, only if and to the extent that certain performance goals (the “2022 Performance Goals”) established by the HCC Committee are achieved. The HCC Committee established a payout scale to translate performance levels into vesting results. Exact achievement of the 2022 Performance Goals generally translates into earning 100% of the target number of shares, with lesser earnings provided for lesser performance and greater earnings provided for greater performance.

The 2022 Performance Goals selected by the HCC Committee in February 2022 include three financial performance goals – revenue, non-GAAP gross margin and non-GAAP operating income performance – and three operational or organizational goals – increasing the revenue driven by products containing Silicon Carbide technology, establishing baselines for each of the three categories (Scopes 1, 2 and 3) tracked by the U.S. Environmental Protection Agency across which carbon emissions are measured and establishing a customer experience program – during the fiscal year 2022 performance period. Based on the level of achievement of the performance goals under the 2022 LTI Program, each NEO could receive up to 150% achievement for the financial goals or 200% achievement for the operational and organizational goals, in each case, for results at or above the stretch levels, with straight-line interpolation between the threshold and target levels and between the target and stretch levels. Similar to the 2021 LTI Program, shares earned for 2022 performance will be divided into three portions that will be scheduled to vest over three years, no later than the date that the Company files its Annual Report on Form 10-K for each of 2022, 2023 and 2024, respectively, subject to the executive remaining continuously employed with the Company through the applicable vesting date, and as adjusted by the TSR Adjustment factor.

Similar to the 2021 PBRSUs, the 2022 PBRSUs granted are also eligible for longer-term upside opportunities up to 150% by virtue of the TSR Adjustment. Each of the three vesting tranches described above would be subject to a modification of the aggregate PBRSUs earned based on the TSR Adjustment, which could reduce the PBRSUs otherwise earned by 50%, or alternatively could increase the PBRSUs otherwise earned to up to 150% of the target PBRSUs. The Relative TSR goals that characterize the TSR Adjustment reflect those discussed above with respect to the Relative TSR component of the 2021 PBRSUs.

Based on its annual evaluation of the peer group at the August 2021 HCC Committee meeting, which included a review and analysis of a report prepared by Pearl Meyer, the HCC Committee determined to (i) add Monolithic Power Systems, Inc., (ii) retain Maxim Integrated Products, Inc. and Xilinx, Inc., which were acquired by Analog Devices, Inc. in August 2021 and by Advanced Micro Devices, Inc. in February 2022, respectively, pending such acquisitions, and (iii) otherwise keep the peer group used for purposes of 2022 NEO compensation decisions identical to the 2021 Peer Group.

Post-Termination Compensation

Severance and Change in Control Arrangements. Under the SIP, the HCC Committee has discretion to accelerate equity-based vesting upon a Change in Control (as defined in the SIP) (“Change in Control”). In addition, we have entered into the following arrangements with our NEOs that provide for post-termination payments in the event of a Change in Control:

•

RSU Award Agreements. The 2020 RSU agreements awarded to our NEOs contain provisions providing for the unvested portion of the awards to fully vest upon any termination of employment in connection with a Change in Control, or upon a resignation by the NEO for “Good Reason” (as such terms are defined in the applicable NEO’s employment agreement), within a two-year period after a Change in Control. Under the award agreements for the 2020 RSUs awarded to our applicable NEOs, if a Change in Control occurs after a qualifying retirement, the unvested RSUs subject to those award agreements will also immediately vest. While the 2021 RSU agreements

onsemi 2022 Proxy Statement     45

Compensation Discussion and Analysis

awarded to our applicable NEOs do not contain similar provisions, the new hire RSU award provided to Mr. Trent in connection with his appointment as the Company’s Executive Vice President and Chief Financial Officer contains provisions causing the unvested portion of such award to vest upon a termination of employment without “Cause” or in the event Mr. Trent resigns for “Good Reason,” whether or not in connection with a Change in Control, but excluding any termination for “Retirement” (as such terms are defined in Mr. Trent’s employment agreement).

•

PBRSU Award Agreements. The new hire PBRSU award granted to each of Messrs. El-Khoury and Trent in connection with their appointments as President and Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, contains provisions stating that if his employment is terminated (i) without Cause in connection with or following a Change of Control at a time prior to the end of the applicable performance period for the award, the total earned units will immediately vest as if the corresponding target performance level had been achieved, and (ii) without Cause or for Good Reason (absent a Change in Control) and subject to additional requirements stated in the award agreement, a number of units will vest as of the employee’s termination of employment in an amount determined by multiplying the number of units that would be earned under the award agreement using a truncated performance period, multiplied by a fraction, the numerator of which is the number of days the employee was employed during the performance period and the denominator of which is 730.

•

Employment Agreements. The employment agreements for our NEOs provide for certain post-termination compensation payments in the event of a Change in Control. For a description of the severance and change in control provisions of the employment agreements for our NEOs, see “Compensation of Executive Officers — Employment, Severance and Change in Control Arrangements” and “Compensation of Executive Officers — Potential Payments Upon Termination of Employment or Change in Control” below in this proxy statement.

Retirement Provisions – RSU Award Agreements. Under our 2020 RSU award agreements to Messrs. Hopkin, Cave and Gutmann, subject to certain advance notice requirements, any unvested RSUs awarded to such NEO who meets certain age and service requirements as of the grant date and retires after the six-month anniversary of the grant date set forth in the award agreement will, upon such NEO’s retirement, continue to vest in accordance with the schedule set forth in the award agreement until such RSUs become fully vested. If a Change in Control follows the date on which a grantee retires, any unvested RSUs will immediately vest as of the date of the Change in Control.

Market Alignment. The HCC Committee believes that our post-termination compensation and related arrangements with our NEOs are aligned with existing market practices related to, and are consistent with, the principal objectives of our compensation programs. To the extent a NEO’s employment agreement contains severance benefits or a change in control provision, such benefits are predicated upon the NEO being terminated without Cause or resigning for Good Reason. In addition, our change in control provisions do not include excise tax gross-ups, and our severance benefits are subject to the NEO signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, as well as non-competition or non-interference agreements, all of which serve the best interests of the Company and its stockholders. The continued vesting benefit under the retirement provisions in the 2020 RSU award agreements is similarly subject to restrictions that serve the best interest of the Company and its stockholders, as the benefit was subject to meeting certain age and service-based requirements as of the grant date of the applicable award.

Advantages of Our Post-Termination Compensation Arrangements. The HCC Committee believes that our management has played a crucial role in making us a successful Company and it sends an important signal to the market and potential employees that we are willing to protect our management with some guaranteed compensation in the event of a termination after a Change in Control. In addition, management may be less inclined to resist change in control transactions that are in the best interests of our stockholders if they have the added security that comes with such change in control arrangements. Similarly, the retirement benefits described in our 2020 RSU award agreements are subject to reasonable restrictions and reward long-term service with the Company beyond the date that our NEOs might otherwise retire. The HCC Committee also believes that the notice period required under the award agreements promotes a smooth and orderly transition of responsibilities to the NEO’s successor.

46     onsemi 2022 Proxy Statement

Compensation Discussion and Analysis

Limited Perquisites. Consistent with our pay-for-performance compensation philosophy, we generally do not provide our executive officers with significant perquisites other than the following, which are selected for competitive purposes:

•	an auto allowance of $1,200 per month;
•	enhanced coverage for life insurance (coverage of $1,000,000, which is $500,000 above the maximum allowed standard coverage of two times base salary that is afforded to all employees);
•	an executive physical examination; and
•	financial planning services reimbursement.

Relocation payments are also available for certain of our employees, including the NEOs, and other amounts may also be available for expatriate assignments. The HCC Committee believes these limited perquisites help to maintain the competitiveness of our compensation package vis-à-vis our peer companies and provide value at a reasonable cost to the Company. These include the executive physical examination at the Mayo Clinic and financial planning services reimbursement of up to $10,000 per year. We describe the limited perquisites paid in 2021 to each of the NEOs in the Summary Compensation Table of this proxy statement.

Other Benefit Plans and Programs. We do not offer executive retirement plans, pension benefits or non-qualified deferred compensation plans. Instead, we provide our NEOs with opportunities to accumulate retirement income primarily through appreciation of their equity awards. Executives are eligible to participate in benefit programs available to all of the Company’s full-time employees. These generally available programs, which are designed to provide competitive capital accumulation and other benefits, include:

•	a tax-qualified employee stock purchase plan;
•	a 401(k) savings plan; and
•	medical, dental, disability and life insurance programs.

Individual Performance Considerations

Generally, award amounts for each individual officer, and compensation variance from the market median based on the applicable benchmarking data, were based on the comparative data and other factors and processes discussed above.

The HCC Committee’s review of the individual performance of each NEO is not formulaic. A number of factors were considered, including, but not limited to, the then-current business environment and business challenges, the safety of our employees, the quality of our environmental efforts, the retentive value of the total compensation package and the cost of retention, all of which are taken into account in the course of making subjective judgments to determine final levels of executive compensation.

Impact of Taxation and Accounting Considerations on Executive Compensation

Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) imposes an additional 20% federal excise tax and penalties upon employees who receive “non-qualified deferred compensation” that does not comply with Section 409A. The HCC Committee takes into account the impact of Section 409A in designing our executive plans and programs that provide for “non-qualified deferred compensation” and, as a general rule, these plans and programs are designed either to comply with the requirements of Section 409A or to qualify for an applicable exception to Section 409A so as to avoid possible adverse tax consequences that may result from failure to comply with Section 409A. The HCC Committee also considers the potential non-deductibility of awards under applicable tax laws. While the HCC Committee considers the tax deductibility of awards and the impact of Section 409A as factors in determining executive compensation, the HCC Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not tax deductible or otherwise not optimal from a tax perspective. We cannot guarantee that the compensation awarded to our NEOs will comply with the requirements of Section 409A or an applicable exception thereto.

Accounting considerations also play a role in the design of our executive compensation program. Accounting rules require us to expense the grant date fair values of our equity awards (that is, the value of our equity awards based on U.S. GAAP), which reduces the amount of our reported profits under U.S. GAAP. Because of this stock-based expensing and the impact of dilution to our stockholders, we closely monitor the number, the share amounts and the fair values of the

onsemi 2022 Proxy Statement     47

Compensation Discussion and Analysis

equity awards that are granted each year. The HCC Committee also takes into account other tax and accounting consequences of its total compensation program and weighs these factors when setting total compensation and determining the individual elements of an officer’s compensation package.

Other Matters Relating to Executive Compensation

Hedging / Pledging Transactions. We have a comprehensive Insider Trading Policy, which, among other things, prohibits our NEOs from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities or that otherwise have economic consequences comparable to the same. Our NEOs are also prohibited from any pledging or margin transactions with respect to our stock, including, but not limited to, holding our securities in a margin account or otherwise pledging such securities as collateral for a loan. Our other employees are also encouraged to adhere to these rules.

Stock Ownership and Retention Guidelines for Officers. Under the Principles, as amended and restated in May 2021, an executive holding the title of Senior Vice President or above is expected to hold our common stock in an amount equal to two to six times the officer’s base salary (based on position). As of March 1, 2022, all of our NEOs were either in compliance with, or within the five-year grace period for compliance under, such guidelines.

Clawback Policy. In 2014, we adopted the Clawback Policy, which requires the Company to seek to recover any incentive-based compensation awards and payments made to any covered person in the event that: (i) the Company is required to prepare a financial restatement resulting from material noncompliance with any financial reporting requirements under the federal securities laws, which restatement would have resulted in payment of a lesser incentive as determined by the Board of Directors; (ii) there has occurred any intentional misconduct by the covered person that is materially injurious to the Company; or (iii) there has occurred any breach by the covered person of any material provision in his or her employment agreement with the Company or in any other agreement with the Company that contains non-solicitation, confidentiality, non-compete, non-disclosure or non-disparagement provisions applicable to the covered person. For purposes of the Clawback Policy, a “covered person” is any current or former Senior Vice President, Executive Vice President or CEO, or any other person as determined by the Board in its sole discretion. Each of our NEOs is a “covered person” under the Clawback Policy. The compensation to be recovered pursuant to the Clawback Policy applies to any award or payment made under any incentive-based compensation plan, including any corporate bonus plan and any RSUs, PBRSUs, stock options or other form of equity award made or paid by the Company during the applicable recovery period. The applicable recovery period for an accounting restatement is the three-year period preceding the date on which the Company is required to prepare an accounting restatement (determined in accordance with any applicable law, regulation or interpretation, or otherwise by the Board), which restatement would have resulted in payment of a lesser incentive as determined by the Board. The award agreements for our PBRSU awards contain additional clawback provisions that subject the awards to Company compensation recovery policies in place from time to time and that allow the Company to require the grantee to forfeit all or a portion of any unvested PBRSUs and any shares of stock delivered pursuant to the grant agreement if: (i) the grantee’s employment is terminated for Cause (as defined in the grantee’s employment agreement or comparable agreement, or, if the grantee has no employment agreement or comparable agreement, in the SIP); or (ii) the HCC Committee, in its sole and absolute discretion, determines that the grantee engaged in serious misconduct that results or might reasonably be expected to result in financial or reputational harm to the Company.

COMPENSATION COMMITTEE REPORT

The HCC Committee has reviewed and discussed with management the CD&A included in the proxy statement for the Annual Meeting. Based on such review and discussion, the HCC Committee recommended to the Board of Directors that the CD&A be included in the Form 10-K and this proxy statement. This report is submitted by the HCC Committee.

Christine Y. Yan, Chair

Gilles Delfassy

Paul A. Mascarenas

Gregory L. Waters

48     onsemi 2022 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth information concerning compensation earned by, or paid for services provided to us or our subsidiaries for the periods indicated to, our NEOs.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (1) (d)	Stock Awards ($) (2) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (3) (g)	All Other Compensation ($) (4) (i)	Total ($) (j)

Hassane El-Khoury President and Chief Executive Officer	2021 2020	950,000 36,538	285,000 0	9,413,592 7,578,939	0 0	2,137,500	39,470 251,336	12,825,562 7,866,813

Thad Trent (5) Executive Vice President, Chief Financial Officer and Treasurer	2021	505,385	101,077	9,030,390	0	758,077	236,588	10,631,517

Vincent C. Hopkin Executive Vice President and General Manager, Advanced Solutions Group	2021 2020	473,462 381,919	80,488 0	2,617,186 1,624,429	0 0	583,542 0	29,599 33,918	3,784,277 2,040,266

Simon Keeton Executive Vice President and General Manager, Power Solutions Group	2021 2020 2019	473,462 389,782 390,539	80,488 0 0	2,675,491 1,624,429 1,860,030	0 0 0	603,664 0 0	33,172 32,828 31,694	3,866,277 2,047,039 2,282,262

Ross F. Jatou Senior Vice President and General Manager, Intelligent Sensing Group	2021	450,000	76,500	1,645,882	0	563,805	33,522 (6)	2,769,709

George H. Cave (7) Former Executive Vice President, General Counsel, Chief Compliance Officer, Chief Risk Officer and Secretary	2021	500,000	0 (7)	1,765,080	0	525,000	38,954	2,829,034

Bernard Gutmann (8) Former Executive Vice President, Chief Financial Officer and Treasurer	2021 2020 2019	193,154 528,337 548,846	0 0 0	0 1,899,210 2,470,027	0 0 0	0 0 0	15,696 35,988 35,766	208,850 2,463,535 3,054,639
(1)	Represents portion of the payouts under the 2021 Bonus Program attributable to the Additional Individual Goal Achievement Percentage payable in July 2022.

(2)

Amounts in this column represent the aggregate grant date fair value of awards of PBRSUs and RSUs computed in accordance with FASB ASC Topic 718, which is derived using the closing price of our common stock on the date of grant, except that the Relative TSR component of the upside PBRSUs that were part of the long-term incentive compensation program structure in 2020 (the “Upside PBRSUs”) was based on a valuation as of the grant date performed by a third-party valuation firm. For the 2021 PBRSUs, the valuation was based upon a 100% attainment, which represents the probable outcomes of the performance conditions for those awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards that were expected to vest as of December 31, 2021. On January 28, 2022, the HCC Committee determined that the 2020 Base PBRSUs (as defined below) and Upside PBRSUs will vest at 100% by the final vesting date pursuant to the relevant award agreement. The HCC Committee also determined the first tranche for the 2021 PBRSUs vested at 100% pursuant to the relevant award agreement. Additionally, the Company’s Relative TSR at the end of the 2021 TSR Performance Period met the 150% threshold, and additional units in an amount equal to 150% of the first tranche of the 2021 PBRSUs vested pursuant to the relevant award agreement. The second and third tranches will each be evaluated at a later date pursuant to the NEO’s relevant award agreement. The estimated number of units which are expected to vest is evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements. We further discuss the assumptions we made in the valuation of stock awards in Note 11 of the Notes to Consolidated Financial Statements in the Form 10-K, which assumptions in Note 11 are incorporated herein by reference. At maximum, the 2021 PBRSUs would pay out to the applicable NEOs as follows: Mr. El-Khoury: $12,520,369; Mr. Trent: $10,562,250; Mr. Hopkin: $3,442,442; Mr. Keeton: $3,500,747; Mr. Jatou: $2,131,340; and Mr. Cave: $2,347,608.

(3)	The amounts in this column consist of annual cash incentives earned by the NEO in 2021, 2020 and 2019.

onsemi 2022 Proxy Statement     49

Compensation of Executive Officers

(4)	In addition to footnote (6) below, amounts in this column for 2021 consist of the items in the following table:

Name	Company Contributions Under 401(k) Plan ($) (a)	Executive Group Term Life Insurance Imputed Income* ($) (b)	Premiums Paid by the Company for Basic Life Insurance and Accidental Death and Dismemberment Insurance ($) (c)	Car Allowance* ($) (d)	Financial Planning Services* ($) (e)	Imputed Income for Post-Tax Long- Term Disability Insurance Benefit Payments* ($) (f)	Relocation Payments ($) (g)

Hassane El-Khoury	11,600	540	1,380	14,400	10,000	1,550	0

Thad Trent	11,600	1,051	1,380	12,557	10,000	0	200,000

Vincent C. Hopkin	11,600	235	1,380	14,400	900	1,084	0

Simon Keeton	11,600	1,710	1,380	14,400	2,998	1,084	0

Ross F. Jatou	11,600	1,242	1,380	16,800	0	0	0

George H. Cave	11,600	7,524	1,380	14,400	2,900	1,150	0

Bernard Gutmann	7,726	2,315	460	4,800	0	395	0

*The Company also pays Medicare tax at the rate of 1.45% on the amounts listed in columns (b), (d), (e) and (f).

(5)

After the Board approved the appointment of Mr. Trent as Executive Vice President, Chief Financial Officer and Treasurer on January 24, 2021, Mr. Trent assumed the role effective immediately following the filing of the 2020 Form 10-K on February 16, 2021.

(6)	Includes a patent award valued at $2,500.

(7)

Mr. Cave transitioned to an advisory role after Pamela Tondreau was named Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary of the Corporation effective October 11, 2021. He then remained employed in such advisory role until retiring as of April 1, 2022. As Mr. Cave retired as of April 1, 2022, he is not eligible to receive the Additional Individual Goal Achievement Percentage payable in July 2022.

(8)

Mr. Gutmann retired from his position as Executive Vice President, Chief Financial Officer and Treasurer, effective as of the filing of the 2020 Form 10-K on February 16, 2021. As a result, and as the February 2021 meeting of the HCC Committee was set to occur just days prior to the effective date of his retirement, Mr. Gutmann did not receive any compensation during the 2021 fiscal year aside from his salary and the amounts described in footnote (4) above.

50     onsemi 2022 Proxy Statement

Compensation of Executive Officers

Grants of Plan-Based Awards in 2021

Name (1) (a)	Grant Date (b)	Approval Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)				Grant Date Fair Value of Stock and Option Awards ($) (l) (7)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e) (5)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i) (6)

Hassane El-Khoury		02/12/2021	0	1,425,000	2,137,500
	02/12/2021								77,539	3,200,035
	02/12/2021					0	116,308	261,693		6,213,557

Thad Trent (8)		02/12/2021	0	505,385	758,077
	02/16/2021	02/12/2021							77,659	3,250,029
	02/16/2021	02/12/2021				0	91,996	91,996		2,716,642
	02/16/2021	02/12/2021				0	57,348	129,033		3,063,719

Vincent C. Hopkin		02/12/2021	0	402,443	603,664
	02/12/2021	02/12/2021							20,597	850,038
	02/12/2021	02/12/2021				0	30,895	69,514		1,650,513
	07/01/2021	06/16/2021							1,056	40,033
	07/01/2021	06/16/2021				0	1,583	2,375		76,602

Simon Keeton		02/12/2021	0	382,500	573,750
	02/12/2021	02/12/2021							20,597	850,038
	02/12/2021	02/12/2021				0	30,895	69,514		1,650,513
	07/01/2021	06/16/2021							1,583	60,012
	07/01/2021	06/16/2021				0	2,375	3,563		114,928

Ross F. Jatou		02/12/2021	0	402,443	603,664
	02/12/2021	02/12/2021							12,116	500,027
	02/12/2021	02/12/2021				0	18,174	40,892		970,915
	07/01/2021	06/16/2021							1,583	60,012
	07/01/2021	06/16/2021				0	2,375	3,563		114,928

George H. Cave		02/12/2021	0	375,000	562,500
	02/12/2021	02/12/2021							14,539	600,025
	02/12/2021	02/12/2021				0	21,808	49,068		1,165,055

(1)	Mr. Gutmann was not granted any awards of equity in 2021 as, at the time of the February 2021 HCC Committee mentioned above, Mr. Gutmann had previously announced his retirement in February 2021.

(2)

The short-term cash incentive program for 2021 was established by the HCC Committee on February 12, 2021. Equity awards under the long-term incentive program for 2021 were approved by the HCC Committee on February 12, 2021. Off-cycle equity awards to certain of our NEOs were approved by the HCC Committee on June 16, 2021.

(3)

Amounts in these columns represent the possible payouts under the Company’s short-term cash incentive program for 2021. Possible payouts were calculated as follows: the applicable bonus attainment multiplied by the target bonus percentage set for each officer multiplied by the officer’s eligible earnings in effect for the performance period.

(4)

The amounts shown in these columns represent the number of shares underlying the 2021 PBRSUs made to our NEOs under the SIP in 2021. The amounts in the “Threshold” column (f) represent the minimum number of units that would vest, if any, under the award agreements for the 2021 PBRSUs, assuming that certain threshold performance measures are not exceeded. The amounts in the “Target” column (g) represent the total number of 2021 PBRSUs, assuming that all performance goals are achieved and therefore all

onsemi 2022 Proxy Statement     51

Compensation of Executive Officers

units would vest, but without inclusion of any additional 2021 PBRSUs that could be earned by virtue of the TSR Adjustment. The amounts in the “Maximum” column (h) represent the total number of units granted, assuming that all performance goals are achieved for all 2021 PBRSUs and, therefore, that all shares underlying the 2021 PBRSU awards would vest. If the performance result for the 2021 Performance Period equals or is less than the threshold performance level of the 2021 PBRSUs, all of the 2021 PBRSUs will be canceled.

(5)

Because the HCC Committee exercised its discretion to allocate the 20% Additional Individual Goal Achievement Percentage payable in July 2022 to the Total Individual Goal Achievement Percentage for each employee who participated in the 2021 Bonus Program as a result of the Company’s record financial results for fiscal year 2021, the amounts reported in column (e) are less than the total amounts earned by each NEO under the 2021 Bonus Program when the Additional Individual Goal Achievement Percentage payable in July 2022 is also considered. To see the total breakdown of each NEO’s bonus earned pursuant to the 2021 Bonus Program, please see the “Compensation Discussion and Analysis - Bonus Payout under the 2021 Bonus Program” section of this proxy statement.

(6)	This column represents RSU awards made to our NEOs in 2021.

(7)

The amounts in this column represent the grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The grant date fair value for RSUs and PBRSUs is derived using the closing price on the date of grant except for the Relative TSR component of the 2021 PBRSUs, which are valued based on a valuation provided by an outside company. The valuation for the PBRSUs is based upon a 100% attainment for the 2021 PBRSUs, which represents the probable outcome of the performance conditions for those awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards that were expected to vest as of December 31, 2021.

(8)

In connection with Mr. Trent’s appointment as Executive Vice President, Chief Financial Officer and Treasurer, effective immediately after the filing of the 2020 Form 10-K on February 16, 2021, Mr. Trent was granted an award of 39,427 RSUs and 91,996 PBRSUs. Such shares are included in the amounts reported in columns (g), (h) and (i) for Mr. Trent.

2021, 2020 and 2019 Awards of Equity

Below is a summary of the 2021, 2020 and 2019 awards of PBRSUs and RSUs disclosed in the Summary Compensation Table. For additional information regarding equity awards, see the CD&A under “Elements of Our Compensation Program — Long-Term Incentive Program” in this proxy statement.

2021 Awards of Equity

For a discussion of the 2021 equity awards, please see “Elements of Our Compensation Program — Long-Term Incentive Program” above in the CD&A.

2020 Awards of Equity

In February 2020, the HCC Committee granted base PBRSUs (the “2020 Base PBRSUs”) and RSUs to each NEO, with the value of such awards allocated as follows: 60% of the equity awards in the form of 2020 Base PBRSUs and 40% of the equity awards in the form of RSUs. Additionally, in 2020, the revenue component under the 2019 Upside PBRSUs was replaced with a non-GAAP gross margin performance measure. As Mr. El-Khoury was appointed President and CEO of the Company and a member of the Board effective as of December 7, 2020, the HCC Committee did not grant him any equity awards at the February 2020 meeting. The 2020 equity awards to the applicable NEOs were:

NEO (1)	RSUs Granted	2020 Base PBRSUs Granted	Upside PBRSUs Granted

Bernard Gutmann	42,261	63,392	63,392

Vincent C. Hopkin (2)	40,336 (2)	47,544	47,544

Simon Keeton (2)	40,336 (2)	47,544	47,544
(1)

Messrs. Trent, Jatou and Cave were not NEOs in 2020. The equity awards received by Mr. El-Khoury in 2020 were made in connection with his appointment as President and CEO and were not part of the annual equity awards granted by the HCC Committee in February 2020.

(2)	Includes an off-cycle retention grant of 8,640 RSUs.

52     onsemi 2022 Proxy Statement

Compensation of Executive Officers

2020 Awards of PBRSUs. The PBRSUs had a performance measurement period that started on January 1, 2020 and ended on December 31, 2021 (the “2020 PBRSU Performance Period”) and were designed so that 2020 Base PBRSUs would vest subject to the level of achievement of adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The threshold performance goals for the metrics associated with the 2020 PBRSU Performance Period were achieved for the 2020 Base PBRSUs and Upside PBRSUs, respectively, and as of January 28, 2022, 100% of each of the 2020 Base PBRSU award and Upside PBRSU award, respectively, had vested. The applicable performance measures for the 2020 Base PBRSUs were as follows and included straight-line interpolation between threshold and target Adjusted EBITDA:

Measurement Period	Performance Goal: Adjusted EBITDA

2020 PBRSU Performance Period	Threshold – $2.5 billion

Target – $3.0 billion

Under the 2020 PBRSUs, in the event that the Adjusted EBITDA target was reached, a “gate” would open such that the grantee would become eligible to receive additional PBRSUs pursuant to the Upside PBRSU award. The achievement of the following Upside PBRSU goals determined the payout:

Performance Goals	0% Payout (Threshold)	100% Payout (Target)

Non-GAAP Gross Margin (weighted 60%)	39.0%	40.0%

Relative TSR (weighted 40%)	50th Percentile	75th Percentile

The Upside PBRSUs allowed the grantee to earn an additional 100% of the 2020 Base PBRSU grant at 100% achievement of the Upside PBRSU metrics. Thus, the participant’s total award opportunity was two times the number of PBRSUs underlying the 2020 Base PBRSU award. Except as described below, if the applicable NEO terminated employment with us for any reason, any unvested 2020 PBRSUs would be canceled and forfeited. Pursuant to the 2020 Base PBRSU award agreements, if a Change in Control occurred prior to the end of the 2020 PBRSU Performance Period, the PBRSUs that could vest would be based on the Company’s progress toward attainment of the performance goals as of the closing of the transaction or event resulting in the Change in Control. If the Company thereafter terminated the applicable NEO without “Cause” or the NEO resigned for “Good Reason” (as those terms are defined in the applicable NEO’s employment agreement), a number of PBRSUs would vest as of the date of the individual’s termination of employment in an amount determined by multiplying the number of PBRSUs that could vest (as described above) by a fraction, the numerator of which was the number of days the individual was employed during the 2020 PBRSU Performance Period and the denominator of which was the total number of days in the 2020 PBRSU Performance Period. If a Change in Control had occurred after the end of the 2020 PBRSU Performance Period, but before the vesting date, and, thereafter, the Company terminated the applicable NEO without Cause or the individual resigned for Good Reason, the units earned but not vested at that time would have immediately vested.

2020 Awards of RSUs. The 2020 awards of RSUs vest annually in equal amounts over a three-year period on each anniversary of the grant date through March 2, 2023. HCC Committee approval is not required for vesting. However, subject to certain exceptions as provided in the applicable NEO’s employment agreement described below, if a NEO terminates his or her employment or otherwise ceases to perform services for us for any reason, including upon a termination for Cause, as such term is defined in the NEO’s employment agreement, any units that are not vested will be canceled and forfeited as of the date of termination of employment or service. If a NEO’s employment is terminated without Cause or the NEO resigns for Good Reason within two years following a Change in Control, any previously unvested RSUs will vest.

onsemi 2022 Proxy Statement     53

Compensation of Executive Officers

2020 New Hire Award for Our Chief Executive Officer. On December 3, 2020, the Board of Directors approved the appointment of Mr. El-Khoury as our President and Chief Executive Officer and as a member of the Board, in each case, effective as of December 7, 2020. In connection with Mr. El-Khoury’s appointment, the HCC Committee approved an equity-based grant to Mr. El-Khoury under the SIP, effective as of December 7, 2020, consisting of 98,120 RSUs and 228,946 PBRSUs with grant date values of $3 million and $7 million, respectively, based on the closing price of our common stock on Nasdaq on December 7, 2020.

The RSUs awarded to Mr. El-Khoury will continue to vest annually on a pro rata basis over the three-year period beginning on the first anniversary of the grant date. Additionally, the RSUs will vest in full if we terminate Mr. El-Khoury’s employment without “Cause,” which would include a resignation by Mr. El-Khoury for “Good Reason,” as such terms are defined in his employment agreement. The RSUs are subject to additional terms and conditions under the SIP, as well as a separate award agreement governing the RSUs.

The PBRSUs awarded to Mr. El-Khoury in connection with his appointment will vest at the end of a two-year performance period based on the achievement of a Relative TSR metric. If we terminate Mr. El-Khoury’s employment without Cause, which would include a resignation by Mr. El-Khoury for Good Reason, the PBRSUs will vest pro rata using a truncated performance period based on the three-month period immediately preceding Mr. El-Khoury’s termination of employment. Additionally, the PBRSUs will vest in full at target upon a termination of Mr. El-Khoury’s employment without Cause (including a resignation by Mr. El-Khoury for Good Reason) following a Change in Control. In the event of a Change in Control where Mr. El-Khoury is not terminated by us without Cause (including a resignation by Mr. El-Khoury for Good Reason), following which the Corporation’s stock is no longer publicly traded and fair market value is determinable, Relative TSR will be measured at the time of the Change in Control based on the Change in Control transaction price. The PBRSUs are subject to additional terms and conditions under the SIP, as well as a separate agreement governing the PBRSUs.

54     onsemi 2022 Proxy Statement

Compensation of Executive Officers

2019 Awards of Equity

In February 2019, the HCC Committee granted 2019 base PBRSU (“2019 Base PBRSUs”), Upside PBRSU and RSU awards to each NEO as follows:

NEO (1)	RSUs Granted		2019 Base PBRSUs Granted	Upside PBRSUs Granted
Bernard Gutmann	34,672		52,008	86,679
Simon Keeton	39,546	(2)	32,847	54,745

(1)	Messrs. El-Khoury, Trent, Hopkin, Jatou and Cave were not NEOs in 2019.
(2)	Includes an off-cycle promotional grant of 17,648 RSUs.

The design for the 2019 equity awards generally aligned with the design for 2020 equity awards described above, except that the performance measures for the Upside PBRSU awards were revenue and Relative TSR.

2019 Awards of Base PBRSUs. The 2019 Base PBRSUs had a performance measurement period that started on January 1, 2019 and ended on December 31, 2020 (the “2019 PBRSU Performance Period”). If the threshold level for the performance goal for the 2019 PBRSU Performance Period had been exceeded, then the 2019 Base PBRSUs would have vested on or about the filing date for the Company’s Form 10-K relating to fiscal year 2020, provided that the NEO had met certain conditions described below and in the CD&A. Since the threshold performance goal for the 2019 PBRSU Performance Period was not exceeded, the entire 2019 Base PBRSU award was canceled. The applicable performance measures for the 2019 Base PBRSUs were as follows and included straight-line interpolation between threshold and target Adjusted EBITDA:

Measurement Period	Performance Goal: Adjusted EBITDA

2019 PBRSU Performance Period	Threshold – $2.5 billion

Target – $3.1 billion

Adjusted EBITDA for the 2019 PBRSU Performance Period was $2.3 billion, resulting in an attainment level of 0%.

2019 Awards of Upside PBRSUs. As with the 2019 Base PBRSUs, the Upside PBRSUs awarded to the NEOs in 2019 were to vest, if at all, based on the achievement of certain performance goals for the 2019 PBRSU Performance Period. If the threshold level for the performance goal for the 2019 PBRSU Performance Period had been exceeded, then the 2019 Upside PBRSUs would have vested on or about the filing date for the Company’s Form 10-K relating to fiscal year 2020, provided that the NEO had met certain conditions described below and in the CD&A. Since the threshold performance goal for the 2019 PBRSU Performance Period was not exceeded, the entire 2019 Upside PBRSU award was canceled. The 2019 Upside PBRSUs provided for a payout depending on the achievement of two separate performance metrics, revenue and Relative TSR, and included straight-line interpolation between threshold and target for each metric:

Performance Goals	0% Payout (Threshold)	100% Payout (Target)

Revenue (weighted 50%)	$12.3 billion	$13.2 billion

Relative TSR (weighted 50%)	50th Percentile	75th Percentile

For the 2019 PBRSU Performance Period, the Company’s revenue and Relative TSR were $10.8 billion and the 42.5th percentile, respectively, resulting in an attainment level of 0%.

2019 Awards of RSUs. The 2019 awards of RSUs vested annually in equal amounts over a three-year period on each anniversary of the grant date through March 4, 2022. The design and terms of the 2019 RSU awards to our NEOs were generally consistent with those under the 2020 RSU awards described above.

onsemi 2022 Proxy Statement     55

Compensation of Executive Officers

Other Material Factors — Summary Compensation Table and Grants of Plan-Based Awards in 2021 Table

For additional information regarding the material terms of each NEO’s employment agreement, see “Employment, Severance and Change in Control Arrangements” in this proxy statement. For additional information regarding other material factors related to the Summary Compensation Table and Grants of Plan-Based Awards in 2021 Table, including, but not limited to, an explanation of the amount of salary and bonus in proportion to total compensation, please refer to the “Elements of Our Compensation Program — Base Salary” and “Elements of Our Compensation Program — Short-Term Cash Incentive Program” sections of the CD&A.

Outstanding Equity Awards at Fiscal Year-End 2021

Stock Awards
Name (a)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (j)

Hassane El-Khoury	12/07/2020	65,413	4,442,851	228,946	15,550,012

	02/12/2021	87,231	5,924,730	174,462	11,849,459

	02/12/2021	77,539	5,266,449

Thad Trent	02/16/2021	77,659	5,274,599

	02/16/2021	43,011	2,921,307	86,022	5,842,614

	02/16/2021			91,996	6,248,368

Vincent C. Hopkin	03/04/2019	7,299	495,748

	03/02/2020	21,130	1,435,150

	03/02/2020	95,088	6,458,377

	10/05/2020	5,760	391,219

	02/12/2021	20,597	1,398,948

	02/12/2021	23,171	1,573,791	46,343	3,147,583

	07/01/2021	1,056	71,724

	07/01/2021	792	53,759	1,583	107,517

Simon Keeton	01/07/2019	5,882	399,505

	03/04/2019	7,299	495,748

	03/02/2020	21,130	1,435,150

	03/02/2020	95,088	6,458,377

	10/05/2020	5,760	391,219

	02/12/2021	20,597	1,398,948

	02/12/2021	23,171	1,573,791	46,343	3,147,583

	07/01/2021	1,583	107,517

	07/01/2021	1,188	80,655	2,375	161,310

Ross F. Jatou	03/04/2019	1,521	103,306

	03/02/2020	4,402	298,984

	03/02/2020	13,208	897,087

	09/08/2020	7,963	540,847

	10/05/2020	8,639	586,761

	02/12/2021	12,116	822,919

	02/12/2021	13,631	925,784	27,261	1,851,567

	07/01/2021	1,583	107,517

	07/01/2021	1,188	80,655	2,375	161,310

George H. Cave	03/04/2019	7,299	495,748

	03/02/2020	16,904	1,148,120

	03/02/2020	76,070	5,166,674

	02/12/2021	14,539	987,489

	02/12/2021	16,356	1,110,900	32,712	2,221,799

Bernard Gutmann	03/04/2019	11,557	784,951

	03/02/2020	28,174	1,913,578

56     onsemi 2022 Proxy Statement

Compensation of Executive Officers

(1)

This column represents outstanding awards of RSUs. The awards vest pro rata over a three-year period on each anniversary of the date of grant, subject to the terms and conditions of the SIP and the relevant award agreement. This column also includes the 2020 PBRSUs and the first tranche of the 2021 PBRSUs, both of which were achieved and vested in February 2022. We describe the RSUs and the PBRSUs in more detail above in the “Compensation of Executive Officers – 2021, 2020 and 2019 Awards of Equity” section of this proxy statement.

(2)

Each amount in this column is calculated by multiplying the closing market price of our common stock as of December 31, 2021 ($67.92) by the number of RSUs or PBRSUs listed for the specified NEO. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards that were expected to vest as of December 31, 2021.

(3)

This column represents outstanding PBRSU awards (i.e., the second and third tranche of the 2021 PBRSUs) that remain subject to a performance condition and includes the full number of PBRSUs that would vest, assuming that all performance goals are achieved. As of December 31, 2021, the expected attainment for all 2021 PBRSUs awarded in 2021 was 150%. On January 28, 2022, the HCC Committee determined that the attainment levels for all of the performance goals under the relevant award agreements for the 2020 Base PBRSUs and the 2020 Upside PBRSUs were above threshold and, accordingly, that those awards were eligible to vest based on the levels of achievement reached with respect to each of the associated performance metrics. The number of threshold, target and maximum shares are also described in columns (f), (g) and (h) of the Grants of Plan-Based Awards in 2021 Table above in this proxy statement. These awards are subject to the terms and conditions of the SIP and the relevant award agreement. We describe these PBRSUs, including their vesting terms, above under “2021, 2020 and 2019 Awards of Equity” and, as to the 2021 awards, in the CD&A under the heading “Elements of our Compensation Program — Long-Term Incentive Program.” The amounts in this column do not necessarily represent the number of shares used for expensing purposes or the number of awards that were expected to vest as of December 31, 2021. For the amounts of awards expected to vest as of a recent date, see footnote (2) to the Summary Compensation Table above in this proxy statement. The estimated number of units that are expected to vest is evaluated and adjusted each reporting period, as necessary, in connection with the preparation of the Company’s quarterly and annual financial statements.

2021 Option Exercises and Stock Vested

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (1) (d)	Value Realized on Vesting ($) (2) (e)

Hassane El-Khoury	32,707	2,140,673

Thad Trent	0	0

Vincent C. Hopkin	40,065	1,576,501

Simon Keeton	44,345	1,724,601

Ross F. Jatou	17,561	735,974

George H. Cave	42,326	1,643,447

Bernard Gutmann	67,719	2,630,539
(1)	This column represents the total number of shares underlying RSUs that vested in 2021, including PBRSUs.
(2)

The value realized equals the number of shares of stock vested multiplied by the market value of one share of our common stock on the date of vesting or, if the vesting date is not a trading date, the immediately preceding trading date.

Employment, Severance and Change in Control Arrangements

We currently have employment agreements with each of our NEOs. Each of the employment agreements entitles the officer to a base salary and to a target percentage of base salary for purposes of our cash incentive plan, subject to Board review from time to time or additional Board action, and generally provides for certain payments or benefits in the event of a termination of employment of the executive in various circumstances, including within two years following a Change in Control.

Mr. El-Khoury

We entered into an employment agreement with Hassane El-Khoury, our President and Chief Executive Officer, on December 7, 2020. The employment agreement, subject to HCC Committee action and review from time to time, entitles Mr. El-Khoury to a base salary of $950,000 per year. Mr. El-Khoury’s employment agreement also sets a target percentage of base salary, initially 150% of his base salary during the relevant performance cycle, plus a potential additional amount as may be approved by the Board and/or the HCC Committee under the Company’s bonus program dependent on the performance of the Company and/or Mr. El-Khoury against the specified performance criteria. His employment agreement further provides for: (i) a $250,000 relocation bonus (in lieu of standard relocation benefits); and (ii) other standard employee benefits that we make available to our executive officers, including a monthly car allowance of $1,200 and reimbursement of up to $10,000 per year for actual financial planning expenses, in each case, without any tax gross-ups. The employment agreement has no specified term of years.

onsemi 2022 Proxy Statement     57

Compensation of Executive Officers

Other NEOs

We entered into an employment agreement with each of: (i) Mr. Trent, our Executive Vice President, Chief Financial Officer and Treasurer, dated as of February 16, 2021; (ii) Mr. Hopkin, our Executive Vice President and General Manager, Advanced Solutions Group, effective May 11, 2018; (iii) Mr. Keeton, our Executive Vice President and General Manager, Power Solutions Group, dated January 1, 2019; (iv) Mr. Cave, our former Executive Vice President, General Counsel, Chief Compliance Officer, Chief Risk Officer and Secretary, dated as of May 26, 2005, as amended and restated effective June 1, 2017; and (v) Mr. Gutmann, our former Executive Vice President, Chief Financial Officer and Treasurer, dated as of September 26, 2012, as amended on June 1, 2017. The employment agreements for Messrs. Hopkin and Keeton are substantially similar. With respect to Mr. Jatou, our Senior Vice President and General Manager, Intelligent Sensing Group, we entered into a Key Officer Severance and Change in Control Agreement on October 1, 2020.

None of the applicable agreements has a specified termination date and, subject to HCC Committee action and review from time to time, each of them entitles the officer to a base salary and sets an initial target percentage of base salary for purposes of our cash incentive plan. In addition, the employment agreement entitles each NEO other than Mr. Jatou to a monthly car allowance of $1,200 and the reimbursement of up to $10,000 of financial planning expenses annually, in each case without any tax gross-ups.

As Mr. Gutmann retired effective as of February 16, 2021, he received his salary prorated through the date of termination, and remains eligible for the continued vesting of certain RSUs received previously under the Company’s long-term incentive compensation plans.

The tables below outline the severance and Change in Control arrangements for our NEOs:

Obligations Upon Certain Termination Events Absent a Change in Control:

Termination without “Cause” or Resignation for “Good Reason” (as those terms are defined in the applicable NEO’s employment agreement)

Hassane El-Khoury

•  Base salary through the date of termination

•  Two years’ continuation of base salary

•  Any earned but unpaid bonus for the performance cycle that had a performance period that ended prior to the date of termination

•  An amount equal to Mr. El-Khoury’s target bonus for the performance cycle in which the date of termination occurs (or two times the semi-annual amount if bonuses are paid semi-annually as of the date of his termination)

•  Full vesting of any unvested RSUs that he received in connection with his appointment as our President and CEO (“New Hire CEO RSUs”)

•  Pro rata vesting of any unvested PBRSUs that he received in connection with his appointment as our President and CEO (“New Hire CEO PBRSUs”) using a truncated performance period

•  Pro rata vesting of any unvested RSUs awarded to Mr. El-Khoury (other than New Hire CEO RSUs)

•  Pro rata vesting of any unvested PBRSUs awarded to Mr. El-Khoury (other than New Hire CEO PBRSUs) based on actual performance during the full performance period

•  Medical, dental and vision benefits for two years following termination and six months of outplacement assistance at a cost of up to $25,000, without any tax gross-ups

Thad Trent

•  Base salary through the date of termination

•  78 weeks’ continuation of base salary

•  Any earned but unpaid bonus for the performance cycle that had a performance period that ended prior to the date of termination

•  An amount equal to Mr. Trent’s target bonus for the performance cycle in which the date of termination occurs (or two times the semi-annual amount if bonuses are paid semi-annually as of the date of his termination)

•  Full vesting of any unvested RSUs that he received in connection with his appointment as our Executive Vice President, CFO and Treasurer (“New Hire CFO RSUs”)

•  Pro rata vesting of any unvested PBRSUs that he received in connection with his appointment as our Executive Vice President, CFO and Treasurer (“New Hire CFO PBRSUs”) using a truncated performance period

•  Pro rata vesting of any unvested PBRSUs awarded to Mr. Trent (other than New Hire CFO PBRSUs) based on actual performance during the full performance period

•  Medical, dental and vision benefits for two years following termination and six months of outplacement assistance at a cost of up to $25,000, without any tax gross-ups

58     onsemi 2022 Proxy Statement

Compensation of Executive Officers

Vincent C. Hopkin, Simon Keeton, Ross F. Jatou and George H. Cave

•  Any accrued and unused vacation

•  Base salary through the date of termination

•  One year’s continuation of base salary

•  Any earned but unpaid bonus for the immediately preceding performance cycle

•  A pro-rata portion of the bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria

•  Payment of health plan continuation premiums for up to one year following termination and six months of outplacement assistance at a cost of up to $5,000

Obligations Upon Certain Termination Events Following a Change in Control:

Termination without “Cause” or Resignation for “Good Reason” (as those terms are defined in the applicable NEO’s employment agreement) within two years following a Change in Control

Hassane El-Khoury

•  Base salary through the date of termination

•  Two years’ continuation of base salary

•  Any earned but unpaid bonus for the performance cycle that had a performance period that ended prior to the date of termination

•  An amount equal to two times Mr. El-Khoury’s target bonus for the performance cycle in which the date of termination occurs (or four times the semi-annual amount if bonuses are paid semi-annually as of the date of his termination)

•  Full vesting of any then-unvested RSUs

•  Full vesting of any then-unvested PBRSUs at target

•  Medical, dental and vision benefits for two years following termination and six months of outplacement assistance at a cost of up to $25,000, without any tax gross-ups

Thad Trent

•  Base salary through the date of termination

•  78 weeks’ continuation of base salary

•  Any earned but unpaid bonus for the performance cycle that had a performance period that ended prior to the date of termination

•  An amount equal to 1.5 times Mr. Trent’s target bonus for the performance cycle in which the date of termination occurs (or three times the semi-annual amount if bonuses are paid semi-annually as of the date of his termination)

•  Full vesting of any then-unvested RSUs

•  Full vesting of any then-unvested PBRSUs at target

•  Medical, dental and vision benefits for two years following termination and six months of outplacement assistance at a cost of up to $25,000, without any tax gross-ups

Vincent C. Hopkin, Simon Keeton, Ross F. Jatou and George H. Cave

•  Any accrued and unused vacation

•  Base salary through the date of termination

•  One year’s continuation of base salary

•  Any earned but unpaid bonus for the immediately preceding performance cycle

•  An amount equal to the NEO’s target bonus for the performance cycle in which the date of termination occurs (or two times the semi-annual amount if bonuses are paid semi-annually as of the date of his termination)

•  Payment of health plan continuation premiums for up to one year following termination and six months of outplacement assistance at a cost of up to $5,000

•  Full vesting of any unvested time-based equity awards that were granted in connection with his hiring or promotion (as applicable)

•  Full vesting of any outstanding but unvested RSUs under the 2020 RSU awards

onsemi 2022 Proxy Statement     59

Compensation of Executive Officers

Obligations in Connection with Death or Disability (to be paid to the NEO or his estate)

Hassane El-Khoury and Thad Trent

•  Any unpaid base salary through the date of termination

•  Any earned but unpaid bonus earned in respect of the performance cycle that had a performance period that ended before the termination date

•  An amount equal to the product of (x) the bonus earned in the year immediately preceding the date of termination, and (y) a fraction, the numerator of which is the number of days in the Company’s fiscal year in which the date of termination occurs which are prior to the date of termination and the denominator of which is 365

Vincent C. Hopkin, Simon Keeton, Ross F. Jatou and George H. Cave	• Any accrued but unused vacation • Unpaid base salary through the date of termination

General Release and Restrictive Covenants. The payment of all severance benefits to any NEO is subject to him signing (and not revoking) a general release and waiver and his compliance with the following covenants:

	Non-Solicitation Covenant	Non-Compete Covenant	Confidentiality and Non-Disparagement Covenants

Hassane El-Khoury and Thad Trent	During term of employment and for two years after termination of employment, the NEO may not solicit any employee of the Company or attempt to induce any employee of the Company to leave the Company	During term of employment and for two years after termination of employment, the NEO may not compete with the Company by providing services to certain companies on a specified competitor list	For an indefinite period, the NEO may not breach certain confidentiality and non- disparagement covenants

Vincent C. Hopkin, Simon Keeton, Ross F. Jatou, George H. Cave and Bernard Gutmann	During term of employment and for one year after termination of employment, the NEO may not solicit any employee of the Company or attempt to induce any employee of the Company to leave the Company

During term of employment and for one year after termination of employment, the NEO may not compete with the Company by providing services to a “Competitive Business” (as such term is defined in the applicable NEO’s respective agreement) in or from the U.S. territory

For an indefinite period, the NEO may not breach certain confidentiality and non- disparagement covenants

Potential Payments Upon Termination of Employment or Change in Control

In the tables below, we summarize the estimated payments that will be made to each of our applicable NEOs upon a termination of employment in the various circumstances listed. The table for each applicable NEO should be read together with the description of that officer’s employment agreement above and the description below. For information concerning the material conditions applicable to the receipt of certain payments or benefits, including waivers and non-compete, non-solicitation, non-disparagement and confidentiality agreements, see the description of each such employment agreement in “Employment, Severance and Change in Control Arrangements” above.

Material Assumptions

Unless we note otherwise in the individual table, the material assumptions that we used in creating the tables are set forth directly below.

Date of Termination. The tables assume that any triggering event (e.g., termination, resignation, Change in Control, death or disability) took place on December 31, 2021, with base salaries in effect at the end of the 2021 fiscal year being used for purposes of any severance payout calculations.

60     onsemi 2022 Proxy Statement

Compensation of Executive Officers

Off-setting Employment. For purposes of the table, we have assumed that each applicable NEO was not able to obtain comparable employment during the applicable period, which would off-set the Company’s severance payment obligations if such term was set forth in his employment agreement.

Price Per Share of Common Stock. Calculations requiring a per share stock price are made on the basis of the closing price of $67.92 per share of our common stock on Nasdaq on December 31, 2021.

Cash Payment upon a Change in Control. No cash payment will be made solely because of a Change in Control. For each applicable NEO, the cash payments described under the heading “Termination Following a Change in Control” would be triggered upon a termination without “Cause” or resignation for “Good Reason” (as those terms are defined in the applicable NEO’s employment agreement) within two years following a Change in Control.

Equity Acceleration upon a Change in Control. Under the SIP, the HCC Committee, in its discretion, can provide for acceleration of the vesting and the lapse of restrictions on all outstanding options or other awards upon a Change in Control. Under the employment agreement for each applicable NEO, certain awards granted at or prior to the time of original entry into the employment agreement will vest if the NEO’s employment is terminated without Cause or the NEO resigns for Good Reason within 24 months following a Change in Control. See “2021, 2020 and 2019 Awards of Equity” above in this proxy statement for a more detailed description of the vesting of outstanding awards of RSUs and PBRSUs upon termination following a Change in Control.

Medical and Other Benefits. The tables below do not include certain medical, disability or outplacement services benefits that may be payable on termination as set forth in the applicable NEOs’ employment agreements. We also do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. As described in their employment agreements, Messrs. Hopkin, Keeton and Jatou are generally entitled to Company-paid continuation of group health plan benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 regulations for a period of up to one year following termination without Cause or resignation for Good Reason (including circumstances involving a Change in Control). Messrs. El-Khoury and Trent are entitled to the continuation of medical benefits for a period of up to two years upon a termination without Cause or resignation for Good Reason. As of December 31, 2021, the monthly cost of such benefits for such officers ranged between approximately $558.34 to $1,796.18, depending on the medical, dental and vision elections and dependent enrollment. Finally, the tables do not include amounts (see footnote (4) to the Summary Compensation Table) payable by the Company on behalf of each applicable NEO to cover the cost of an additional $500,000 of life insurance, which insurance benefit is not generally available to all employees on a non-discriminatory basis and would be realized in the event of the death of the NEO. Each of the NEOs are also entitled to outplacement services following a termination without Cause or resignation for Good Reason in an amount not to exceed $25,000 for each of Messrs. El-Khoury and Trent and $5,000 for each of Messrs. Hopkin, Keeton, Jatou, Cave and Gutmann.

Retirement. A normal retirement is treated as a resignation other than for Good Reason in the tables. Upon retirement, all other applicable NEOs would receive earned but unpaid salary and accrued but unused vacation time. Additionally, as of December 31, 2021, each of Messrs. Hopkin, Cave and Gutmann were eligible to receive continued vesting under their applicable 2019 and 2020 RSU award agreements in the event of a qualified retirement, and, in the event of a Change in Control after the retirement date, any unvested RSUs would immediately vest as of the date of the Change in Control.

Cash Incentive Program. We describe our cash incentive program in the CD&A under “Elements of Our Compensation Program — Short-Term Cash Incentive Program.”

onsemi 2022 Proxy Statement     61

Compensation of Executive Officers

The following table sets forth the potential payments upon termination or a Change in Control for Hassane El-Khoury, our President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)
Cash Compensation:
Base Salary	950,000 (1)	950,000 (1)	0	0	0	0
Short-Term Incentive	2,850,000 (2)	1,425,000 (2)	0	2,422,500 (3)	0	0
Long-Term Incentives:
Acceleration or Continued Vesting of Unvested Stock Options, RSUs or PBRSUs	12,729,090 (4)	33,158,952 (4)	(4)	0	0	0
Total:	16,529,090	35,533,952	(4)	2,422,500	0	0

(1)

Mr. El-Khoury’s severance payment following a termination without “Cause” or a resignation for “Good Reason” (as those terms are defined in his employment agreement), whether or not following a Change in Control, is an amount equal to two years of annual base salary. Mr. El-Khoury’s base salary at the end of the 2021 fiscal year was $950,000.

(2)

Mr. El-Khoury’s cash incentive payment following a termination on December 31, 2021 without Cause or a resignation for Good Reason within 24 months following a Change in Control would have been an amount equal to two times his target bonus under the 2021 cash incentive program. Mr. El-Khoury’s cash payment following a termination on December 31, 2021 without Cause or a resignation for Good Reason in all other circumstances would have been an amount equal to his target bonus under the 2021 cash incentive program. Such target bonus for 2021 was $1,425,000.

(3)

In the event Mr. El-Khoury is terminated due to death or disability, Mr. El-Khoury or his estate would be entitled to a pro rata portion of his bonus based on the performance bonus achievement for a performance cycle that ended prior to his death or disability. For purposes of this column, we have assumed that Mr. El-Khoury’s death or disability was as of December 31, 2021, that the applicable performance cycle was the 2021 Bonus Program and that his bonus under the 2021 Bonus Program was earned but unpaid at that time. Mr. El-Khoury’s earned bonus for 2021 was $2,422,500.

(4)

Because the HCC Committee has discretion to accelerate outstanding awards of equity under the SIP notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted in the event of a Change in Control, for purposes of this disclosure, we have assumed that the HCC Committee has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2021 and the exercise price, if any, of unvested options, RSUs or PBRSUs (including any 2020 Base PBRSUs, Upside PBRSUs and 2021 PBRSUs) for which vesting might be accelerated. If we had terminated Mr. El-Khoury’s employment without Cause or Mr. El-Khoury had resigned for Good Reason on December 31, 2021 under circumstances not involving a Change in Control: (i) Mr. El-Khoury’s New Hire CEO RSUs would have fully vested; (ii) Mr. El-Khoury’s New Hire CEO PBRSUs would have vested pro rata using a truncated performance period, which was calculated based on the period of time Mr. El-Khoury was employed with the Company; (iii) all of the RSUs owed to Mr. El-Khoury pursuant to his annual grants would have vested pro rata; and (iv) a pro rata portion of the PBRSUs owed to Mr. El-Khoury pursuant to his annual grants would have vested pro rata (using actual full performance period results).

62     onsemi 2022 Proxy Statement

Compensation of Executive Officers

The following table sets forth the potential payments upon termination or a Change in Control for Thad Trent, our Executive Vice President, Chief Financial Officer and Treasurer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)
Cash Compensation:
Base Salary	600,000 (1)	600,000 (1)	0	0	0	0
Short-Term Incentive	859,154 (2)	600,000 (2)	0	1,020,000 (3)	0	0
Long-Term Incentives:
Acceleration or Continued Vesting of Unvested Stock Options, RSUs or PBRSUs	5,408,333 (4)	15,418,044 (4)	(4)	0	0	0
Total:	6,867,487	16,618,044	(4)	1,020,000	0	0

(1)

Mr. Trent’s severance payment following a termination on December 31, 2021 without “Cause” or a resignation for “Good Reason” (as those terms are defined in his employment agreement), whether or not following a Change in Control, is equal to one year of annual base salary. Mr. Trent’s base salary at the end of the 2021 fiscal year was $600,000.

(2)

Mr. Trent’s cash incentive payment following a termination on December 31, 2021 without Cause or a resignation for Good Reason within 24 months following a Change in Control would have been an amount equal to 1.5 times his target bonus under the 2021 cash incentive program. Mr. Trent’s cash payment following a termination on December 31, 2021 without Cause or a resignation for Good Reason in all other circumstances would have been an amount equal to his target bonus under the 2021 cash incentive program. Such target bonus for 2021 was $1,020,000.

(3)

In the event Mr. Trent is terminated due to death or disability, Mr. Trent or his estate would be entitled to a pro rata portion of his bonus based on the performance bonus achievement for a performance cycle that ended prior to his death or disability. For purposes of this column, we have assumed that Mr. Trent’s death or disability was as of December 31, 2021, that the applicable performance cycle was the 2021 Bonus Program and that his bonus under the 2021 Bonus Program was earned but unpaid at that time. Mr. Trent’s earned bonus for 2021 was $1,020,000.

(4)

Because the HCC Committee has discretion to accelerate outstanding awards of equity under the SIP notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted in the event of a Change in Control, for purposes of this disclosure, we have assumed that the HCC Committee has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2021 and the exercise price, if any, of unvested options, RSUs or PBRSUs (including any 2021 PBRSUs) for which vesting might be accelerated. If we had terminated Mr. Trent’s employment without Cause or Mr. Trent had resigned for Good Reason on December 31, 2021 under circumstances not involving a Change in Control: (i) Mr. Trent’s New Hire CFO RSUs would have fully vested; and (ii) Mr. Trent’s New Hire CFO PBRSUs would have vested pro rata using a truncated performance period, which was calculated based on the period of time Mr. Trent was employed with the Company; and (iii) a pro rata portion of the PBRSUs owed to Mr. Trent pursuant to his annual grants would have vested pro rata (using actual full performance period results).

onsemi 2022 Proxy Statement     63

Compensation of Executive Officers

The following table sets forth the potential payments upon termination or a Change in Control for Vincent C. Hopkin, our Executive Vice President and General Manager, Advanced Solutions Group.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)
Cash Compensation:
Base Salary	500,000 (1)	500,000 (1)	0	0	0	0
Short-Term Incentive	664,030 (2)	425,000 (2)	0	0	0	0
Long-Term Incentives:
Acceleration or Continued Vesting of Unvested Stock Options, RSUs or PBRSUs	0	10,134,954 (3)	(3)	0	0	2,322,117 (4)
Total:	1,164,030	11,059,954	(3)	0	0	2,322,117

(1)

Mr. Hopkin’s severance payment following a termination without “Cause” or a resignation for “Good Reason” (as those terms are defined in his employment agreement), whether or not following a Change in Control, is equal to one year of annual base salary. Mr. Hopkin’s base salary at the end of the 2021 fiscal year was $500,000.

(2)

In the event that we terminate Mr. Hopkin’s employment without Cause, or he resigns for Good Reason, other than in connection with a Change in Control, Mr. Hopkin is entitled to any bonus earned but unpaid for the performance cycle immediately preceding the date of termination and a pro rata portion of his bonus, if any, for the then-current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Hopkin’s date of termination was December 31, 2021, that the applicable performance cycle for the prorated bonus entitlement was the 2021 Bonus Program and that his bonus under the 2021 cash incentive program was earned but unpaid at that time. Mr. Hopkin’s earned bonus for 2021 was $664,030. In addition to other benefits provided in his employment agreement, if Mr. Hopkin’s employment had been terminated on December 31, 2021 by the Company without Cause or by Mr. Hopkin for Good Reason within 24 months following a Change in Control, he would have been entitled to a cash payment equal to his total annual target bonus under the 2021 Bonus Program. Such target bonus for 2021 was $425,000.

(3)

Because the HCC Committee has discretion to accelerate outstanding awards of equity under the SIP notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted in the event of a Change in Control, for purposes of this disclosure, we have assumed that the HCC Committee has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2021 and the exercise price, if any, of unvested options, RSUs or PBRSUs (including any 2020 Base PBRSUs, Upside PBRSUs and 2021 PBRSUs) for which vesting might be accelerated.

(4)

The amount shown represents the value of the RSUs, which is based on the Company’s closing stock price on December 31, 2021, that will vest upon a qualified retirement and in accordance with the vesting schedules set forth in Mr. Hopkin’s 2019 and 2020 RSU award agreements.

64     onsemi 2022 Proxy Statement

Compensation of Executive Officers

The following table sets forth the potential payments upon termination or a Change in Control for Simon Keeton, our Executive Vice President and General Manager, Power Solutions Group.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)
Cash Compensation:
Base Salary	500,000 (1)	500,000 (1)	0	0	0	0
Short-Term Incentive	684,152 (2)	425,000 (2)	0	0	0	0
Long-Term Incentives:
Acceleration or Continued Vesting of Unvested Stock Options, RSUs or PBRSUs	0	12,946,163 (3)	(3)	0	0	0
Total:	1,184,152	13,871,163	(3)	0	0	0

(1)

Mr. Keeton’s severance payment following a termination without “Cause” or a resignation for “Good Reason” (as those terms are defined in his employment agreement), whether or not following a Change in Control, is equal to one year of annual base salary. Mr. Keeton’s base salary at the end of the 2021 fiscal year was $500,000.

(2)

In the event that we terminate Mr. Keeton’s employment without Cause, or he resigns for Good Reason, other than in connection with a Change in Control, Mr. Keeton is entitled to any bonus earned but unpaid for the performance cycle immediately preceding the date of termination and a pro rata portion of his bonus, if any, for the then-current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Keeton’s date of termination was December 31, 2021, that the applicable performance cycle for the prorated bonus entitlement was the 2021 Bonus Program and that his bonus under the 2021 Bonus Program was earned but unpaid at that time. Mr. Keeton’s earned bonus for 2021 was $684,152. In addition to other benefits provided in his employment agreement, if Mr. Keeton’s employment had been terminated on December 31, 2021 by the Company without Cause or by Mr. Keeton for Good Reason within 24 months following a Change in Control, he would have been entitled to a cash payment equal to his total annual target bonus under the 2021 Bonus Program. Such target bonus for 2021 was $425,000.

(3)

Because the HCC Committee has discretion to accelerate outstanding awards of equity under the SIP notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted in the event of a Change in Control, for purposes of this disclosure, we have assumed that the HCC Committee has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2021 and the exercise price, if any, of unvested options, RSUs or PBRSUs (including any 2020 Base PBRSUs, Upside PBRSUs and 2021 PBRSUs) for which vesting might be accelerated.

onsemi 2022 Proxy Statement     65

Compensation of Executive Officers

The following table sets forth the potential payments upon termination or a Change in Control for Ross F. Jatou, our Senior Vice President and General Manager, Intelligent Sensing Group.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)
Cash Compensation:
Base Salary	450,000 (1)	450,000 (1)	0	0	0	0
Short-Term Incentive	640,305 (2)	382,500 (2)	0	0	0	0
Long-Term Incentives:
Acceleration or Continued Vesting of Unvested Stock Options, RSUs or PBRSUs	0	4,753,110 (3)	(3)	0	0	0
Total:	1,090,305	5,585,610	(3)	0	0	0

(1)

Mr. Jatou’s severance payment following a termination without “Cause” or a resignation for “Good Reason” (as those terms are defined in his employment agreement), whether or not following a Change in Control, is equal to one year of annual base salary. Mr. Jatou’s base salary at the end of the 2021 fiscal year was $450,000.

(2)

In the event that we terminate Mr. Jatou’s employment without Cause, or he resigns for Good Reason, other than in connection with a Change in Control, Mr. Jatou is entitled to any bonus earned but unpaid for the performance cycle immediately preceding the date of termination and a pro rata portion of his bonus, if any, for the then-current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Jatou’s date of termination was December 31, 2021, that the applicable performance cycle for the prorated bonus entitlement was the 2021 Bonus Program and that his bonus under the 2021 cash incentive program was earned but unpaid at that time. Mr. Jatou’s earned bonus for 2021 was $640,305. In addition to other benefits provided in his employment agreement, if Mr. Jatou’s employment had been terminated on December 31, 2021 by the Company without Cause or by Mr. Jatou for Good Reason within 24 months following a Change in Control, he would have been entitled to a cash payment equal to his total annual target bonus under the 2021 Bonus Program. Such target bonus for 2021 was $382,500.

(3)

Because the HCC Committee has discretion to accelerate outstanding awards of equity under the SIP notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted in the event of a Change in Control, for purposes of this disclosure, we have assumed that the HCC Committee has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2021 and the exercise price, if any, of unvested options, RSUs or PBRSUs (including any 2020 Base PBRSUs, Upside PBRSUs and 2021 PBRSUs) for which vesting might be accelerated.

66     onsemi 2022 Proxy Statement

Compensation of Executive Officers

The following table sets forth the potential payments upon termination or a Change in Control for George H. Cave, our former Executive Vice President, General Counsel, Chief Compliance Officer, Chief Risk Officer and Secretary.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)
Cash Compensation:
Base Salary	500,000 (1)	500,000 (1)	0	0	0	0
Short-Term Incentive	0 (2)	525,000 (2)	0	0	0	0
Long-Term Incentives:
Acceleration or Continued Vesting of Unvested Stock Options, RSUs or PBRSUs	0	7,635,363 (3)	(3)	0	0	1,643,868 (4)
Total:	500,000	8,660,363	(3)	0	0	1,643,868

(1)

Mr. Cave’s severance payment following a termination without “Cause” or a resignation for “Good Reason” (as those terms are defined in his employment agreement), whether or not following a Change in Control, is equal to one year of annual base salary. Mr. Cave’s base salary at the end of the 2021 fiscal year was $500,000.

(2)

In the event that we terminate Mr. Cave’s employment without Cause, or he resigns for Good Reason, other than in connection with a Change in Control, Mr. Cave is entitled to any bonus earned but unpaid for the performance cycle immediately preceding the date of termination and a pro rata portion of his bonus, if any, for the then-current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Cave’s date of termination was December 31, 2021, that the applicable performance cycle for the prorated bonus entitlement was the 2021 Bonus Program and that his bonus under the 2021 Bonus Program was earned but unpaid at that time. Mr. Cave’s earned bonus for 2021 was $525,000. In addition to other benefits provided in his employment agreement, Mr. Cave is entitled to a cash payment following a termination without Cause or a resignation for Good Reason within 24 months following a Change in Control equal to his total annual target bonus under the 2021 bonus program. Such target bonus for 2021 was $375,000.

(3)

Because the HCC Committee has discretion to accelerate outstanding awards of equity under the SIP notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted in the event of a Change in Control, for purposes of this disclosure, we have assumed that the HCC Committee has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2021 and the exercise price, if any, of unvested options, RSUs or PBRSUs (including any 2020 Base PBRSUs and Upside PBRSUs) for which vesting might be accelerated.

(4)

The amount shown represents the value of the RSUs, which is based on the Company’s closing stock price on December 31, 2021, that will vest upon a qualified retirement and in accordance with the vesting schedules set forth in Mr. Cave’s 2019 and 2020 RSU award agreements.

As Bernard Gutmann, our former Executive Vice President, Chief Financial Officer and Treasurer, was no longer employed by the Company as of December 31, 2021, he would not be entitled to any payments upon a termination or in connection with a Change in Control as of such date.

ONSEMI 2021 PAY RATIO DISCLOSURE

For 2021, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than Mr. El-Khoury, our CEO) was $17,475;
•	the median of the annual total compensation of all U.S.-based non-manufacturing employees of our Company (other than Mr. El-Khoury, our CEO) was $185,424; and
•	the annual total compensation of Mr. El-Khoury was $15,932,340.

Based on this information, for 2021, the ratios of the annual total compensation of Mr. El-Khoury to each of the median of the annual total compensation of all employees and the median of the annual total compensation of all U.S.-based non-manufacturing employees were 912 to 1 and 86 to 1, respectively.

The pay ratios included in this information are reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K (“Regulation S-K”) promulgated under the Securities Act of 1933, as amended. We describe the

onsemi 2022 Proxy Statement     67

onsemi 2021 Pay Ratio Disclosure

methodology and the material assumptions, adjustments and estimates that we used to calculate the total compensation of our CEO for 2021, to identify the median of each of the annual total compensation of all of our employees and the annual total compensation of all of our U.S.-based non-manufacturing employees and to determine the annual total compensation of each of the “median employee” and “median U.S. non-manufacturing employee” below. Because SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

During the fiscal year ended December 31, 2021, there was no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. That being said, the median employee identified for purposes of calculating the pay ratio for the year ended December 31, 2020 no longer works for the Company. Accordingly, for purposes of calculating the 2021 pay ratio, we used a new median employee identified using the same methodology as in the prior year.

For purposes of identifying each of our median employee and our median U.S. non-manufacturing employee (the “Median Employees”), we used our global employee population as of October 31, 2021, identified based on our human resources system of record. To identify the Median Employees from our employee population, we utilized a compensation measure consisting of base pay, overtime pay and short-term incentive compensation, which includes all commissions and bonuses (“Cash Compensation”). We did not annualize the compensation of permanent employees included in the sample who were hired in 2021 but did not work for us or our consolidated subsidiaries for the entire fiscal year. We also utilized the Company’s calculated corporate treasury exchange rate for January 2022 to convert pay received by our international employees to U.S. dollars, but we did not make any cost-of-living adjustments in identifying the Median Employees. We determined that annual equity awards, which are not widely distributed to our employees, and certain employee allowances, which are not uniformly distributed across our employee population, do not reasonably reflect the annual compensation of our employees, and therefore excluded such compensation from Cash Compensation. We identified and calculated the elements of the Median Employees’ total compensation for the 2021 fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Using this methodology, for purposes of 2021 compensation, we determined that the “median employee” was a full-time operator located in China and the “median U.S. non-manufacturing employee” was a product marketing engineer located in Phoenix, Arizona.

HEDGING RESTRICTIONS

Under the Insider Trading Policy, officers, Directors and certain other specified key employees who have regular access to financial or other material information about the Company prior to the time the information is disclosed to the public (the “onsemi Insiders”) may not engage in short sales of Company securities or buy or sell financial instruments, including, without limitation, puts, calls or other derivatives of Company securities, prepaid variable forwards, equity swaps, collars and exchange funds, or otherwise engage in hedging or monetization transactions, in any such case that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities or that otherwise have economic consequences comparable to the same. The onsemi Insiders are also prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Each onsemi Insider is also responsible for transactions of specified family members and controlled entities and such transactions are subject to the same restrictions as if entered into for the account of the onsemi Insider. All other employees who are not onsemi Insiders are also encouraged to adhere to these special rules.

HUMAN CAPITAL AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the HCC Committee during the 2021 fiscal year were Gilles Delfassy, Paul A. Mascarenas, Christine Y. Yan and Gregory L. Waters. None of the members of the HCC Committee during 2021 is, nor has any such member been, an officer or employee of the Company or any of its subsidiaries. During the 2021 fiscal year, none of the members of the HCC Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. During the 2021 fiscal year, none of our executive officers served on the board of directors or compensation committee of any other entity that had one or more of its executive officers serving on our Board or HCC Committee. None of our current or past executive officers has served on the HCC Committee.

68     onsemi 2022 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of disclosure controls and procedures that may have a material impact on the financial statements of the Company (including internal control over financial reporting) and the qualifications, independence and performance of its independent registered public accounting firm. It has the sole authority and responsibility to select, oversee and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.

The Audit Committee, comprised at the time of four independent Outside Directors and operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; (iii) received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and CEO and the CFO financial reporting certifications required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC. Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K.

It is not the duty of the Audit Committee to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with GAAP or to plan or conduct audits. Those are the responsibilities of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

This report is submitted by the Audit Committee.

        Susan K. Carter

        Atsushi Abe

        Alan Campbell

        Bruce E. Kiddoo

onsemi 2022 Proxy Statement     69

PRINCIPAL STOCKHOLDERS

Except as discussed in the footnotes below, the following table sets forth, as of December 31, 2021, certain information regarding any person who is a beneficial owner of more than 5% of our common stock. The percentages of class amounts set forth in the table below are based on 432,472,818 shares of common stock outstanding on December 31, 2021. The information with respect to the number of shares of common stock that the persons listed below beneficially own includes sole or shared voting power or investment power and is based solely on the information most recently filed by such persons with the SEC under the Exchange Act.

	Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	41,259,697 (1)	9.6%

FMR LLC 245 Summer Street Boston, Massachusetts 02210	42,642,157 (2)	9.88%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	40,168,286 (3)	9.32%

(1)

Based solely on the information contained in its Schedule 13G/A, Amendment No. 3 filed with the SEC on February 3, 2022, BlackRock, Inc. (“BlackRock”) is the beneficial owner of 41,259,697 shares of our common stock. BlackRock has the sole power to dispose or direct the disposition of 41,259,697 shares of our common stock and no shared dispositive power. BlackRock has the sole power to vote or direct the voting of 38,750,748 shares of our common stock and no shared voting power. The shares are beneficially owned through the following entities: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd.

(2)

Based solely on the information contained in a Schedule 13G/A (Amendment No. 6) filed with the SEC by FMR LLC (“FMR”) and Abigail P. Johnson on February 9, 2022, FMR and Ms. Johnson are the beneficial owners of 42,642,157 shares of our common stock. FMR has sole power to vote or direct the vote with respect to 4,982,484 shares that it beneficially owns and no shared voting power. It has sole power to dispose or direct the disposition of 42,642,157 shares that it beneficially owns and no shared dispositive power. The shares are beneficially owned through the following entities: Fiam LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research (Hong Kong) Limited, Fidelity Management & Research Company LLC (“FMR Co. LLC”) (which beneficially owns 5% or greater of the shares of the class being reported on) and Strategic Advisers LLC. Ms. Johnson is a director, the Chairman and the Chief Executive Officer of FMR. Ms. Johnson and other members of the Johnson family own directly or indirectly 49% of the voting power of FMR, and they and all of the Series B stockholders have entered into a voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of such shares. They do not, however, have the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by FMR Co. LLC, a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(3)

The number of shares of common stock for The Vanguard Group, Inc. (“Vanguard”) is based solely on the information contained in the Schedule 13G/A (Amendment No. 9) filed with the SEC on February 10, 2022. Vanguard has the sole power to dispose or to direct the disposition of 39,549,395 shares it beneficially owns, does not have the sole power to vote or to direct the vote of any of the shares it beneficially owns, has shared power to vote or to direct the vote of 323,743 shares it beneficially owns and has shared power to dispose or direct the disposition of 618,891 shares it beneficially owns.

70     onsemi 2022 Proxy Statement

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth, as of March 1, 2022, except as otherwise noted, certain information regarding beneficial ownership of our common stock by each Director, each NEO and our Directors and executive officers as a group. The percentages of class amounts set forth in the table below are based on 433,637,077 shares of common stock outstanding on March 1, 2022. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 1, 2022 through the exercise of any stock option or similar security, or the vesting of RSUs, excluding PBRSUs, the vesting of which is based on performance. Each of the named individuals in the following table has sole voting and investment power with respect to the shares shown other than any property rights of spouses.

	Common Stock

Name of Beneficial Owner	Number of Shares Owned	Right to Acquire (1)	Total	Percentage of Class

NEOs

Hassane El-Khoury	85,854	—	85,854	*

Thad Trent	38,516	—	38,516	*

Vincent C. Hopkin	125,367	17,864	143,231	*

Simon Keeton	114,521	17,864	132,385	*

Ross F. Jatou	30,427	3,722	34,149	*

George H. Cave	180,764	15,751	196,515	*

Bernard Gutmann (2)	485,926	25,644	511,570	*

Directors and nominees for Director (excluding CEO)

Atsushi Abe	168,163	—	168,163	*

Alan Campbell	85,697	—	85,697	*

Susan K. Carter	9,289	—	9,289	*

Thomas L. Deitrich	9,711	—	9,711	*

Gilles Delfassy	52,043	—	52,043	*

Emmanuel T. Hernandez (3)	113,211	—	113,211	*

Bruce E. Kiddoo	8,175	—	8,175	*

Paul A. Mascarenas	81,981	—	81,981	*

Gregory L. Waters	25,175	—	25,175	*

Christine Y. Yan	35,930	—	35,930	*

All Directors and Executive Officers as a group (17 persons)	1,650,750	80,845	1,731,595	*

*	Less than 1% of the total voting power of the outstanding shares of common stock.

(1)

This number includes shares of common stock issuable upon: (i) the exercise of options that are exercisable within 60 days of March 1, 2022; (ii) the vesting of RSUs that vest within 60 days of March 1, 2022; and (iii) the vesting of PBRSUs for which the performance criteria has been achieved and that vest within 60 days of March 1, 2022.

(2)	This number reflects Mr. Gutmann’s beneficial ownership of our common stock as of March 31, 2021, which is the most recent practicable date for which such information was available.

(3)	This number reflects the Mr. Hernandez’s beneficial ownership of our common stock as of April 3, 2021, which is the most recent practicable date for which such information was available.

onsemi 2022 Proxy Statement     71

SHARE-BASED COMPENSATION PLAN INFORMATION

The following table sets forth share-based compensation plan information as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity Compensation Plans Approved By Security Holders (2)	6,164,659 (3)	$0.00	50,446,144 (4)

Equity Compensation Plans Not Approved By Security Holders	—	—	—

Total	6,164,659		50,446,144
(1)

Calculated without taking into account shares of common stock subject to outstanding RSUs and PBRSUs (including any additional shares that may be earned based on performance for the latter) that will become issuable as those units vest without any cash consideration or other payment required for such shares.

(2)	Consists of the SIP and the ESPP.

(3)

Includes 6,164,708 shares of common stock subject to RSUs and PBRSUs, which entitle each holder to one (or, in the case of PBRSUs, a maximum of two) share(s) of common stock for each unit that vests over the holder’s period of continued service or based on the achievement of certain performance criteria. This amount excludes purchase rights accruing under the ESPP that has a stockholder-approved reserve of 34,500,000 shares. As of December 31, 2021, there were approximately 8.2 million shares available for issuance under the ESPP. See footnote (4).

(4)

Includes 8,226,481 shares of common stock reserved for future issuance under the ESPP and 42,219,663 shares of common stock available for issuance under the SIP, as adjusted to account for full-value awards, which reduce the shares of common stock available for future issuance at a fungible ratio of 1:1.58 for each full-value award previously awarded. However, if an award under the SIP is forfeited, terminated, canceled, expires or is paid in cash, the shares subject to such award, to the extent of the forfeiture, termination, cancellation, expiration or cash payment, may be added back to the shares available for issuance under the SIP on a 1:1 basis for options and SARs and on a 1.58:1 basis for other awards.

RELATED PARTY TRANSACTIONS

As set forth in the Audit Committee’s charter, unless submitted to another comparable independent body of the Board, and to the extent required under applicable federal securities laws and related rules and regulations and/or Nasdaq listing standards, related party transactions are submitted to the Audit Committee for review and oversight. We have a written policy on related party transactions (the “Policy”) to which all employees are required to adhere. The Policy provides for review and oversight requirements and related procedures with respect to transactions in which: (i) the Company was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) any related party had, has or will have a direct or indirect material interest. The Policy intentionally defines “related party” to not only include parties set forth under the definitions contained in SEC rules but also to include additional parties such as commonly controlled affiliates of the Company, certain investments in other entities and employee trusts. All related party transactions must be reviewed by our Corporate Controller’s Office, in conjunction with our Law Department, for potential conflict of interest situations and related matters on an ongoing basis. When review and oversight by the Audit Committee (or other independent body) is required, the Audit Committee (or other independent body) must be provided the details of such transactions, including, but not limited to, the terms of the transaction, the business purpose of the transaction and the benefits to the Company and to the other party. Although the Policy has not set standards for review or approval of related party transactions, our Audit Committee (or other independent body), Corporate Controller’s Office and Law Department seek to ensure that all related party transactions are conducted at arm’s-length, on terms that are fair to the Company and in the best interests of the Company and its stockholders. Since January  1, 2021, there have been no related party transactions that are required to be reported as such under SEC rules.

MISCELLANEOUS INFORMATION

Solicitation of Proxies

The cost of soliciting proxies will be borne by us. We have retained Georgeson LLC (“Georgeson”) under an agreement to assist in the solicitation of proxies for the Annual Meeting. We have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement and to limit its aggregate liability for its services. The estimated cost for such services is $12,250, plus additional fees relating to telephone solicitation of proxies and upon the

72     onsemi 2022 Proxy Statement

Miscellaneous Information

occurrence of certain other contingencies, as well as other customary costs. In addition to the above services, we will request Brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use our directors, officers and/or regular employees, who will not be specially compensated, to solicit proxies personally or by telephone, email, facsimile or special delivery letter.

Annual Report/Form 10-K

Our 2021 annual report to stockholders (the “Annual Report”), which includes the Form 10-K (without certain exhibits that are excluded from the Annual Report pursuant to Rule 14a-3(b) of the Exchange Act), is being delivered concurrently with this proxy statement to all stockholders of record as of the Record Date. Those exhibits that are excluded from the Annual Report as described above are available for the cost of photocopying. To receive a copy, please write to: Investor Relations, ON Semiconductor Corporation, 5005 East McDowell Road, Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; send an email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.

Stockholders Sharing the Same Address

If you hold your shares in “street name” and share the same address as another stockholder, you will receive only one Internet Notice or set of proxy materials, including the Annual Report, unless you have provided contrary instructions. If you hold your shares in “street name” and wish to receive a separate Internet Notice or set of proxy materials, or if you share the same address as another stockholder and are receiving multiple Internet Notices or sets of proxy materials and wish to receive only one Internet Notice or set of proxy materials, you will need to contact your Broker. Registered holders are each provided an Internet Notice or set of proxy materials; however, if you are a registered holder and would like an additional copy or, alternatively, if you share the same address as another stockholder and (i) are receiving a single Internet Notice or set of proxy materials and wish to receive multiple Internet Notices or sets or (ii) are receiving multiple Internet Notices or sets of proxy materials and wish to receive only one Internet Notice or set, please write to: Investor Relations, ON Semiconductor Corporation, 5005 East McDowell Road, Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; send an email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com. We will promptly provide a copy as requested.

Other Business

Other than the proposals set forth in this proxy statement, we do not intend to bring, and we are not currently aware of, any other matters to be voted on at the Annual Meeting. If, however, other matters are properly presented at the Annual Meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.

Stockholder Communications with the Board of Directors

We have a process by which our stockholders can send communications to the Board, and every effort is made to ensure that the Board or individual Directors, as applicable, hear the views of our stockholders so that appropriate responses can be provided to our stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary, Pamela Tondreau, at the address of our principal executive office, located at 5005 East McDowell Road, Phoenix, Arizona 85008, with a request to forward the same to the intended recipient. Substantive communications will generally be forwarded to the Board.

Stockholder Nominations and Proposals

Stockholders may present, and our GS Committee will consider, proposals for action at a future meeting if they comply with our Bylaws and SEC rules. Pursuant to our Bylaws, a special meeting of stockholders may be called upon the written request (a “Special Meeting Request”) of stockholders who hold in the aggregate at least 25% of the voting power of our outstanding capital stock that is entitled to vote on the matters to be brought before the meeting. Subject to the provisions of our Bylaws, a special meeting so requested will be held at such date, time and place as may be fixed by the Board but not more than: (i) 120 days after receipt by our Secretary of the Special Meeting Request if the request relates to matters other than the election of Directors; and (ii) 180 days after receipt by our Secretary of the Special Meeting Request if the

onsemi 2022 Proxy Statement     73

Miscellaneous Information

request relates to the election of Directors. The requesting stockholders are required to provide specified information as provided in our Bylaws relating to the matters to be considered at the special meeting. Unless the Board determines otherwise, the 2023 Annual Meeting will be held on May 25, 2023. Under SEC rules, stockholder proposals for the 2023 Annual Meeting must be received at our principal executive office, located at 5005 East McDowell Road, Phoenix, Arizona 85008, not later than December 7, 2022 to be considered for inclusion in next year’s proxy statement. The notice accompanying any stockholder proposal must set forth: (i) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the sponsoring stockholder as they appear on our books; (iii) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice; and (iv) any material interest of the sponsoring stockholder in such proposal. Proposals to be presented at such annual meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our Bylaws. Additionally, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 27, 2023.

Subject to advance notice provisions contained in our Bylaws, a stockholder of record may propose the nomination of someone for election as a Director at our annual meeting of stockholders by timely written notice to our Secretary. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of Directors (including such person’s written consent to being named in the proxy statement as a nominee); (ii) the name and address of the nominating stockholder, as they appear on our books; and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice. Generally, a notice is timely if received by our Secretary not less than 90 days (by February 24, 2023) or more than 120 days (by January 25, 2023) before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. In addition, not more than 10 days after a request from our Secretary, the nominating or sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination or stockholder proposal that does not comply with the above procedure and other procedures described in our Bylaws will be disregarded. You may contact our Secretary at the principal executive office to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations or proposals. If any such matter is brought before an annual meeting, our management will use its discretionary authority to vote the shares subject to the proxies as the Board may recommend, to the extent allowed by our Bylaws and applicable law.

PAMELA TONDREAU

Executive Vice President, Chief Legal Officer, Chief Compliance

Officer and Secretary

Dated: April 6, 2022

74     onsemi 2022 Proxy Statement

ON SEMICONDUCTOR CORPORATION 5005 EAST MCDOWELL ROAD PHOENIX, AZ 85008 ATTN: LAW DEPARTMENT
SCAN TO
VIEW MATERIALS & VOTE w
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by ON Semiconductor Corporation (“we” or the “Company”) in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D71272-P64883 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
ON SEMICONDUCTOR CORPORATION
The Board of Directors recommends a vote FOR each of the listed director nominees:
1. To elect ten directors, each for a one-year term expiring at the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until the earlier time of their death, resignation or removal.
Nominees:
1a. Atsushi Abe 1b. Alan Campbell 1c. Susan K. Carter 1d. Thomas L. Deitrich 1e. Gilles Delfassy 1f. Hassane El-Khoury 1g. Bruce E. Kiddoo 1h. Paul A. Mascarenas 1i. Gregory L. Waters 1j. Christine Y. Yan
For Against Abstain
The Board of Directors recommends a vote FOR Proposals For Against Abstain 2 and 3.
2. Advisory (non-binding) resolution to approve the compensation of our named executive officers.
3. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.
NOTE: To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.
Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
D71273-P64883
ON SEMICONDUCTOR CORPORATION Annual Meeting of Stockholders May 26, 2022, 8:00 a.m. local time This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Alan Campbell, Hassane El-Khoury and Pamela Tondreau, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ON Semiconductor Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. (local time), on May 26, 2022, at the Company’s principal executive office at 5005 East McDowell Road, Phoenix, AZ 85008, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side